As filed with the Securities and Exchange Commission on June 17, 2009

Registration No. 333-159514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPEN TEXT CORPORATION

(Exact name of registrant as specified in its charter)

Canada	7373	98-0154400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

OPEN TEXT CORPORATION

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L0A1

(519) 888-7111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Open Text, Inc.

100 Tri-State, International Parkway, 3rd Floor

Lincolnshire, IL 60069

(847) 267-9330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Brown McKenna Long & Aldridge LLP 303 Peachtree Street Atlanta, Georgia 30308 (404) 527-4000	Brian K. Beard Michael S. Ringler Wilson Sonsini Goodrich & Rosati, PC 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746 (512) 338-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. OPEN TEXT MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NEITHER AN OFFER TO SELL THESE SECURITIES, NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUBJECT TO COMPLETION, DATED JUNE 17, 2009

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

Dear Stockholder:

We are pleased to deliver the enclosed proxy statement/prospectus relating to the proposed acquisition of Vignette Corporation by Open Text Corporation.

You are cordially invited to attend a special meeting of stockholders of Vignette, which will be held on July 21, 2009, beginning at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas 78701. At the special meeting, Vignette stockholders will be asked to adopt and approve the merger agreement that Vignette has entered into with Open Text and Scenic Merger Corp., an indirect wholly-owned subsidiary of Open Text, and the transactions contemplated thereby. If the merger agreement is adopted and approved and the transactions contemplated thereby are approved, and the other conditions in the merger agreement are satisfied or waived, Open Text will acquire Vignette, and each share of outstanding common stock of Vignette will be converted into the right to receive $8.00 in cash without interest and 0.1447 shares of Open Text common stock.

The shares of Open Text common stock to be issued in the merger are listed on the Nasdaq Global Select Market under the symbol “OTEX” and on the Toronto Stock Exchange under the symbol “OTC.” On June 16, 2009, the closing sale price of Open Text common stock was $35.79 per share.

AFTER CAREFUL CONSIDERATION, VIGNETTE’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF VIGNETTE AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

The accompanying proxy statement/prospectus provides a detailed description of the merger agreement and the proposed merger. We urge you to read the enclosed materials closely. Please pay particular attention to the Risk Factors beginning on page 28 for a discussion of risks related to the merger.

Your vote is important. Because adoption and approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of holders of at least a majority of the outstanding shares of Vignette common stock, a failure to vote will have the same effect as a vote against the merger. WHETHER OR NOT YOU INTEND TO VOTE IN PERSON AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote personally.

Sincerely,

Michael A. Aviles

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Open Text common stock to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated June     , 2009 and is first being mailed to stockholders on or about June     , 2009.

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Vignette Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of Vignette stockholders will be held on July 21, 2009, beginning at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas 78701 for the following purpose:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger by and among Open Text Corporation, referred to herein as Open Text, Scenic Merger Corp., an indirect wholly-owned subsidiary of Open Text, and Vignette, dated as of May 5, 2009, and the transactions contemplated thereby;

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby; and

3. With discretionary authority, upon such other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting.

The proposed merger is described in more detail in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

Only Vignette stockholders of record at the close of business on June 17, 2009 are entitled to notice of and to vote at the special meeting. A majority of the shares of Vignette common stock outstanding on the record date must be voted in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby in order for the merger to be completed. A majority of the shares represented at the meeting in person or by proxy must be voted in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

All Vignette stockholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Of course, voting by proxy will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Your failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, but will reduce the number of votes required to approve such proposal.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF VIGNETTE HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF VIGNETTE AND ITS STOCKHOLDERS AND IT RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND TO VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

By Order of the Board of Directors:

Bryce M. Johnson, Secretary

Austin, Texas

June    , 2009

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Open Text Corporation, referred to herein as Open Text, and Vignette Corporation, referred to herein as Vignette, from other documents that are not included in, or delivered with, the proxy statement/prospectus.

Open Text will provide you with copies of such documents relating to Open Text (excluding all exhibits unless Open Text has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Open Text Corporation

Attn: Corporate Secretary

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L0A1

(519) 888-7111

Vignette will provide you with copies of such documents relating to Vignette (excluding all exhibits unless Vignette has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Vignette Corporation

Attn: Corporate Secretary

1301 South MoPac Expressway

Austin, Texas 78746

(512) 741-4300

If you would like to request documents, Open Text or Vignette must receive your request by July 14, 2009 (which is five business days prior to the date of the special meeting) in order to ensure that you receive them prior to the special meeting. See “Where You Can Find More Information” beginning on page 114.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement/prospectus?

A:	Open Text Corporation, referred to herein as Open Text, has agreed to acquire Vignette Corporation, referred to herein as Vignette, under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger” beginning on page 59 and “Terms of the Merger Agreement” beginning on page 82 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

To complete the merger, Vignette stockholders must vote to adopt and approve the merger agreement and the transactions contemplated thereby, and all other conditions to the merger must be satisfied or waived. Vignette will hold a special meeting of its stockholders to obtain this approval.

This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting of the stockholders of Vignette. You should read this proxy statement/prospectus carefully.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed proxy card allows you to vote your Vignette shares without attending the special meeting. For more specific information on how to vote, please see the questions and answers below.

Q:	Why are Open Text and Vignette proposing this transaction? (see pages 65 and 73)

A:	The Open Text and Vignette boards of directors have each unanimously approved the merger agreement and have determined that the merger agreement and the merger are advisable and in the best interests of their respective stockholders. In reaching these decisions, the Open Text and Vignette boards of directors considered the terms and conditions of the merger agreement and the ancillary agreements, as well as a number of other factors.

Q:	What will happen in the merger? (see page 82)

A:	In the merger, Vignette and an indirect wholly-owned subsidiary of Open Text will merge and, as a result, Vignette will become an indirect wholly-owned subsidiary of Open Text.

Q:	What will I receive in exchange for my Vignette common stock in the merger? (see page 82)

A:	For each outstanding share of Vignette common stock you own, assuming you do not exercise appraisal rights, you will receive the merger consideration of $8.00 in cash without interest (referred to herein as the “cash consideration”), and 0.1447 shares of Open Text common stock (referred to herein as the “stock consideration” and together with the cash consideration, the “merger consideration”). You will receive cash in lieu of any fractional share of Open Text common stock that you would be entitled to receive in the merger.

Q:	How will the merger affect stock options to acquire Vignette common stock? (see page 82)

A:	As a result of the merger, all outstanding and unexercised stock options under Vignette’s stock option plans and agreements, including stock options held by executive officers and directors of Vignette, will fully vest and become exercisable immediately prior to the closing of the merger. Persons who exercise their stock options prior to the effective time of the merger will be entitled to receive the merger consideration, on the same basis as the other Vignette stockholders. Unexercised stock options will be cancelled immediately prior to the effective time of the merger and converted into the right to receive a payment, if any, in cash and/or shares of Open Text common stock, as discussed below.

If the per share exercise price of an unexercised Vignette stock option is less than $8.00, the stock option will be converted into the right to receive (i) cash consideration equal to the product of (A) $8.00 less the applicable per share exercise price of the Vignette stock option, and (B) the number of shares subject to the unexercised Vignette stock option; and (ii) stock consideration of a number of shares of Open Text common stock equal to the product of (A) 0.1447, and (B) the number of shares subject to the unexercised Vignette stock option. An amount necessary to satisfy the applicable minimum withholding tax obligation will be withheld from the cash consideration to be received pursuant to (i) above and then, if necessary, from the number of shares of Open Text common stock issued pursuant to (ii) above. For this purpose, the value of the stock consideration will be based on the most recent closing price of Open Text common stock prior to the date of the closing of the merger.

If the per share exercise price of a Vignette stock option is less than the value of the per share merger consideration (consisting of the cash consideration and the stock consideration), but greater than or equal to $8.00, such outstanding and unexercised Vignette stock option will be converted into the right to receive in shares of Open Text common stock, an amount equal to the product of (i) the value of the merger consideration less the applicable per share exercise price of the Vignette stock option, and (ii) the number of shares subject to the unexercised Vignette stock option. The number of shares of Open Text common stock to be issued will be reduced by the amount necessary to satisfy the applicable minimum withholding tax obligation. For purposes of calculating the value of the merger consideration, the value of the stock consideration will be based on the most recent closing price of Open Text common stock prior to the date of the closing of the merger.

If the per share exercise price of a Vignette stock option is greater than the value of the per share merger consideration, such options will be cancelled at the closing of the merger and the holders of such options will not receive any merger consideration.

Q:	How will the merger affect restricted stock of Vignette? (see page 83)

A:	All outstanding shares of Vignette common stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition (e.g., transferability restrictions) under any restricted stock purchase agreement or other agreement or arrangement with Vignette that survives the consummation of the merger (referred to herein as restricted stock), will be converted automatically into the right to receive the merger consideration with respect to such shares. The merger consideration will be payable or distributable in accordance with the original vesting schedule of the restricted stock and will be subject to the same repurchase option and other conditions and/or terms relating to the restricted stock, including any requirement of continued employment through each vesting date.

Q:	How will the merger affect the Vignette Employee Stock Purchase Plans?

A:	As a result of the merger, Vignette will terminate its Employee Stock Purchase Plan and International Employee Stock Purchase Plan, referred to herein as the Vignette ESPPs, immediately prior to the closing of the merger. Vignette will take all necessary action to (i) terminate the current offering period and contribution period effective as of immediately prior to the closing of the merger, and (ii) provide that no further offering periods will commence under the Vignette ESPPs on or following the closing of the merger. Each outstanding right to purchase shares of Vignette common stock under the Vignette ESPPs will be exercised to purchase Vignette common stock on the date immediately prior to the closing of the merger in accordance with the terms of the applicable Vignette ESPP.

Q:	How much stock will the current stockholders own in the combined company?

A:

As of the closing of the merger, based on Open Text’s stock price on June 15, 2009, current Vignette stockholders will receive approximately 3,474,000 shares of Open Text common stock, which equates to approximately 6.3% of Open Text’s outstanding shares on a fully diluted basis as of June 15, 2009. Current

Vignette stockholders may, as a group, receive more shares of Open Text common stock as a result of option exercises and conversions. Additionally, Open Text currently beneficially owns approximately 996,000 shares of Vignette common stock that will be cancelled and extinguished pursuant to the terms of the merger agreement.

Q:	Am I entitled to appraisal rights? (see page 79)

A:	Under the Delaware General Corporation Law, holders of Vignette common stock who do not vote for the adoption and approval of the merger agreement and the transactions contemplated thereby have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount a Vignette stockholder would be entitled to receive under the merger agreement. Any holder of Vignette common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Vignette prior to the vote on the adoption and approval of the merger agreement and the transactions contemplated thereby and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement and the transactions contemplated thereby. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will the merger be taxable to me? (see page 76)

A:	Generally, yes. For U.S. federal income tax purposes, the merger will be a taxable transaction. Each Vignette stockholder will generally recognize gain or loss measured by the difference between (i) the amount of cash and fair market value of shares of Open Text stock received, and (ii) such stockholder’s tax basis in Vignette common stock exchanged. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 76 for a more detailed discussion of the U.S. federal income tax consequences of the merger. Tax matters are complicated and the tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Do persons involved in the merger have interests that may conflict with mine as a Vignette stockholder? (see page 74)

A:	Yes. When considering the recommendations of Vignette’s board of directors, you should be aware that a number of Vignette’s executive officers and directors have interests in the merger that are different from, or are in addition to, yours. These interests include the potential employment of certain of Vignette’s executive officers by Open Text after the merger, although no agreements have been entered into and no terms, conditions or understandings have been finalized, the acceleration of restricted stock granted to directors of Vignette, the acceleration of options granted to Vignette’s executive officers and directors, and the receipt of indemnification and liability insurance benefits by directors and officers of Vignette from Open Text. Additionally, certain executive officers of Vignette will be entitled to receive additional benefits upon or as a result of the consummation of the merger.

Q:	What stockholder approvals are required for the merger? (see page 56)

A:

The holders of a majority of the outstanding shares of Vignette common stock on the record date for the Vignette special meeting of stockholders must vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby. Abstentions and broker non-votes will have the same effect as voting against the adoption and approval of the merger agreement and the transaction contemplated thereby. Only holders of record of Vignette common stock at the close of business on June 17, 2009, referred to herein as the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 23,864,730 shares of Vignette common stock outstanding and entitled to vote at the special meeting.

The approval of the stockholders of Open Text is not required to complete the merger.

Q:	What stockholder approvals are required for the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby? (see page 56)

A:	The holders of a majority of the shares of Vignette common stock represented in person or by proxy at the special meeting of the stockholders must vote in favor of adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby for such proposal to be approved. Abstentions and broker non-votes will have the same effect as voting against any proposal to adjourn the special meeting.

Q:	Are there any stockholders already committed to voting in favor of adopting and approving the merger agreement and the transactions contemplated thereby? (see page 97)

A:	Yes. In connection with the execution of the merger agreement, the Vignette directors and executive officers, who collectively beneficially own approximately 2.35% of the voting power of Vignette common stock as of the record date, entered into voting agreements agreeing to vote for the proposed transaction. If the merger agreement terminates in accordance with its terms, these voting agreements also will terminate.

Q:	How does Vignette’s board of directors recommend that I vote on the proposals? (see page 55)

A:	The board of directors of Vignette unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby and vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Q:	Are there risks I should consider in deciding whether to vote for the merger? (see page 28)

A:	Yes. In evaluating the merger, you should carefully consider, among other matters, the factors discussed in the section titled “Risk Factors” beginning on page 28.

Q:	Do I need to send in my Vignette stock certificates now? (see page 83)

A:	No. You should not send in your Vignette stock certificates now. Promptly after the effective time of the merger, the exchange agent will provide stock certificate transmittal materials to the holders of Vignette common stock. The transmittal materials will contain instructions for surrendering Vignette stock certificates to the exchange agent in exchange for the merger consideration.

You bear the risk of delivery and should send your letter of transmittal by courier, by hand or by fax, with stock certificates delivered by courier or by hand, to the appropriate addresses shown on the letter of transmittal.

Q:	How many votes do I have? (see page 55)

A:	You have one vote for each share of Vignette common stock you own as of the record date for the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting? (see page 58)

A:	Yes. To assist in the solicitation of proxies, Vignette has engaged D.F. King & Co., Inc.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety. Then, we urge you to vote your shares of Vignette common stock by one of the following methods:

•	marking, signing, dating and returning your proxy card in the enclosed prepaid envelope;

•	submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card; or

•

attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a proxy from your broker to vote your shares in person.

Q:	What happens if I do not vote? (see page 56)

A:	The failure to vote in person or execute and return your proxy card or to submit a proxy by telephone or over the Internet will have the same effect as voting against the adoption and approval of the merger agreement and the transactions contemplated thereby. The failure to vote in person or execute and return your proxy card or to submit a proxy by telephone or over the Internet will not affect the outcome of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, but will reduce the number of votes required to approve such proposal.

Q:	What happens if I abstain? (see page 57)

A:	If you execute and return your proxy card or submit a proxy by telephone or over the Internet and vote “ABSTAIN” or if you vote “ABSTAIN” at the special meeting, this will have the same effect as voting against the adoption and approval of the merger agreement and the transactions contemplated thereby and against any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many Vignette stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with Vignette’s transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Vignette. As stockholder of record, you have the right to grant your proxy directly to Vignette or to vote in person at the Vignette special meeting of stockholders. Vignette has enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed or provided voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me? (see page 57)

A:	No. If you do not provide your broker with instructions on how to vote your shares that are held in street name, your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares.

If you do not give voting instructions to your broker and your broker submits a proxy card but does not vote your shares, you will, in effect, be voting against the adoption and approval of the merger agreement and the transactions contemplated thereby and against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement and the transactions contemplated thereby.

Q:	Can I change my vote? (see page 58)

A:	Yes. If you submit a proxy, you may revoke it at any time before the special meeting by:

•	delivering to the corporate secretary of Vignette a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the corporate secretary of Vignette a new, signed proxy with a date later than the proxy you wish to revoke;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

Q:	When and where will the vote take place? (see page 55)

A:	The Vignette special meeting of stockholders will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas 78701, on July 21, 2009, starting at 9:00 a.m. local time.

Q:	May I vote in person? (see page 58)

A:	You may vote in person at the special meeting, rather than signing, dating and returning your proxy card, if you own shares directly in your own name as the shareholder of record. However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card, to ensure that your shares are represented and voted at the special meeting. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Q:	Are there any conditions that must be satisfied prior to the completion of the merger? (see page 93)

A:	Yes. There are a number of conditions that must be satisfied before the completion of the merger, some of which are outside the parties’ control. See “Terms of the Merger Agreement — Conditions to Completion of the Merger” beginning on page 93.

Q:	When do you expect the merger to be completed? (see page 82)

A:	Open Text and Vignette are working to complete the merger as quickly as practicable and currently expect that the merger could be completed promptly after the special meeting of Vignette stockholders. However, Open Text and Vignette cannot predict the exact timing of the completion of the merger because it is subject to regulatory approvals and other conditions.

Q:	Whom do I call if I have questions about the special meeting or the merger? (see page 58)

A:	You should direct any questions regarding the special meeting of stockholders or the merger, including the procedures for voting your shares, to D. F. King & Co., Inc. toll-free at 1-800-967-4617.

SUMMARY TERM SHEET

This summary highlights selected information included in this proxy statements/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statements/prospectus and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about Open Text and Vignette into this proxy statements/prospectus. For a description of this information, see “Incorporation of Certain Documents by Reference” beginning on page 112. You may obtain the information incorporated by reference into this proxy statements/prospectus without charge by following the instructions in “Where You Can Find More Information” on page 114. Each item in this summary includes a page reference directing you to a more complete description of that item.

Cautionary Statement About Forward-Looking Statements

This proxy statements/prospectus, including information included or incorporated by reference in this proxy statements/prospectus, contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and business of Open Text and Vignette; (ii) the benefits of the merger between Open Text and Vignette, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; (iii) the expected tax consequences of the merger; (iv) Open Text’s and Vignette’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (vi) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward looking statements are based on current beliefs and expectations of Open Text and Vignette and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward looking statements. Factors that could cause actual results to differ materially from those expressed in such forward looking statements include those discussed in the “Risk Factors” section beginning on page 28. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Vignette stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

Information about the Parties

to the Merger -

Vignette (see page 104)

Vignette Corporation

Attn: Corporate Secretary

1301 South MoPac Expressway

Austin, Texas 78746

(512) 741-4300

Vignette provides Web content management, intranet solutions, social media, experience optimization, video, rich media and transactional content management solutions. Vignette’s solutions give organizations the capability to provide a personalized and highly engaging Web experience. In addition to creating high-value interactions through their Web presence, Vignette customers are also able to integrate systems and information from inside and outside the organization; manage the lifecycle of enterprise information; and collaborate by supporting ad-hoc and process-based information sharing.

Together, Vignette’s products and expertise help companies harness the power of their information and the Web to deliver high-value interactions, build communities online and meet users’ demands for any content, at anytime, anywhere, on the device of the user’s choosing.

Vignette was incorporated in Delaware on December 19, 1995. Vignette currently markets its products and services throughout the Americas, Europe, Asia and Australia. Vignette’s common stock is listed and traded on the NASDAQ Global Select Market under the symbol “VIGN.”

Vignette maintains a site on the Internet at www.vignette.com; however, information found on Vignette’s website is not part of this proxy statement/prospectus.

Open Text (see page 98)

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L0A1

(519) 888-7111

Founded in 1991, Open Text is an independent company that provides enterprise content management, or ECM, software solutions that help in the management of critical business content, including version revisions and compliance with regulatory requirements. Open Text’s primary ECM solution, Livelink, enables corporations to manage traditional forms of content such as images, office documents, graphics and drawings, as well as to manage electronic content, including web pages, email and video. Open Text’s solutions allow users to gain access to view and manage all information related to a transaction or business process, without having to switch applications. Open Text’s common stock is listed and traded on the Toronto Stock Exchange under the symbol “OTC” and the NASDAQ Global Select Market under the symbol “OTEX.” Open Text maintains a site on the Internet at www.opentext.com; however, information found on Open Text’s website is not part of this proxy statement/prospectus.

Scenic Merger Corp. is a direct wholly-owned Subsidiary of Open Text Inc., which in turn is an indirect wholly-owned subsidiary of Open Text.

Special Meeting of Vignette Stockholders (see page 55)

Vignette will hold a special meeting of its stockholders on July 21, 2009, at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas 78701. At the special meeting, you will be asked to vote on a proposal to adopt and approve the merger agreement and the transactions contemplated thereby. You will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

You may vote at the special meeting if you owned shares of Vignette common stock at the close of business on the record date, June 17, 2009. On that date, there were 23,864,730 shares of Vignette common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Vignette common stock you owned on the record date.

Stockholder Vote Required (see page 56)

The proposal to adopt and approve the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Vignette common stock outstanding on the record date. A failure to vote your shares or an abstention will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Vignette common stock represented in person or by proxy at the special meeting of the stockholders. Failure to vote your shares will not affect the outcome of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the merger agreement, but will reduce the number of votes required to approve such proposal. If you abstain from voting, either in person or by proxy, it will count as a vote against such proposal to adjourn the special meeting.

The Merger (see page 59 and Appendix A)

The merger agreement is attached to this document as Appendix A. You should read this agreement carefully, as it is the legal document that governs the merger of Scenic Merger Corp., an indirect wholly-owned subsidiary of Open Text referred to herein as Merger Sub, with and into Vignette, which will result in Vignette being an indirect wholly-owned subsidiary of Open Text.

Recommendation of Vignette’s Board of Directors (see page 55)

After careful consideration, on May 5, 2009 the Vignette board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Vignette and its stockholders and adopted and approved the merger agreement and the transactions contemplated thereby. The Vignette board of directors recommends that the stockholders of Vignette vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby and vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

In considering the recommendation of the Vignette board of directors with respect to the merger agreement and the transactions contemplated thereby, Vignette stockholders should be aware that some directors and officers of Vignette will receive benefits if the merger is completed that result in those persons having interests in the merger that are different from, or in addition to, the interests of Vignette stockholders.

Fairness Opinion of J.P. Morgan (see page 68)

J.P. Morgan Securities Inc., referred to herein as J.P. Morgan, has acted as exclusive financial advisor to Vignette in connection with the merger. At the May 5, 2009 meeting of the Vignette board of directors, J.P. Morgan delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Vignette board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by J.P. Morgan, the merger consideration of $8.00 in cash without interest per share and 0.1447 shares of Open Text common stock per share was fair, from a financial point of view, to the holders of the outstanding shares of Vignette common stock.

The full text of J.P. Morgan’s written opinion, dated May 5, 2009, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The J.P. Morgan opinion is not a recommendation as to how any holder of shares of Vignette common stock should vote with respect to the merger or any other matter. Vignette stockholders are urged to read the J.P. Morgan opinion in its entirety.

For services rendered in connection with the merger and the delivery of its opinion, Vignette paid J.P. Morgan $1.5 million upon delivery of its opinion. Additionally, Vignette has agreed to pay J.P Morgan 1.375% of the aggregate merger consideration, less the previously paid $1.5 million, valued at the time of consummation of the proposed merger, but only if the proposed merger is consummated. Based upon the closing price of Open Text common stock on June 16, 2009, Vignette would pay J.P. Morgan approximately $2.9 million upon consummation of the proposed merger, which when combined with the previously paid $1.5 million, would provide J.P. Morgan with a total fee of approximately $4.4 million. In addition, Vignette has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

Interests of Vignette’s Executive Officers and Directors in the Merger (see page 74)

A number of Vignette’s executive officers and directors have interests in the merger that are different from, or in addition to, your interests.

All optionholders, including the directors and officers of Vignette that are optionholders, will be entitled to acceleration of all of their stock options immediately prior to the closing of the merger. The directors of Vignette will also be entitled to acceleration of all of their restricted stock immediately prior to the closing of the merger.

In addition to the foregoing, Vignette officers and directors will also receive indemnification and liability insurance benefits in connection with the merger and certain of Vignette’s officers may be offered employment with Open Text, although no agreements have been entered into and no terms, conditions or understandings have been finalized. Additionally, certain executive officers of Vignette will be entitled to receive additional benefits upon or as a result of the consummation of the merger.

Material United States Federal Income Tax Consequences of the Merger (see page 76)

Each Vignette stockholder will generally recognize gain or loss measured by the difference between (i) the amount of cash and fair market value of shares of Open Text stock received, and (ii) such stockholder’s tax basis in Vignette common stock exchanged.

Accounting Treatment (see page 78)	Open Text will account for the merger under the acquisition method of accounting for business combinations.

Regulatory Approvals Required for the Merger (see page 78)

The merger is subject to antitrust laws. On May 18, 2009, Open Text and Vignette each made the required filings with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the HSR Act, and requested early termination of the required waiting period. However, Open Text and Vignette are not permitted to complete the merger until the applicable waiting periods under the HSR Act have expired or been terminated. The Department of Justice or the Federal Trade Commission, as well as a state or a private person, may challenge the merger at any time before or after its completion. If antitrust authorities request additional information or challenge the merger on antitrust grounds, such approvals may be delayed or may not be obtained.

In addition, the merger is contingent upon review by the Committee on Foreign Investment in the United States, referred to herein as CFIUS, pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, and as implemented by Executive Order 11858, as amended, and 31 C.F.R. Part 800. On June 4, 2009, Open Text and Vignette made a joint voluntary filing with CFIUS. The parties are not required to consummate the merger until CFIUS, or the President of the United States, issues a letter indicating that there are no unresolved issues that would affect the national security of the United States. As a condition of receiving such a letter the parties may enter into a mitigation agreement to exclude certain assets from the merger and/or assume certain obligations requested by the government to protect national security. In the absence of receiving such a letter or entering into a mitigation agreement the parties may withdraw the CFIUS Notification and/or the merger may be delayed or blocked.

Appraisal Rights (see page 79)

Under Delaware law, Vignette stockholders may have the right to receive an appraisal of the fair value of their shares of Vignette common stock in connection with the merger. To exercise appraisal rights, a Vignette stockholder must not vote for the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, must deliver to Vignette a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

A copy of Section 262 of the Delaware General Corporation Law, referred to herein as the DGCL, is included as Appendix D to this proxy statement/prospectus.

What Vignette Stockholders Will Receive in the Merger (see page 82)

Upon completion of the merger, each outstanding share of Vignette common stock, excluding any treasury shares and any shares held by Open Text, its subsidiaries, or any dissenting stockholder, will be converted into the right to receive the merger consideration of $8.00 in cash without interest, and 0.1447 shares of Open Text common stock. The total amount of merger consideration you will receive will be the product of the merger consideration per share multiplied by the number of shares of Vignette common stock you hold. No fractional shares of Open Text common stock will be issued in connection with the merger, as discussed below.

What Holders of Vignette Stock Options and Other Equity-Based Awards Will Receive in the Merger (see page 82)

Vignette Stock Options

As a result of the merger, all outstanding and unexercised stock options under Vignette’s stock option plans and agreements, including stock options held by executive officers and directors of Vignette, will fully vest and become exercisable immediately prior to the closing of the merger. Persons who exercise their stock options prior to the effective time of the merger will be entitled to receive the merger consideration, just like other Vignette stockholders. If persons holding such stock options choose not to exercise their stock options prior to the effective time of the merger, their stock options shall be cancelled immediately prior to the effective time of the merger and converted into the right to receive a payment, if any, in cash and/or shares of Open Text common stock. The applicable payment to which each Vignette optionholder will be entitled to receive, if any, is dependent on the per share exercise price of each Vignette stock option, as discussed below.

If the per share exercise price of a Vignette stock option is less than $8.00, the outstanding and unexercised shares of Vignette common stock subject to the stock option will be converted, as of the effective time of the merger, into the right to receive the following: (A) cash consideration equal to the product of (i) $8.00 less the applicable per share exercise price of the Vignette stock option, and (ii) the number of shares subject to the Vignette stock option as of the effective time of the merger; and (B) stock consideration of a number of shares of Open Text common stock equal to the product of (i) 0.1447, and (ii) the number of shares subject to the Vignette stock option as of the effective time of the merger. An amount necessary to satisfy the applicable minimum withholding tax obligation shall first be reduced from the cash consideration to be received pursuant to (A) above and then, if necessary, from the number of shares of Open Text common stock issued pursuant to (B) above. For this purpose, the value of the stock consideration will be based on the most recent closing price of Open Text common stock prior to the date of the closing of the merger.

If the per share exercise price of a Vignette stock option is less than the value of the per share merger consideration (consisting of the cash consideration and the stock consideration) that Vignette stockholders are entitled to receive, but greater than or equal to $8.00, such outstanding and unexercised Vignette stock option will be converted, as of the effective time of the merger, into the right to receive in shares of Open Text common stock, an amount equal to the product of (i) value of the merger consideration less the applicable per share exercise price of the Vignette stock option, and (ii) the number of shares subject to the Vignette stock option as of the effective time of the merger. The number of shares of Open Text common stock to be issued will be reduced in an amount necessary to satisfy the applicable minimum withholding tax obligation. For purposes of calculating the value of the merger consideration and the withholding, the value of the stock consideration will be based on the most recent closing price of Open Text common stock prior to the date of the closing of the merger.

If the per share exercise price of a Vignette stock option is greater than the value of the per share merger consideration, such options will be cancelled at the closing of the merger and the holders of such options will not receive any merger consideration.

Vignette Restricted Stock

As a result of the merger, all outstanding shares of Vignette common stock that, as of immediately prior to effective time of the merger, are unvested or subject to a repurchase option, risk of forfeiture or other condition (e.g., transferability restrictions) under any restricted stock purchase agreement or other agreement or arrangement with Vignette, in each case that survives the consummation of the merger (referred to herein as restricted stock), will be converted automatically at the effective time of the merger into the right to receive the merger consideration with respect to such shares. The merger consideration will be payable or distributable in accordance with the original vesting schedule and will be subject to the same repurchase option and other conditions and/or terms of the agreement, plan or arrangement relating to the restricted stock, including any requirement of continued employment through each vesting date. The right to any cash consideration will vest on the date the converted restricted stock would have otherwise vested pursuant to its original vesting schedule and will be paid at the first regularly scheduled payroll date of Open Text following each vesting date.

Procedures for Exchanging Vignette Common Stock Certificates (see page 83)

Promptly after the effective time of the merger, Mellon Investor Services, LLC, as the exchange agent for the merger, will establish an exchange fund to hold the merger consideration to be paid to Vignette stockholders in connection with the merger. The exchange agent will mail to each record holder of Vignette common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates or book-entry shares in exchange for the cash consideration and shares of Open Text common stock. Upon proper surrender of Vignette stock certificates or book-entry shares in accordance with the exchange agent’s instructions, the holder of such Vignette stock certificates or book-entry shares will be entitled to receive book-entry shares representing the number of whole shares of Open Text common stock issuable to such holder pursuant to the merger, the cash portion of the merger consideration issuable to such holder pursuant to the merger and cash in lieu of any fractional share of Open Text common stock issuable to such holder.

Fractional Shares (see page 84)

No fractional shares of Open Text common stock will be issued in connection with the merger. Instead, each holder of shares of Vignette common stock who would otherwise have been entitled to receive a fraction of a share of Open Text common stock will receive an amount of cash (without interest) determined by multiplying the fractional share interest by the average of the last sale prices of Open Text common stock, as reported on the Nasdaq Global Select Market, for the five trading days immediately preceding the closing, rounded to the nearest whole cent.

Representations and Warranties (see page 84)

The merger agreement contains customary representations and warranties made by Open Text and Merger Sub on the one hand, and Vignette on the other, relating to their respective businesses, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger or termination of the merger agreement, as further described below. The representations and warranties of each of Open Text, Merger Sub and Vignette have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Acquisition Proposals by Third Parties (see page 89)

The merger agreement contains provisions prohibiting Vignette from seeking a competing transaction, subject to certain exceptions described below. Under these “no solicitation” provisions, Vignette has agreed that neither it nor its subsidiaries, nor any of its officers and directors or its subsidiaries shall, and that it shall not permit or authorize its representatives to, directly or indirectly:

•     initiate, solicit or knowingly encourage the submission of an acquisition proposal or acquisition transaction;

•     furnish to any person (other than Open Text, Merger Sub or any designees of Open Text or Merger Sub) any materials or information relating to Vignette or any of its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other materials or information, or to the personnel of Vignette or any of its subsidiaries (other than Open Text, Merger Sub or any designees of Open Text or Merger Sub);

•     participate or engage in discussions or negotiations with one or more persons with respect to an acquisition proposal or an acquisition transaction;

•     approve, endorse or recommend an acquisition proposal;

•     enter into any letter of intent, memorandum of understanding or other contract contemplating an acquisition transaction; or

•     take any other action that would reasonably be expected to lead to any inquiries or the making of an acquisition proposal.

However, prior to the adoption and approval of the merger agreement and the transactions contemplated thereby at the special meeting, Vignette may, after providing written notice to Open Text, furnish information to and enter into discussions or negotiations with any person that enters into an acceptable confidentiality agreement with Vignette and makes an unsolicited bona fide acquisition proposal that the Vignette board of directors in good faith, after consultation with its outside counsel and financial advisor, concludes is likely to lead to, or constitutes, a superior proposal if, and only to the extent that, the Vignette board of directors determines in good faith, after consultation with outside counsel, that failing to take such action would be a breach of its fiduciary duties under applicable law. Vignette has agreed to provide Open Text with notice of any superior proposal it receives.

Open Text may terminate the merger agreement if the Vignette board of directors has withdrawn or modified in a manner adverse to Open Text its approval and recommendation to adopt and approve the merger agreement and the transactions contemplated thereby or if the Vignette board of directors approves or recommends another acquisition proposal. Likewise, Vignette may terminate the merger agreement if Vignette’s board of directors has authorized Vignette to enter into a definitive agreement to effect a superior proposal. If either Open Text or Vignette terminates the merger agreement in connection with these provisions, or in the additional circumstances described in “Terms of the Merger Agreement — Termination of the Merger Agreement and Termination Fee” beginning on page 94, Vignette has agreed to promptly pay Open Text a fee of approximately $10.9 million.

Conditions to Completion of the Merger (see page 93)

The respective obligations of Open Text and Vignette to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•     the merger agreement must be adopted and approved by the requisite affirmation vote of the holders of outstanding shares of Vignette common stock;

•     the waiting period applicable to the merger under the HSR Act shall have expired or terminated;

•     no governmental authority shall have enacted a law that renders the merger illegal or formally issued an injunction that is in effect and prohibits the merger;

•     the SEC shall have declared the registration statement of which this document is a part effective under the Securities Act and no stop order suspending the effectiveness of the registration agreement or this proxy statement/prospectus shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and no similar proceeding in respect of this proxy statement/prospectus shall have been initiated or threatened by the SEC;

•     the shares of Open Text common stock to be issued at the effective time of the merger must have been authorized for listing on the Nasdaq Global Select Market and conditionally approved for listing on the Toronto Stock Exchange;

•     any applicable notification from CFIUS that is required or sought by Open Text must have been obtained;

•     the representations and warranties of the other party set forth in the merger agreement must be true and correct, except where a failure to be true and correct would not have a material adverse effect on the party making the representations and warranties; and

•     the other party to the merger agreement must have performed in all material respects all of its obligations, agreements and covenants required by the merger agreement.

The obligations of Open Text and Merger Sub to complete the merger are also subject to various other conditions, including the following conditions:

•     Vignette’s delivery to Open Text of a certificate regarding the performance of Vignette’s obligations;

•     the amendment to the Stockholder Rights Agreement shall be in full force and effect; and

•     there must not have occurred, since the date of the merger agreement, any material adverse effect on Vignette and its subsidiaries that is continuing.

The obligation of Vignette to complete the merger is also subject to the following conditions:

•     Open Text’s and Merger Sub’s delivery to Vignette of a certificate regarding the performance of their obligations; and

•     there must not have occurred, since the date of the merger agreement, any material adverse effect on Open Text and its subsidiaries that is continuing.

Open Text and Vignette cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement and Termination Fee (see page 94)

The merger agreement may be terminated at any time before the effective time of the merger in the following manner:

•     by mutual written consent;

•     by either Open Text or Vignette, if Vignette’s stockholder approval has not been obtained at the special meeting;

•     by either Open Text or Vignette, if the merger has not been consummated by December 31, 2009;

•     by either Open Text or Vignette if any governmental authority enacts a law that renders the merger illegal or formally issues a permanent, final and non-appealable injunction or order that prohibits the merger;

•     by either Open Text or Vignette, if the other breaches its respective material covenants and such breach is not cured within 30 days;

•     by Open Text, if Vignette’s board of directors makes a change of recommendation with respect to the merger agreement, fails to issue a public statement reaffirming Vignette’s board recommendation of the merger agreement within ten days following the commencement of a tender offer or exchange that constitutes or would constitute an acquisition proposal or ten days following an acquisition proposal becoming public, or if Vignette has intentionally breached its obligations not to solicit an acquisition proposal; or

•     by Vignette, if its board of directors approves Vignette entering into a definitive agreement to effect a superior proposal.

If the merger agreement is terminated under certain circumstances, Vignette will be required to pay Open Text a termination fee equal to approximately $10.9 million.

Additionally, if the merger agreement is terminated under certain circumstances, Vignette will be required to pay Open Text all reasonable out-of-pocket expenses Open Text incurs in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $2 million.

Voting Agreements (see page 97)

Concurrently with the execution and delivery of the merger agreement, on May 5, 2009, Open Text entered into voting agreements with each of Thomas P. Kelly, Bryce Johnson, Somesh Singh, Gayle Wiley, each of whom is an executive officer of Vignette, and the members of the Vignette board of directors, including Michael A. Aviles, with respect to approximately 560,712 shares of Vignette common stock or approximately 2.35% of the shares of Vignette common stock outstanding on the record date, and stock options to purchase an aggregate of 894,190 shares of common stock of Vignette.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OPEN TEXT

The selected historical consolidated financial data of Open Text as of and for each of the five fiscal years in the period ended June 30, 2008 are derived from Open Text’s historical consolidated financial statements prepared using accounting principles generally accepted in the United States referred to as GAAP. The selected historical consolidated financial data for the nine months ended March 31, 2009 and 2008 are derived from unaudited historical consolidated financial statements for Open Text. The data below is only a summary and should be read in conjunction with Open Text’s consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 114 of this proxy statement/prospectus.

	Nine months ended March 31,		Fiscal Year Ended June 30,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)
(in thousands of U.S. Dollars, except per share data)
Statement of Income data:
Revenues:
License	$166,845	$150,952	$219,103	$182,507	$122,520	$136,522	$121,642
Customer support	300,816	268,524	363,580	287,570	183,878	179,178	108,812
Service and other	114,648	105,787	142,849	125,587	103,164	99,128	60,604

Total revenues	582,309	525,263	725,532	595,664	409,562	414,828	291,058

Cost of revenues:
License	12,670	11,296	15,415	13,652	11,196	11,540	10,784
Customer support	50,227	41,081	58,764	46,433	28,908	33,086	20,299
Service and other	89,898	86,552	117,037	105,955	83,469	81,367	47,319
Amortization of acquired technology-based intangible assets	34,171	30,900	41,515	36,206	18,900	16,175	7,211

Total cost of revenues	186,966	169,829	232,731	202,246	142,473	142,168	85,613

Gross profit	395,343	355,434	492,801	393,418	267,089	272,660	205,445

Operating expenses:
Research and development	87,335	78,120	107,206	79,102	58,469	65,139	43,616
Sales and marketing	138,605	121,466	172,873	150,958	104,225	114,553	87,362
General and administrative	54,604	52,233	69,985	61,092	44,960	46,110	22,795
Depreciation	8,847	9,645	12,017	13,846	11,103	11,040	7,103
Amortization of acquired customer-based intangible assets	29,529	23,006	30,759	24,586	9,199	8,234	4,095
Special charges (recoveries)	13,234	(122)	(418)	12,908	26,182	(1,724)	10,005

Total operating expenses	332,154	284,348	392,422	342,492	254,138	243,352	174,976

Income from operations	63,189	71,086	100,379	50,926	12,951	29,308	30,469

Other expense, net	(148)	(12,341)	(1,023)	1,742	(4,788)	(3,116)	217
Interest expense, net	(10,772)	(22,123)	(22,859)	(20,282)	1,487	1,377	1,210

Income before income taxes	52,269	36,622	76,497	32,386	9,650	27,569	31,896
Provision for (recovery of) income taxes	14,761	10,448	22,993	10,334	4,093	6,958	7,270

	Nine months ended March 31,		Fiscal Year Ended June 30,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)
(in thousands of U.S. Dollars, except per share data)
Net income before minority interest	37,508	26,174	53,504	22,052	5,557	20,611	24,626
Minority interest	51	422	498	392	579	252	1,328

Net income for the period	$37,457	$25,752	$53,006	$21,660	$4,978	$20,359	$23,298

Net income per share—basic	$0.72	$0.51	$1.04	$0.44	$0.10	$0.41	$0.53

Net income per share—diluted	$0.71	$0.49	$1.01	$0.43	$0.10	$0.39	$0.49

Weighted average number of Common Shares outstanding—basic	51,825	50,666	50,780	49,393	48,666	49,919	43,744

Weighted average number of Common Shares outstanding—diluted	53,122	52,424	52,604	50,908	49,950	52,092	47,272

Balance Sheet Data:
Cash and cash equivalents	$237,048	$215,762	$254,916	$149,979	$107,354	$79,898	$156,987
Working capital	$70,377	$128,467	$132,211	$67,774	$73,138	$28,928	$104,722
Total assets	$1,467,128	$1,394,375	$1,434,676	$1,326,845	$678,035	$640,936	$668,655
Long term liabilities	$530,501	$469,573	$491,980	$513,140	$57,108	$57,781	$57,971
Total Shareholders’ equity	$618,152	$634,903	$636,161	$524,068	$458,371	$415,755	$433,005

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIGNETTE

The selected historical consolidated financial data of Vignette as of and for each of the five fiscal years in the period ended December 31, 2008 is derived from Vignette’s audited historical consolidated financial statements prepared using accounting principles generally accepted in the United States, referred to as GAAP. The selected historical financial data for the three months ended March 31, 2009 and 2008 is derived from unaudited historical consolidated financial statements for Vignette. The data below is only a summary and should be read in conjunction with Vignette’s consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 114 of this proxy statement/prospectus.

	For the three months ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(in thousands of U.S. Dollars, except per share data)	(unaudited)	(unaudited)
Revenue:
Product license	$6,923	$9,741	$34,564	$56,059	$66,368	$70,316	$63,152
Services	26,996	35,011	139,982	133,735	131,206	120,359	114,775

Total revenue	33,919	44,752	169,546	191,814	197,574	190,675	177,927

Cost of Revenue
Product license	332	474	1,914	1,731	2,548	2,911	5,036
Amortization of acquired technology	1,310	1,254	5,166	5,016	5,017	6,267	10,115
Services	10,279	15,852	58,960	61,879	60,399	55,427	53,281

Total cost of revenue	11,921	17,580	66,040	68,626	67,964	64,605	68,432

Gross profit	21,998	27,172	103,506	123,188	129,610	126,070	109,495
Operating expenses:
Research and development	7,293	8,399	32,834	30,990	34,013	33,312	40,140
Sales and Marketing	11,313	15,373	57,202	62,041	70,192	68,080	74,441
General and administrative	4,518	4,790	18,394	19,564	17,941	20,291	18,571
Purchased in-process research and development, acquisition-related and other charges	—	—	—	—	—	270	7,609
Business restructuring (benefit) charges	131	(2)	3,720	(80)	150	(2,899)	18,083
Amortization of intangible assets	869	817	3,387	3,384	3,720	5,003	4,919

Total operating expenses	24,124	29,377	115,537	115,899	126,016	123,957	163,763

Income (loss) from operations	(2,126)	(2,205)	(12,031)	7,289	3,594	2,113	(54,268)
Other income, net	292	1,821	7,188	11,845	10,613	20,710	2,895

Income (loss) before provision for income taxes	(1,834)	(384)	(4,843)	19,134	14,207	22,823	(51,373)
Provision for (benefit from) income taxes	(56)	455	1,433	(5,691)	1,888	2,429	1,482

Net income (loss)	$(1,778)	$(839)	$(6,276)	$24,825	$12,319	$20,394	$(52,855)

Basic net income (loss) per share	$(0.08)	$(0.03)	$(0.27)	$0.90	$0.42	$0.70	$(1.86)

Diluted net income (loss) per share	$(0.08)	$(0.03)	$(0.27)	$0.89	$0.41	$0.68	$(1.86)

Shares used in computing basic net income (loss) per share	23,103	24,372	23,587	27,501	29,658	29,181	28,381
Shares used in computing diluted net income (loss) per share	23,103	24,372	23,587	27,783	29,878	29,807	28,381

Balance Sheet Data:
Cash and cash equivalents	$104,561	$98,818	$120,348	$94,201	$98,832	$124,104	$63,781
Working capital	$112,898	$119,508	$111,617	$112,142	$169,268	$165,319	$126,406
Total assets	$323,822	$355,191	$324,443	$378,133	$421,152	$417,161	$405,456
Long term liabilities	$1,804	$2,447	$2,076	$2,701	$5,316	$8,876	$13,688
Total Shareholders’ equity	$264,136	$281,020	$264,352	$296,832	$337,787	$330,109	$306,818

SUMMARY OF UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following summary unaudited pro forma condensed consolidated financial data reflects the proposed acquisition of Vignette by Open Text. This information is derived from and should be read in conjunction with unaudited pro forma condensed consolidated financial statements and related notes thereto included in this proxy statement/prospectus, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” on page 115, and the historical financial statements and notes thereto of Vignette and Open Text that are incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 is presented as if the acquisition of Vignette occurred on March 31, 2009. The unaudited pro forma condensed consolidated statements of income for the nine months ended March 31, 2009 and the fiscal year ended June 30, 2008 are presented as if the acquisition of Vignette had taken place on July 1, 2007 and was carried forward through to March 31, 2009 and June 30, 2008, respectively.

As Open Text has a fiscal year ending on June 30 and Vignette has a fiscal year ending on December 31, the pro forma condensed consolidated balance sheet combines the historical balances of Open Text as of March 31, 2009 with the historical balances of Vignette as of March 31, 2009, plus pro forma adjustments, and the pro forma condensed consolidated statements of income combine the historical results of Open Text for the year ended June 30, 2008 and for the nine months ending March 31, 2009 with the historical results of Vignette for the twelve months ending June 30, 2008 and the nine months ending March 31, 2009, respectively, plus pro forma adjustments. Vignette’s data has been calculated by combining its reported interim data for each quarter within the respective period.

The summary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2009:	Pro Forma Combined
(In thousands of U.S. Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$157,968
Short-term investments	38,562
Accounts receivable—net of allowance for doubtful accounts	134,030
Inventory	1,939
Income taxes recoverable	6,895
Prepaid expenses and other current assets	19,430
Deferred tax assets	17,167

Total current assets	375,991
Capital assets	45,862
Goodwill	665,056
Acquired intangible assets	468,465
Deferred tax assets	70,557
Other assets	18,859
Long-term income taxes recoverable	41,073

Total assets	$1,685,863

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$137,617
Current portion of long-term debt	3,407
Deferred revenues	226,918
Income taxes payable	5,100
Deferred tax liabilities	3,315

Total current liabilities	376,357
Long-term liabilities:
Accrued liabilities	20,549
Pension liability	15,790
Long-term debt	299,174
Deferred revenues	8,544
Long-term income taxes payable	51,472
Deferred tax liabilities	176,579

Total long-term liabilities	572,108
Share capital	575,524
Additional paid in capital	50,991
Accumulated other comprehensive income	28,159
Retained earnings (accumulated deficit)	82,724

Shareholders’ equity:	737,398

Total liabilities and shareholders’ equity	$1,685,863

	Pro Forma Combined
Unaudited Pro Forma Condensed Consolidated Statements of Income:	Nine months ended March 31, 2009	Year ended June 30, 2008
(In thousands of U.S. Dollars, except per share data)
Revenues:
License	$188,651	$264,867
Customer support	359,410	447,909
Service and other	147,199	199,477

Total revenues	695,260	912,253
Cost of revenues:
License	14,021	18,039
Customer support	59,843	72,193
Service and other	117,967	164,843
Amortization of acquired technology-based intangible assets	42,044	52,012

Total cost of revenues	233,875	307,087

Gross profit	461,385	605,166

Operating expenses:
Research and development	108,620	136,014
Sales and marketing	175,364	236,589
General and administrative	66,971	88,719
Depreciation	11,911	15,929
Amortization of acquired customer-based intangible assets	38,714	43,006
Special charges	17,324	(577)

Total operating expenses	418,904	519,680

Income (loss) from operations	42,481	85,486

Other income (expense)	1,675	736
Interest income (expense), net	(8,518)	(14,887)

Income (loss) before income taxes	35,638	71,335
Provision for (recovery of) income taxes	11,321	12,859

Income (loss) before minority interest	24,317	58,476
Minority interest	51	498

Net income (loss) for the year	$24,266	$57,978

Net income per share—basic	$0.44	$1.07

Net income per share—diluted	$0.43	$1.03

Weighted average number of Common Shares outstanding:
Basic	55,287	54,242
Diluted	56,584	56,066

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

PER SHARE INFORMATION

The following tables set forth information derived from Open Text’s and Vignette’s audited, unaudited and pro forma combined results.

Historical Open Text data includes (i) audited historical basic and diluted earnings per share for the year ended June 30, 2008, (ii) unaudited historical basic and diluted earnings per share for the nine months ended March 31, 2009, and (iii) unaudited historical book value per share of Open Text common stock as of March 31, 2009 and June 30, 2008.

Historical Vignette data includes (i) audited historical basic and diluted earnings per share for the year ended December 31, 2008, (ii) unaudited historical basic and diluted earnings per share for the three months ended March 31, 2009, and (iii) unaudited historical book value per share of Vignette common stock as of March 31, 2009 and December 31, 2008.

For the nine months ended March 31, 2009 and the twelve months ended June 30, 2008, unaudited pro forma combined and “combined equivalent” data includes (i) unaudited pro forma combined basic and diluted earnings per share, and (ii) unaudited pro forma combined book value per share of Open Text common stock (after giving effect to the merger) as of March 31, 2009 and June 30, 2008.

Open Text and Vignette have not paid any cash dividends for any of the periods presented. The unaudited pro forma combined equivalent for Vignette is derived based on the exchange ratio of 0.1447 shares of Open Text common stock for each share of Vignette common stock.

The information in the tables should be read in conjunction with the audited and unaudited consolidated financial statements of Open Text and Vignette, and the notes thereto, which are incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma condensed consolidated financial information and notes thereto included elsewhere herein. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the earnings, dividends or book value per share that would have been achieved had the merger been consummated as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

	Nine months ended March 31, 2009	Year ended June 30, 2008
Historical—Open Text
Basic earnings per share	$0.72	$1.04
Diluted earnings per share	$0.71	$1.01
Book value per share (at end of period)	$11.93	$12.53

	Three months ended March 31, 2009	Year ended December 31, 2008
Historical—Vignette
Basic earnings per share	$(0.08)	$(0.27)
Diluted earnings per share	$(0.08)	$(0.27)
Book value per share (at end of period)	$11.43	$11.21

	Nine months ended March 31, 2009	Year ended June 30, 2008
Unaudited Pro Forma—Combined
Basic earnings per share	$0.44	$1.07
Diluted earnings per share	$0.43	$1.03
Book value per share (at end of period)	$13.34	N/A

	Nine months ended March 31, 2009	Year ended June 30, 2008
Unaudited Pro Forma—Combined Equivalent—Vignette
Basic earnings per share	$0.06	$0.15
Diluted earnings per share	$0.06	$0.15
Book value per share (at end of period)	$1.93	N/A

COMPARATIVE MARKET PRICE INFORMATION

Vignette’s common stock currently trades on the Nasdaq Global Select Market under the symbol “VIGN.” As of the record date, June 17, 2009, Vignette had approximately 445 stockholders of record. Open Text’s common stock currently trades on the Nasdaq Global Select Market under the symbol “OTEX” and on the Toronto Stock Exchange under the symbol “OTC.” The following table sets forth the closing sale prices of the common stock of Open Text and the common stock of Vignette on May 5, 2009, the last trading day before the public announcement of the execution and delivery of the merger agreement, and June 16, 2009, the most recent date for which prices were practicably available prior to the date of this proxy statement/prospectus:

	Open Text	Vignette
Closing Price on May 5, 2009	$32.50	$9.02
Closing Price on June 16, 2009	$35.79	$12.97

The above tables show only historical comparisons. These comparisons may not provide meaningful information to Vignette stockholders in determining whether to approve the principal terms of the merger agreement and to approve the merger. Vignette stockholders are urged to obtain current market quotations for Open Text and Vignette common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt and approve the merger agreement and the transactions contemplated thereby. See “Where You Can Find More Information” on page 114.

Open Text has historically not paid cash dividends on its capital stock. Open Text currently intends to retain earnings, if any, for use in its business and it does not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PARTICIPATE IN THE MERGER OR VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. YOU SHOULD ALSO READ AND CONSIDER THE RISKS ASSOCIATED WITH EACH OF THE BUSINESSES OF OPEN TEXT AND VIGNETTE BECAUSE THESE RISKS WILL ALSO AFFECT THE COMBINED COMPANY.

General Risks Relating to the Proposed Merger

Open Text may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Open Text’s ability to realize anticipated cost savings and to combine the businesses of Open Text and Vignette in a manner that does not materially disrupt Vignette’s existing customer relationships nor otherwise result in decreased revenues and that allows Open Text to capitalize on Vignette’s growth opportunities. If Open Text is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Open Text and Vignette have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Open Text’s or Vignette’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect Open Text’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. For instance, Open Text’s employee compensation policies may differ from Vignette’s employee compensation policies. To realize the benefits of the merger, Open Text must retain Vignette’s key employees.

The Open Text common stock Vignette stockholders will receive in the merger is not adjustable based upon the market price of Open Text common stock, and the value of the stock could be much lower upon consummation of the merger.

The merger agreement has fixed the amount of Open Text common stock Vignette stockholders will receive in the merger and this amount is not adjustable based on the market price of Open Text common stock or any change in the financial condition or prospects of Open Text. Accordingly, any decrease in the market price of Open Text common stock or any adverse change in the financial condition or prospects of Open Text will not affect the number of shares that Vignette stockholders will be entitled to receive pursuant to the merger but may have a negative impact on the value of such Open Text stock.

The market price of the shares of Open Text common stock may be affected by factors different from those affecting the shares of Vignette common stock.

Upon completion of the merger, holders of Vignette common stock will become holders of Open Text common stock. Some of Open Text’s current businesses and markets differ from those of Vignette and, accordingly, the results of operations of Open Text after the merger may be affected by factors different from those currently affecting the results of operations of Vignette. For a discussion of each of the businesses of Open Text and Vignette and of factors to consider in connection with their businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 114.

The failure of Open Text to operate and manage the combined company effectively could have a material adverse effect on Open Text’s business, financial condition and operating results.

Open Text will need to meet significant challenges to realize the expected benefits and synergies of the merger. These challenges include:

•	integrating the management teams, strategies, cultures and operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	integrating sales and business development operations;

•	retaining existing customers of each company;

•	developing new products and services that utilize the technologies and resources of both companies; and

•	creating uniform standards, controls, procedures, policies and information systems.

The accomplishment of these post-merger objectives will involve considerable risk, including:

•	the potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	the difficulty of incorporating acquired technology and rights into Open Text’s products and services;

•	unanticipated expenses related to technology integration; and

•	potential unknown liabilities associated with the merger.

If Open Text does not succeed in addressing these challenges or any other problems encountered in connection with the merger, its operating results and financial condition could be adversely affected.

The market price of Open Text’s common stock may decline as a result of the merger.

The market price of Open Text’s common stock may decline as a result of the merger for a number of reasons, including:

•	the integration of Vignette by Open Text may be unsuccessful;

•	Open Text may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the merger on Open Text’s financial results may not be consistent with the expectations of financial or industry analysts.

These factors are, to some extent, beyond Open Text’s control. In addition, for Vignette stockholders who hold their shares in certificated form, there will be a time period between the effective time of the merger and the time when Vignette stockholders actually receive book-entry shares evidencing Open Text common stock. Until book-entry shares are received, Vignette stockholders will not be able to sell their shares of Open Text common stock in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of Open Text common stock during this period.

Vignette’s officers and directors may have conflicts of interest that may influence them to support or approve the merger.

Certain directors and officers of Vignette may become employees and participate in employment arrangements that become effective upon consummation of the merger that provide them with interests in the merger that are different from, or in addition to, those of Vignette’s stockholders, although no agreements have been entered into and no terms, conditions or understandings have been finalized. In addition, all directors and officers of Vignette will receive indemnification and liability insurance benefits from Open Text as a result of the merger. These interests include the following:

•

Open Text has agreed to honor Vignette’s obligations as provided in Vignette’s organizational documents and indemnification agreements with respect to indemnification of each present and former Vignette officer and director against liabilities arising out of such person’s services as an officer or director of Vignette prior to consummation of the merger. In addition, all directors and officers of Vignette will receive liability insurance benefits from Open Text as a result of the merger; and

•	stock options held by Vignette’s directors and officers will become fully vested immediately prior to the closing of the merger.

These directors and officers could be more likely to recommend the adoption and approval of the merger agreement and the transactions contemplated thereby than if they did not hold these interests. Vignette’s directors and executive officers have also entered into voting agreements whereby they have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Vignette stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the adoption and approval of the merger agreement and the transactions contemplated thereby.

Failure to complete the merger could negatively affect Vignette’s stock price and its future business and operations.

If the merger is not completed for any reason, Vignette may be subject to a number of material risks, including the following:

•	Vignette may be required under certain circumstances to pay Open Text a termination fee of approximately $10.9 million;

•	the price of Vignette’s common stock may decline; and

•	costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

Finally, if the merger agreement is terminated, Vignette may be unable to find another business willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit Vignette’s ability to pursue its strategic goals.

Uncertainty regarding the merger may cause customers and suppliers to delay or defer decisions concerning Open Text and Vignette and adversely affect each company’s ability to attract and retain key employees.

The merger will happen only if stated conditions are met, including the adoption and approval of the merger agreement and the transactions contemplated thereby by Vignette’s stockholders, clearance of the merger under United States antitrust laws and CFIUS, and the absence of any material adverse effect in the business of Vignette or Open Text. Many of the conditions are outside the control of Vignette and Open Text, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers and suppliers to delay or defer decisions concerning Vignette or Open Text, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with Vignette or Open Text as a result of the merger. Similarly, uncertainty regarding the completion of the merger may cause resellers to delay or defer decisions concerning, or seek to change existing agreements with, Vignette, which could negatively affect its business. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Vignette and Open Text, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operations of the business to matters relating to the merger could have a material adverse effect on each company’s business, regardless of whether the merger is completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect each company’s ability to attract and retain key management, sales, marketing and technical personnel. Furthermore, under several third party contracts that are important to Vignette’s business, the third parties may have the right to terminate their agreements with Vignette as a result of the merger, unless their consent to the merger is obtained. If Vignette is unable to obtain requisite third party consents, operation of its business after the closing could be adversely affected.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise.

Employees may experience uncertainty about their future role with Vignette and Open Text until strategies with regard to these employees are announced or executed. If Vignette and Open Text are unable to retain personnel that are critical to the successful integration and future operations of the companies, Vignette and Open Text could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

The merger may go forward in certain circumstances even if Open Text or Vignette suffers a material adverse effect.

In general, either party can refuse to complete the merger if a material adverse effect occurs with regard to the other party before the closing. However, neither party may refuse to complete the merger on that basis as a result of any change, event, circumstance or condition resulting from:

•

general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the party or any of its subsidiaries operate or conduct business, the industries therein or conditions in the global economy generally (in any case only to the extent such effect has not had a disproportionate impact on the party relative to other companies in the industries in which the party and its subsidiaries operate or conduct business);

•

conditions (or changes in such conditions) in the industries in which the party or any of its subsidiaries operate or conduct business, including conditions (or changes in such conditions) in the software industry generally (in any case only to the extent such effect has not had a disproportionate impact on the party relative to other companies in the industries in which the party and its subsidiaries operate or conduct business);

•

any failure of the party to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, the underlying cause(s) of any such failure, as well as the business and financial performance of the party, may be taken into consideration when determining whether a material adverse effect has occurred or may, would or could occur);

•

acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the party or any of its subsidiaries operate or conduct business, and any other force majeure events in the United States or any other country or region in which the party or any of its subsidiaries operate or conduct business;

•	the public announcement or pendency of the transactions contemplated by the merger agreement;

•	compliance with the terms of, or the taking of any action expressly required or contemplated by the merger agreement, or the failure to take any action expressly prohibited by the merger agreement;

•	changes in law applicable to the party or any of its subsidiaries;

•	changes in GAAP (or the interpretation thereof);

•

in and of itself, any decrease in the market price or change in the trading volume of the party’s publicly traded stock (it being understood that the factors and circumstances giving rise to such decrease or change may be deemed to constitute, and may be taken into consideration when determining whether a material adverse effect has occurred or may, would or could occur);

•

any legal proceedings made or brought by any of the current or former stockholders of the party (on its own behalf or on behalf of the party) against the party arising out of the merger or in connection with any other transactions contemplated thereby; and

•

any facts expressly set forth in the schedules to the merger agreement relating to matters as of or prior to the date of the merger agreement, but only to the extent any such fact is readily apparent from the text setting forth such fact in the disclosure schedules to the merger agreement.

If adverse changes occur but Open Text and Vignette must still complete the merger, Open Text’s stock price may suffer. This in turn may reduce the value of the merger to Vignette stockholders.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Vignette.

Until the completion of the merger, with limited exceptions, the merger agreement prohibits Vignette from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Open Text. However, Vignette may engage in discussions with certain third parties making unsolicited offers to acquire the company in compliance with the provisions of the merger agreement. Vignette has agreed to pay Open Text a termination fee of approximately $10.9 million in specified circumstances, including where Vignette’s board of directors withdraws its support of the merger with Open Text to support a business combination with a third party. These provisions could discourage other companies from trying to acquire Vignette even though those other companies might be willing to offer greater value to Vignette stockholders than Open Text has offered pursuant to the merger agreement.

The rights of holders of Vignette common stock will change as a result of the merger.

After the merger, the rights of those stockholders of Vignette who will become stockholders of Open Text will be governed by Open Text’s organizational documents, which are different from Vignette’s certificate of incorporation and by-laws. As a result of these differences, Vignette stockholders may have less control over corporate actions proposed to be taken by Open Text than they would have had over corporate actions proposed to be taken by Vignette. For more information, see “Comparison of Rights of Holders of Open Text Common Stock and Vignette Common Stock,” beginning on page 106.

Risks Relating to Open Text’s Business

Open Text’s success depends on Open Text’s relationships with strategic partners and distributors and any reduction in the sales efforts by distributors, or cooperative efforts from Open Text’s partners, could materially impact Open Text’s revenues.

Open Text relies on close cooperation with partners for sales and product development as well as for the optimization of opportunities which arise in Open Text’s competitive environment. As well, a significant portion of Open Text’s revenue is derived from the license of Open Text’s products through third parties. Open Text’s success will depend, in part, upon Open Text’s ability to maintain access to existing channels of distribution and to gain access to new channels if and when they develop. Open Text may not be able to retain a sufficient number of Open Text’s existing distributors or develop a sufficient number of future distributors. Distributors may also give higher priority to the sale of products other than Open Text’s (which could include competitors’ products) or may not devote sufficient resources to marketing Open Text’s products. The performance of third party distributors is largely outside of Open Text’s control and Open Text is unable to predict the extent to which these distributors will be successful in marketing and licensing Open Text’s products. A reduction in partner cooperation, sales efforts, a decline in the number of distributors, or a decision by Open Text’s distributors to discontinue the sale of Open Text’s products could materially reduce revenue.

If Open Text does not continue to develop new technologically advanced products that successfully integrate with the software products and enhancements used by Open Text’s customers, then future revenues will be negatively affected.

Open Text’s success depends upon Open Text’s ability to design, develop, test, market, license and support new software products and enhancements of current products on a timely basis in response to both competitive threats and marketplace demands. In addition, new software products and enhancements must remain compatible with standard platforms and file formats. Open Text must continue to enhance the capability of Open Text’s Livelink software to enable users to form workgroups and collaborate on private intranets as well as on the

Internet. Often, Open Text must integrate software licensed or acquired from third parties with Open Text’s proprietary software to create or improve Open Text’s products. These products are important to the success of Open Text’s strategy. If Open Text is unable to achieve a successful integration with third party software, Open Text may not be successful in developing and marketing Open Text’s new software products and enhancements. If Open Text is unable to successfully integrate the technologies to develop new software products and enhancements to existing products, or to complete products currently under development which Open Text licenses or acquires from third parties, Open Text’s operating results will materially suffer. In addition, if the integrated or new products or enhancements do not achieve acceptance by the marketplace, Open Text’s operating results will materially suffer. Also, if new industry standards emerge that Open Text does not anticipate or adapt to, Open Text’s software products could be rendered obsolete and, as a result, Open Text’s business, as well as Open Text’s ability to compete in the marketplace, would be materially harmed.

Open Text’s investment in current research and development efforts may not provide a sufficient, timely return.

The development of Enterprise Content Management, or ECM, software products is a costly, complex and time-consuming process, and the investment in ECM software product development often involves a long gestation period until a “return” is achieved on such an investment. Open Text makes and will continue to make significant investments in software research and development and related product opportunities. Investments in new technology and processes are inherently speculative. Commercial success depends on many factors including the degree of innovation of the products developed through Open Text’s research and development efforts, sufficient support from Open Text’s strategic partners, and effective distribution and marketing. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development. These expenditures may adversely affect Open Text’s operating results if they are not offset by revenue increases. Open Text believes that it must continue to dedicate a significant amount of resources to Open Text’s research and development efforts in order to maintain Open Text’s competitive position. However, significant revenue from new product and service investments may not be achieved for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may not be as high as the margins Open Text has experienced for its current or historical products and services.

If Open Text’s products and services do not gain market acceptance, Open Text may not be able to increase its revenues.

Open Text intends to pursue its strategy of growing the capabilities of Open Text’s ECM software offerings through Open Text’s proprietary research and the development of new product offerings. In response to customer requests, Open Text continues: (i) to enhance its software and many of its optional components; and (ii) to strive to set the standard for ECM capabilities. The primary market for Open Text’s software and services is rapidly evolving which means that the level of acceptance of products and services that have been released recently or that are planned for future release by the marketplace is not certain. If the markets for Open Text’s products and services fail to develop, develop more slowly than expected or become subject to intense competition, Open Text’s business will suffer. As a result, Open Text may be unable to: (i) successfully market Open Text’s current products and services, (ii) develop new software products, services and enhancements to current products and services, (iii) complete customer installations on a timely basis, or (iv) complete products and services currently under development. If Open Text’s products and services are not accepted by Open Text’s customers or by other businesses in the marketplace, Open Text’s business and operating results will be materially affected.

Current and future competitors could have a significant impact on Open Text’s ability to generate future revenue and profits.

The markets for Open Text’s products are intensely competitive, and are subject to rapid technological change and other pressures created by changes in Open Text’s industry. Open Text expects competition to increase and intensify in the future as the pace of technological change and adaptation quickens and as additional companies enter into each of Open Text’s markets. Numerous releases of competitive products have occurred in recent history and may be expected to continue in the near future. Open Text may not be able to compete effectively with current competitors and potential entrants into Open Text’s marketplace. Open Text could lose market share if Open Text’s current or prospective competitors introduce new competitive products, add new functionality to existing products, acquire competitive products, reduce prices or form strategic alliances with other companies. If other businesses were to engage in aggressive pricing policies with respect to competing products, or if the dynamics in Open Text’s marketplace resulted in increasing bargaining power by the consumers of Open Text’s products and services, Open Text would need to lower the prices Open Text charges for the products it offers. This could result in lower revenues or reduced margins, either of which may materially and adversely affect Open Text’s business and operating results.

Consolidation in the industry, particularly by large, well capitalized companies, could hurt Open Text’s ability to deliver goods and services at a competitive price, which could negatively impact Open Text’s financial results of operations.

Recent acquisitions by some large, well-capitalized technology companies have materially altered the competitive landscape that Open Text faces. Acquisitions in the market have changed the marketplace for Open Text’s goods and services by replacing competitors which are comparable in size to Open Text with larger and better capitalized companies. In addition, other large corporations with considerable financial resources either have products that compete with the products Open Text offers, or have the ability to encroach on Open Text’s competitive position within Open Text’s marketplace. These companies have considerable financial resources; thus, they can engage in competition with Open Text’s products and services on the basis of marketing, services or support. They also have the ability to introduce items that compete with Open Text’s maturing products and services. The threat posed by larger competitors and the goods and services that these companies may be able to produce to Open Text’s target customers at a lower cost may materially increase Open Text’s expenses and reduce Open Text’s revenues. Any material adverse effect on Open Text’s revenue or cost structure may materially reduce the price of Open Text’s common shares.

Acquisitions, investments, joint ventures and other business initiatives may negatively affect Open Text’s operating results.

Open Text continues to seek out opportunities to acquire or invest in businesses, products and technologies that expand, complement or otherwise relate to Open Text’s current business. Open Text also considers, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. These activities create risks such as the need to integrate and manage the businesses and products acquired with Open Text’s own business and products, additional demands on Open Text’s management, resources, systems, procedures and controls, disruption of Open Text’s ongoing business, and diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (i) substantial investment of funds; (ii) substantial investment with respect to technology transfers; and (iii) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of existing shareholders or result in the assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources of Open Text. Any such activity may not be successful in generating revenue, income or other returns to Open Text, and the resources committed to such activities will not be available to Open Text for other purposes. Open Text’s inability to address limited growth opportunities for products, as well as Open Text’s inability to address other risks associated with other acquisitions or investments in businesses, may negatively affect Open Text’s operating results. Impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce Open Text’s earnings which, in turn, may have an adverse material affect on the price of Open Text’s common shares. In addition, if Open Text assumes debt in response to an acquisition or investment opportunity, the interest costs generated by the incremental debt obligation may materially increase Open Text’s operating expenses which may materially and adversely affect Open Text’s profitability as well as the price of Open Text’s common shares.

Businesses Open Text acquires may have disclosure controls and procedures and internal controls over financial reporting that are weaker than or otherwise not in conformity with Open Text’s.

Open Text has a history of acquiring businesses with varying levels of organizational size and complexity. Upon consummating an acquisition, Open Text seeks to implement Open Text’s disclosure controls and procedures as well as Open Text’s internal controls over financial reporting at the acquired company as promptly as possible. Depending upon the size and complexity of the business acquired, the implementation of Open Text’s disclosure controls and procedures as well as the implementation of Open Text’s internal controls over financial reporting at an acquired company may be a lengthy process. Typically, Open Text conducts due diligence prior to consummating an acquisition; however, Open Text’s integration efforts may periodically expose deficiencies in the disclosure controls and procedures as well as in internal controls over financial reporting of an acquired company. Open Text expects that the process involved in completing the integration of Open Text’s own disclosure controls and procedures as well as Open Text’s own internal controls over financial reporting at an acquired business will sufficiently correct any identified deficiencies. However, if such deficiencies exist, Open Text may not be in a position to comply with Open Text’s periodic reporting requirements and, as a result, Open Text’s business and financial condition may be materially harmed.

Open Text must continue to manage Open Text’s internal resources during periods of company growth and increasing regulatory requirements or Open Text’s operating results could be adversely affected.

Open Text’s markets have continued to evolve at a rapid pace. Moreover, Open Text has grown significantly through acquisitions in the past and continues to review acquisition opportunities as a means of increasing the size and scope of Open Text’s business. Open Text’s growth, coupled with the rapid evolution of Open Text’s markets and more stringent regulations, has placed, and will continue to place, significant strains on Open Text’s administrative and operational resources and increased demands on Open Text’s internal systems, procedures and controls. Open Text’s administrative infrastructure, systems, procedures and controls may not adequately support Open Text’s operations or compliance with such regulations. In addition, Open Text’s management may not be able to achieve the rapid, effective execution of the product and business initiatives necessary to successfully implement Open Text’s operational and competitive strategy and to comply with all regulations. If Open Text is unable to manage growth effectively, or comply with such new regulations, Open Text’s operating results will likely suffer. Open Text’s inability to manage growth or adapt to regulatory changes may also adversely affect Open Text’s compliance with Open Text’s periodic reporting requirements or listing standards, which could result in the delisting of Open Text’s common shares from the NASDAQ stock market or in Open Text’s failure to comply with the rules and the regulations of the SEC.

Changes in accounting rules and pronouncements may affect Open Text’s reported earnings and operating income.

Generally accepted accounting principles and accompanying accounting pronouncements, implementation guidelines, and interpretations for many aspects of Open Text’s business, such as revenue recognition for Open Text’s products and services, accounting for investments, and treatment of goodwill or amortizable intangible assets, are highly complex and involve subjective judgments. Changes in these rules or their interpretation could significantly change Open Text’s reported earnings and could add significant volatility to those measures, but may have no effect on Open Text’s generation of cash flow from operations. In addition, recently legislated requirements mandating the compulsory use of the International Financial Reporting Standards in Canada could materially impact Open Text’s future reported earnings and recognized values of assets and liabilities.

If Open Text is not able to attract and retain top employees, Open Text’s ability to compete may be harmed.

Open Text’s performance is substantially dependent on the performance of Open Text executive officers and key employees. The loss of the services of any of Open Text’s executive officers or other key employees could significantly harm Open Text’s business. Open Text does not maintain “key person” life insurance policies on any of Open Text’s employees. Open Text’s success is also highly dependent on its continuing ability to identify, hire, train, retain and motivate highly qualified management, technical, sales and marketing personnel. In particular, the recruitment of top research developers and experienced salespeople remains critical to Open Text’s success. Competition for such people is intense, substantial and continuous, and Open Text may not be able to attract, integrate or retain highly qualified technical, sales or managerial personnel in the future. In addition, in Open Text’s effort to attract and retain critical personnel, Open Text may experience increased compensation costs that are not offset by either improved productivity or higher prices for Open Text’s products or services.

Open Text’s awards of stock options to employees may have an adverse impact on Open Text operations.

A portion of Open Text’s total compensation program for its executive officers and key personnel has historically included the award of options to buy Open Text’s common shares. If the price of Open Text’s common shares performs poorly, such performance may adversely affect Open Text’s ability to retain or attract critical personnel. In addition, any changes made to Open Text’s stock option policies, or to any other of Open Text’s compensation practices, which are made necessary by governmental regulations or competitive pressures could affect Open Text’s ability to retain and motivate existing personnel and recruit new personnel. Additionally, payments under Open Text’s long-term incentive plan (instituted September 2007) to retain key executives are dependent to a significant extent upon the future price of Open Text’s common shares and the growth of the future share price relative to certain “peer” companies. Any failure to achieve the expected future share price or growth relative to Open Text’s peers could significantly reduce payments under the long-term incentive plan and materially impact Open Text’s ability to retain these key executives.

The length of Open Text’s sales cycle can fluctuate significantly which could result in significant fluctuations in license revenue being recognized from quarter to quarter.

The decision by a customer to purchase Open Text’s products often involves a comprehensive implementation process across Open Text’s customers’ network or networks. As a result, licenses of these products may entail a significant commitment of resources by prospective customers, accompanied by the attendant risks and delays frequently associated with significant expenditures and lengthy sales cycle and implementation procedures. Given the significant investment and commitment of resources required by an organization to implement its software, Open Text’s sales cycle may be longer compared to companies in other industries. Over the past several fiscal years, Open Text has experienced a lengthening of its sales cycle as customers include more personnel in their decisions and focus on more enterprise-wide licensing deals. In an economic environment of reduced information technology spending, it may take several months, or even several quarters, for marketing opportunities to materialize. If a customer’s decision to license Open Text’s software is delayed or if the installation of Open Text’s products takes longer than originally anticipated, the date on which Open Text may recognize revenue from these licenses would be delayed. Such delays could cause its revenues to be lower than expected in a particular period.

Open Text’s international operations expose it to business risks that could cause Open Text’s operating results to suffer.

Open Text intends to continue to make efforts to increase Open Text’s international operations and anticipate that international sales will continue to account for a significant portion of Open Text’s revenue. These international operations are subject to certain risks and costs, including the difficulty and expense of administering business and compliance abroad, compliance with domestic and foreign laws (including without limitation domestic and international import and export laws and regulations), costs related to localizing products for foreign markets, and costs related to translating and distributing products in a timely manner. International operations also tend to be subject to a longer sales and collection cycle. In addition, regulatory limitations regarding the repatriation of earnings may adversely affect the transfer of cash earned from foreign operations. Significant international sales may also expose Open Text to greater risk from political and economic instability, unexpected changes in Canadian, United States or other governmental policies concerning import and export of goods and technology, regulatory requirements, tariffs and other trade barriers. Additionally, international earnings may be subject to taxation by more than one jurisdiction, which may materially adversely affect Open Text’s effective tax rate. Also, international expansion may be more difficult, time consuming, and costly. As a result, if revenues from international operations do not offset the expenses of establishing and maintaining foreign operations, Open Text’s operating results will suffer. Moreover, in any given quarter, foreign exchange rates may adversely affect Open Text’s revenue, earnings or other financial measures.

Unexpected operational restructuring or other events causing delays in sales transactions, or disruption of any of Open Text’s critical business or information technology systems, may adversely affect Open Text’s operations and may cause Open Text to experience increased expenses or to generate expenses prior to the time Open Text is able to recognize the revenue associated with the expenses incurred.

Open Text’s business and operations are highly automated and a disruption or failure of Open Text’s system may delay Open Text’s ability to complete sales and to provide services. As well, Open Text incurs operating expenses based upon anticipated revenue trends. Since a high percentage of these expenses are relatively fixed, a delay in recognizing revenue from transactions related to these expenses could cause significant variations in operating results from quarter to quarter and, as a result, such a delay could materially reduce operating income. If these expenses are not subsequently followed by revenues, Open Text’s business, financial condition, or results of operations could be materially and adversely affected. In addition, Open Text often undertakes initiatives to restructure or streamline its operations. In such instances, Open Text could incur costs associated with implementing the restructuring initiative beyond the amount contemplated when it first developed the initiative, and these increased costs may be substantial. Some of these restructuring costs may have to be treated as expenses which would decrease Open Text’s net income and earnings per share for the periods in which those adjustments are made. Open Text will continue to evaluate its operations, and may propose future restructuring actions as a result of changes in the marketplace, including the exit from less profitable operations or the decision to terminate services which are not valued by Open Text’s customers. Any failure to successfully execute these initiatives on a timely basis may have a material adverse impact on Open Text’s operations.

Open Text’s products may contain defects that could harm Open Text’s reputation, be costly to correct, delay revenues, and expose Open Text to litigation.

Open Text’s products are highly complex and sophisticated and, from time to time, may contain design defects or software errors that are difficult to detect and correct. Errors may be found in new software products or improvements to existing products after commencement of shipments to Open Text’s customers. If these defects are discovered, Open Text may not be able to successfully correct such errors in a timely manner. In addition, despite the extensive tests Open Text conducts on all of its products, Open Text may not be able to fully simulate the environment in which Open Text’s products will operate and, as a result, Open Text may be unable to adequately detect the design defects or software errors which may become apparent only after the products are installed in an end-user’s network. The occurrence of errors and failures in Open Text’s products could result in the delay or the denial of market acceptance of Open Text’s products; alleviating such errors and failures may require it to make significant expenditure of Open Text’s resources. The harm to Open Text’s reputation resulting from product errors and failures may be materially damaging. Since Open Text regularly provides a warranty with its products, the financial impact of fulfilling warranty obligations may be significant in the future. Open Text’s agreements with its strategic partners and end-users typically contain provisions designed to limit Open Text’s exposure to claims. These agreements usually contain terms such as the exclusion of all implied warranties and the limitation of the availability of consequential or incidental damages. However, such provisions may not effectively protect Open Text against claims and the attendant liabilities and costs associated with such claims. Although Open Text maintains errors and omissions insurance coverage and comprehensive liability insurance coverage, such coverage may not be adequate to cover all such claims. Accordingly, any such claim could negatively affect Open Text’s financial condition.

Failure to protect Open Text’s intellectual property could harm Open Text’s ability to compete effectively.

Open Text is highly dependent on its ability to protect its proprietary technology. Open Text relies on a combination of copyright, patent, trademark and trade secret laws, as well as non-disclosure agreements and other contractual provisions to establish and maintain Open Text’s proprietary rights. Open Text intends to protect its rights vigorously; however, there can be no assurance that these measures will, in all cases, be successful. Enforcement of Open Text’s intellectual property rights may be difficult, particularly in some nations outside of North America in which Open Text seeks to market its products. While U.S. and Canadian copyright laws, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of some foreign jurisdictions may not protect proprietary rights to the same extent as the laws of Canada or of the United States. The absence of internationally harmonized intellectual property laws makes it more difficult to ensure consistent respect for Open Text’s proprietary rights. Software piracy has been, and is expected to be, a persistent problem for the software industry, and piracy of Open Text’s products represents a loss of revenue to Open Text. Despite the precautions Open Text has taken, unauthorized third parties, including Open Text’s competitors, may be able to: (i) copy certain portions of Open Text’s products; or (ii) reverse engineer or obtain and use information that Open Text regards as proprietary. Also, Open Text’s competitors could independently develop technologies that are perceived to be substantially equivalent or superior to Open Text’s technologies. Open Text’s competitive position may be adversely affected by Open Text’s possible inability to effectively protect Open Text’s intellectual property.

Other companies may claim that Open Text infringes their intellectual property, which could materially increase costs and materially harm Open Text’s ability to generate future revenue and profits.

Claims of infringement are becoming increasingly common as the software industry develops and as related legal protections, including patents are applied to software products. Although Open Text does not believe that its products infringe on the rights of third-parties, third-parties may assert infringement claims against Open Text in the future. Although most of Open Text’s technology is proprietary in nature, Open Text does include certain third party software in its products. In these cases, this software is licensed from the entity holding the intellectual property rights. Although Open Text believes that it has secured proper licenses for all third-party software that is integrated into Open Text’s products, third- parties may assert infringement claims against Open Text in the future. Any such assertion may result in litigation or may require Open Text to obtain a license for the intellectual property rights of third-parties. Such licenses may not be available, or they may not be available on reasonable terms. In addition, such litigation could be disruptive to Open Text’s ability to generate revenue and may result in significantly increased costs as a result of Open Text’s defense against those claims or Open Text’s attempt to license the patents or rework Open Text’s products to ensure they comply with judicial decisions. Any of the foregoing could have a significant adverse impact on Open Text’s ability to generate future revenue and profits.

The loss of licenses to use third- party software or the lack of support or enhancement of such software could adversely affect Open Text’s business.

Open Text currently depends upon a limited number of third-party software products. If such software products were not available, Open Text may experience delays or increased costs in the development of licenses for Open Text’s products. For a limited number of product modules, Open Text relies on software products that Open Text licenses from third-parties, including software that is integrated with internally developed software and which is used in Open Text’s products to perform key functions. These third-party software licenses may not continue to be available to Open Text on commercially reasonable terms, and the related software may not continue to be appropriately supported, maintained, or enhanced by the licensors. The loss by Open Text of the license to use, or the inability by licensors to support, maintain, and enhance any of such software, could result in increased costs or in delays or reductions in product shipments until equivalent software is developed or licensed and integrated with internally developed software. Such increased costs or delays or reductions in product shipments could adversely affect Open Text’s business.

Open Text’s products rely on the stability of infrastructure software that, if not stable, could negatively impact the effectiveness of Open Text’s products, resulting in harm to Open Text’s reputation and business.

Open Text’s developments of Internet and intranet applications depend and will depend on the stability, functionality and scalability of the infrastructure software of the underlying intranet, such as the infrastructure software produced by Sun Microsystems, Inc., Hewlett-Packard Company, Oracle, Microsoft and others. If weaknesses in such infrastructure software exist, Open Text may not be able to correct or compensate for such weaknesses. If Open Text is unable to address weaknesses resulting from problems in the infrastructure software such that Open Text’s products do not meet customer needs or expectations, Open Text’s reputation, and consequently, Open Text’s business may be significantly harmed.

Open Text’s revenues and operating results are likely to fluctuate which could materially impact the price of Open Text’s Common Shares.

Open Text experiences, and is likely to continue to experience, significant fluctuations in revenues and operating results caused by many factors, including:

•	Changes in the demand for Open Text’s products and for the products of its competitors;

•	The introduction or enhancement of products by Open Text and by its competitors;

•	Market acceptance of enhancements or products;

•	Delays in the introduction of products or enhancements by Open Text or its competitors;

•	Customer order deferrals in anticipation of upgrades and new products;

•	Changes in the lengths of sales cycles;

•	Changes in Open Text’s pricing policies or those of its competitors;

•	Delays in product installation with customers;

•	Change in the mix of distribution channels through which products are licensed;

•	Change in the mix of products and services sold;

•	Change in the mix of international and North American revenues;

•	Changes in foreign currency exchange rates and LIBOR rates;

•	Acquisitions;

•	Restructuring charges taken in connection with any completed acquisition;

•	Changes in general economic and business conditions; and

•	Changes in general political developments, such as international trade policies.

A general weakening of the global economy, or economic or business uncertainty created by North American or international political developments, could cancel or delay customer purchases. A cancellation or deferral of even a small number of licenses or delays in the installation of Open Text’s products could have a material adverse effect on Open Text’s operations in any particular quarter. As a result of the timing of product introductions and the rapid evolution of Open Text’s business as well as of the markets Open Text serves, Open

Text cannot predict whether patterns or trends experienced in the past will continue. For these reasons, you should not rely upon period-to-period comparisons of Open Text’s financial results to forecast future performance. Open Text’s revenue and operating results may vary significantly and this possible variance could materially reduce the market price of Open Text’s common shares.

The volatility of Open Text’s stock price could lead to losses by shareholders.

The market price of Open Text’s common shares has been subject to wide fluctuations. Such fluctuations in market price may continue in response to: (i) quarterly and annual variations in operating results; (ii) announcements of technological innovations or new products that are relevant to Open Text’s industry; (iii) changes in financial estimates by securities analysts; or (iv) other events or factors. In addition, financial markets experience significant price and volume fluctuations that particularly affect the market prices of equity securities of many technology companies. These fluctuations have often resulted from the failure of such companies to meet market expectations in a particular quarter, and thus such fluctuations may or may not be related to the underlying operating performance of such companies. Broad market fluctuations or any failure of Open Text’s operating results in a particular quarter to meet market expectations may adversely affect the market price of Open Text’s common shares. Occasionally, periods of volatility in the market price of a company’s securities may lead to the institution of securities class action litigation against a company. Due to the volatility of Open Text’s stock price, Open Text may be the target of such securities litigation in the future. Such legal action could result in substantial costs to defend Open Text’s interests and a diversion of management’s attention and resources, each of which would have a material adverse effect on Open Text’s business and operating results.

Open Text may become involved in litigation that may materially adversely affect Open Text.

From time to time in the ordinary course of Open Text’s business, Open Text may become involved in various legal proceedings, including commercial, product liability, employment, class action and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause Open Text to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on Open Text’s business, operations or financial condition.

Open Text may have exposure to greater than anticipated tax liabilities.

Open Text is subject to income and other taxes in a variety of jurisdictions and Open Text’s tax structure is subject to review by both domestic and foreign taxation authorities. The determination of Open Text’s worldwide provision for income taxes and of other tax liabilities requires significant judgment. Although Open Text believes its estimates are reasonable, the ultimate outcome with respect to the taxes Open Text occurs may differ from the amounts recorded in Open Text’s financial statements, and this difference may materially affect Open Text’s financial results in the period or periods for which such determination is made.

Stress in the global financial system may adversely affect Open Text’s finances and operations in ways that may be hard to predict or to defend against.

Recent events have demonstrated that businesses and industries throughout the world are very tightly connected to each other. Thus, events seemingly unrelated to Open Text or to Open Text’s industry may adversely affect Open Text over the course of time. For example, rapid changes to the foreign currency exchange regime may adversely affect Open Text’s financial results. Credit contraction in financial markets may hurt Open Text’s ability to access credit in the event that Open Text identifies an acquisition opportunity or some other opportunity that would require a significant investment in resources. Finally, a reduction in credit, combined with reduced economic activity, may adversely affect businesses and industries that collectively constitute a significant portion of Open Text’s customer base. As a result, these customers may need to reduce their purchases of Open Text’s products or services, or Open Text may experience greater difficulty in receiving payment for the products or services that these customers purchase from Open Text. Any of these events, or any other events caused by turmoil in world financial markets, may have a material adverse effect on Open Text’s business, operating results, and financial condition.

In connection with Open Text’s acquisition of Captaris Inc., Open Text assumed certain unfunded pension liabilities. Open Text has no assurance that it will generate sufficient cash flow to satisfy these obligations.

In October 2008, Open Text acquired Captaris Inc. and, as a part of the transaction, assumed its unfunded pension plan liabilities. Open Text will be required to fund these obligations through current and future cash flows. Going forward, Open Text’s net pension liability and cost may be materially affected by the discount rate used to measure these pension obligations and the longevity and actuarial profile of the relevant workforce. A change in the discount rate would result in a significant increase or decrease in the valuation of these pension obligations, affecting the net periodic pension cost in the year the change is made and following years. Open Text has no assurance that it will generate cash flow sufficient to satisfy these obligations. This could have a material adverse effect on Open Text’s business and results of operations.

Open Text’s acquisition of Captaris may adversely affect Open Text’s operations in the short term.

On October 31, 2008 Open Text acquired all of the issued and outstanding common shares of Captaris. The Captaris acquisition represents a significant opportunity for Open Text’s business. However, certain inevitable integration challenges may result from the acquisition and may divert management’s attention from the normal daily operations of Open Text’s existing businesses, products and services. Open Text cannot ensure that it will be successful in retaining key Captaris employees. In addition, Open Text’s operations may be disrupted if Open Text fails to adequately retain and motivate all of the employees of the newly merged entity.

Risks Relating to Vignette’s Business

Vignette’s Profitability Has Been Inconsistent.

Although Vignette was profitable in 2005, 2006 and 2007, it was not profitable in 2008. Vignette cannot be certain that it will generate sufficient revenues to achieve profitability. If Vignette does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future. To achieve and sustain profitable operations and positive cash flows, Vignette must increase its license and support services revenues. If Vignette’s revenues do not grow at a rate greater than expenses required to fund its continuing operations, Vignette will not be able to achieve profitability, which could cause the price of its common stock to decline.

Vignette Expects Its Quarterly Revenues and Operating Results to Fluctuate.

Vignette bases its forecast for expenses in part on future revenue projections (as opposed to historical data) due to the continued changes in its business. Many of these expenses are fixed in the short-term and Vignette may not be able to quickly reduce spending if revenues are lower than Vignette has projected. Vignette’s ability to accurately forecast its quarterly revenue is limited due to the long sales cycle of its software products, which makes it difficult to predict the quarter in which product implementation will occur and the variability of customer demand for professional services. Vignette would expect its business, operating results and financial condition to be materially adversely affected if revenues do not meet projections and that net losses in a given quarter would be even greater than expected.

Vignette’s revenues and operating results have varied significantly from quarter to quarter in the past and Vignette expects that its operating results will continue to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

•	demand for Vignette’s products and services;

•	the timing of sales of Vignette’s products and services;

•	the timing of customer orders and product implementations;

•	seasonal fluctuations in information technology purchasing;

•	the general economic climate including a prolonged economic recession;

•	unexpected delays in introducing new products and services;

•	increased expenses, whether related to sales and marketing, product development, product migration and customer support, or administration;

•	changes in the rapidly evolving market for Web-based applications;

•	the mix of product license and services revenue, as well as the mix of products licensed;

•	the mix of services provided and whether services are provided by Vignette’s own staff or third-party contractors;

•	the mix of domestic and international sales;

•	attrition of key sales, professional services and other customer facing personnel;

•	difficulties in collecting accounts receivable;

•	costs related to possible acquisitions of technology or businesses;

•	global events, including terrorist activities, military operations and widespread epidemics;

•	changes to Vignette’s licensing and pricing model; and

•	difficulty in developing and maintaining an indirect sales channel.

Accordingly, Vignette believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

Adverse Changes in General Economic or Political Conditions Could Adversely Affect Vignette’s Operating Results.

Vignette’s business is affected by a number of factors that are beyond its control such as general geopolitical and economic conditions, conditions in the financial markets and the overall demand for enterprise software and services. Unfavorable changes in economic conditions, including inflation, recession or other changes in economic conditions may result in lower corporate technology spending and adversely affect Vignette’s revenue. In 2008, the weakening economy had a negative effect on demand for Vignette’s products and services and this trend could well continue through 2009 or longer. Such unfavorable economic conditions could also result in longer sales cycles, slower adoption of new technologies and increased price competition. Challenging economic conditions may also impair the ability of Vignette’s customers to pay for products and services they have already purchased. As a result, reserves for doubtful accounts and write-offs of accounts receivable may increase. In addition, Vignette maintains an investment portfolio of various holdings, types and maturities (consistent with its investment policy) that are subject to general credit, liquidity, market and interest rate risks which too may be exacerbated by unusual events that have affected global financial markets. If the global credit market continues to deteriorate, Vignette’s investment portfolio may be impacted and it could determine that some of its investments have experienced a decline in fair value, requiring an impairment charge that could adversely impact its financial results. Any of these events would likely harm Vignette’s business, results of operations and financial condition.

Vignette’s Revenue for a Particular Period Is Difficult to Forecast and a Shortfall in Revenue Would Harm Its Operating Results.

Due to the nature of the market in which Vignette competes, its revenue and earnings are difficult to forecast. Vignette plans its operating expenses based on its historical results and, in part, on future revenue projections. Most of Vignette’s expenses are fixed in the short term and Vignette may not be able to quickly reduce spending if its revenues are lower than it had forecasted. Vignette’s ability to accurately forecast its quarterly revenue is limited because its software products have a long sales cycle that makes it difficult to predict the quarter in which sales will occur. Vignette would expect its business, operating results and financial condition to be materially adversely affected if its revenues do not meet projections.

If Vignette Is Unable to Manage the Transition of Its Significant Research and Development Operations in India from an Outsourced Third-Party Service Provider to a Direct model, Vignette’s Business Could Be Adversely Affected.

Vignette is currently using a third-party service provider in India to supply approximately half of its research and development operations. During the quarter ended September 30, 2008, Vignette decided to establish a development center in India and entered into an amended vendor agreement (refer to the 8-K filed on August 28, 2008) to phase out its primary third-party service provider over a twelve month period. Vignette began the transition to using its own employees in India in the first quarter of 2009. Vignette believes a direct presence in India will achieve significant efficiencies and reduced operational costs. However, for the new development center to achieve its anticipated benefits, Vignette must successfully expand its operations in India and integrate this operation into its existing global organization. Common risks Vignette faces with this transition include:

•	the possibility that the transition of this work from the current third party vendor will be more difficult and more expensive than anticipated;

•	the possibility that the business cultures will not be compatible;

•	unanticipated expenses related to integration of operations;

•	the impairment of relationships with employees as a result of any integration of new personnel;

•	costs and delays in implementing common systems and procedures, including financial accounting systems and customer information systems;

•	potential inability to retain, integrate and motivate personnel; and

•	risks related to remote development operations.

Establishing a development center in India can be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties if not completed in a timely and efficient manner. Vignette may be required to spend additional time or money on integration that would otherwise be spent on developing its business or on other matters. If Vignette does not integrate its operations and technology smoothly or if management spends too much time on integration issues, it could harm Vignette’s business, financial condition and results of operations and diminish the benefits of bringing the operation in-house.

Once established, Vignette must operate as a combined organization, utilizing common information communication systems, operating procedures, financial controls and human resource practices, including benefits, training and professional development programs. There may be substantial difficulties, costs and delays involved in the integration. There can be no assurance that Vignette will succeed in addressing these risks or any other problems encountered in connection with the integration.

To date, the dispute between India and Pakistan involving the Kashmir region and the incidents of terrorism in India have not adversely affected Vignette’s ability to operate in India. Should Vignette be unable to operate in India for a portion of its research and development in the future, Vignette believes that its business could be adversely affected.

Vignette’s Business May Become Increasingly Susceptible to Numerous Risks Associated with International Operations

International operations are generally subject to a number of risks, including:

•	expenses associated with customizing and localizing products for foreign countries;

•	protectionist laws and business practices that favor local competition;

•	changes in jurisdictional tax laws including laws regulating intercompany transactions;

•	difficulties in developing and maintaining relationships with international vendors;

•	multiple, conflicting and changing governmental laws and regulations;

•	longer sales cycles;

•	difficulties in collecting accounts receivable;

•	seasonality of operations;

•	difficulties in staffing and managing foreign operations;

•	licenses, tariffs and other trade barriers;

•	loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	foreign currency exchange rate fluctuations;

•	political and economic instability; and

•	difficulties in communication of and monitoring compliance with Company controls and policy.

A significant percentage of Vignette’s total revenues are generated through licenses and services sold to customers located outside of the United States. Vignette expects international revenue to remain a large percentage of total revenue and Vignette believes that it must continue to expand its international sales activities to be successful. Vignette’s international sales growth will be limited if it is unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third-party integrators. In that case, Vignette’s business, operating results and financial condition could be materially adversely affected. Even if Vignette is able to successfully expand international operations, Vignette cannot be certain that it will be able to maintain or increase international market demand for its products.

Historically, a majority of Vignette’s international revenues and costs have been denominated in foreign currencies and Vignette expects future international revenues and costs will be denominated in foreign currencies. Vignette utilizes foreign currency forward contracts to hedge foreign currency-denominated payables and receivables. To date, Vignette has not hedged forecasted transactions or firm commitments denominated in foreign currencies and therefore, financial reporting of its foreign operations is subject to foreign currency risk. Gains and losses on hedging contracts are reflected currently in other income, net. Under Vignette’s policy, it may enter into foreign currency forward contracts for a term of up to one year. Vignette does not invest in contracts for speculative purposes. Its foreign exchange exposures are monitored regularly to ensure the overall effectiveness of its foreign currency hedge positions. Vignette’s program is not designed to hedge all currency risk, but is designed to mitigate large foreign currency exposures recorded on its balance sheet. As part of this monitoring program and in order to evaluate the effectiveness of its hedging practices, in the second quarter of 2007, Vignette did not replace foreign currency hedge positions which expired and re-engaged Vignette’s foreign currency hedge program in the fourth quarter of 2008. For the year ended December 31, 2008, 2007 and 2006,

Vignette realized a loss on foreign currency contracts of $0.2 million, $0.3 million and $13,000, respectively. At December 31, 2008, the notional value of open foreign currency contracts was $1.3 million and, based on the applicable exchange rates, the fair value of derivative financial instruments was a liability of $99,000. At December 31, 2007 Vignette had no foreign currency contracts outstanding.

Vignette Must Overcome Significant Challenges in Integrating Businesses Operations and Product Offerings to Realize the Benefits of Its Business Combinations.

As part of Vignette’s overall strategy, it has acquired or invested in, complementary companies, products and technologies. Risks commonly associated with such transactions include:

•	the potential difficulties of integrating international and domestic operations;

•	the potential disruption of Vignette’s ongoing business and diversion of management resources;

•	the possibility that the business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into Vignette’s products and services;

•	unanticipated expenses related to integration of operations;

•	the impairment of relationships with employees and customers as a result of any integration of new personnel;

•	potential unknown liabilities associated with the acquired business and technology;

•	costs and delays in implementing common systems and procedures, including financial accounting systems and customer information systems;

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel;

•	risks related to remote development operations; and

•	risks related to adoption of new business models such as software as a service (SAAS), pricing and licensing methods.

For such transactions to achieve their anticipated benefits, Vignette must successfully combine and integrate products in a timely manner. Integrating can be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties if not completed in a timely and efficient manner. Vignette may be required to spend additional time or money on integration that would otherwise be spent on developing its business or on other matters. If Vignette does not integrate its operations and technology smoothly or if management spends too much time on integration issues, it could harm Vignette’s business, financial condition and results of operations and diminish the benefits of the acquisition as well as harm its content management business.

Prior to an acquisition, the acquired company operates independently, with its own business, culture, markets, clients, employees and systems. Following an acquisition, Vignette and the acquired company must operate as a combined organization, utilizing common information communication systems, operating procedures, financial controls and human resource practices, including benefits, training and professional development programs. There may be substantial difficulties, costs and delays involved in the integration. There can be no assurance that Vignette will succeed in addressing these risks or any other problems encountered in connection with any acquisition.

Vignette Must Succeed in the Portal, Collaboration and Content Management Market as Well as the Document and Records Management Market if It Is to Realize the Expected Benefits of Its Product Strategy and Business Combinations.

Vignette’s long-term strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the portal, collaboration and content management market as well as the enterprise content management and the document and records management markets. For Vignette to succeed in these markets, it must align strategies and objectives and diversify the focus of its resources to succeed in these various markets.

Vignette’s success in these new markets will depend on several factors, many of which are outside Vignette’s control, including:

•	continued growth of the portal, collaboration and content management market;

•	continued growth of the enterprise content management and document and records management markets;

•	deployment of the combined company’s products by enterprises;

•	barriers to entry for the emergence of substitute technologies and products; and

•	ability to adapt to different sales and marketing techniques required for the various markets.

If Vignette is unable to succeed in these markets, its business may be harmed and Vignette may be prevented from realizing the anticipated benefits of its business strategy and its acquisitions.

Vignette’s Quarterly Results May Depend on a Small Number of Large Orders.

In previous quarters, Vignette derived a significant portion of its software license revenues from a small number of relatively large orders. Vignette’s operating results could be materially adversely affected if it is unable to complete a significant order that it expected to complete in a specific quarter.

If Vignette Experiences a Product Liability Claim, It Could Incur Substantial Litigation Costs.

Since Vignette’s customers use its products for mission-critical applications, errors, defects or other performance problems could result in financial or other damages to its customers. They could seek damages for losses from Vignette, which, if successful, could have a material adverse effect on Vignette’s business, operating results and financial condition. Although Vignette’s license agreements typically contain provisions designed to help limit its exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate or alter such limitation of liability provisions. Such claims, if brought against Vignette, even if not successful, would likely be time consuming and costly.

Vignette’s Ability to Use Net Operating Losses to Offset Future Taxable Income may be Subject to Certain Limitations.

In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (NOLs) and other tax attributes to offset future taxable income. Based upon a review of historical stock ownership, Vignette does not believe it has undergone an “ownership change” as of December 2008 that will limit its ability to utilize these tax attributes prior to their expiration. However, recent volatility in the stock market as well as increased trading volume following the announcement of the execution of the merger agreement has resulted in significant changes in ownership positions of large shareholders, putting Vignette at a meaningful risk of triggering this limitation. If a limitation is triggered from an ownership change it will significantly impact Vignette’s ability to realize the benefit from its deferred tax asset, potentially resulting in impairment of substantially Vignette’s entire domestic deferred tax asset of $9.0 million at December 31, 2008 and increasing its income tax expense and taxes payable in future periods.

Changes in Vignette’s Tax Rates Could Affect Its Future Results.

Vignette’s future effective tax rates could be favorably or unfavorably affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of Vignette’s deferred tax assets and liabilities, or by changes in tax laws or their interpretation. In addition, Vignette is routinely subject to the examination of its income tax returns. Vignette regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. There can be no assurance the outcomes from these continuous examinations will not have an adverse effect on Vignette’s results of operations and financial condition.

Vignette Faces Intense Competition from Other Software Companies, Which Could Make it Difficult to Compete Successfully.

Vignette’s market is intensely competitive. Its customers’ requirements and the technology available to satisfy those requirements continually change. Vignette expects competition to persist and intensify in the future, including competition resulting from consolidations in the software industry.

Vignette’s principal competitors include: in-house development efforts by potential customers or partners; other vendors of software that directly address elements of Web-based applications; and developers of software that address only certain technology components of Web-based applications (e.g., content management, portal management, document management, process, collaboration, integration or analytics). In addition, Vignette faces increased competition from large companies with capabilities similar to its software in larger integrated product offerings.

Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than Vignette does. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors may bundle or license their products in a manner that may discourage users from purchasing Vignette’s products. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, this competition may impact existing revenue generating partners which could result in reductions in Vignette’s ability to generate future revenue from these companies.

Competitive pressures may make it difficult for Vignette to acquire and retain customers and may require Vignette to reduce the price of its software. Vignette cannot be certain that it will be able to compete successfully with existing or new competitors. If Vignette fails to compete successfully against current or future competitors, its business, operating results and financial condition would be materially adversely affected.

Vignette Depends on Increased Business from Its Current and New Customers and, if Vignette Fails to Grow Its Customer Base or Generate Repeat Business, Its Operating Results Could Be Harmed.

If Vignette fails to grow its customer base or generate repeat and expanded business from its current and new customers, Vignette’s business and operating results would be seriously harmed. Many of Vignette’s customers initially make a limited purchase of its products and services. Some of these customers may not choose to purchase additional licenses to expand their use of Vignette’s products. Some of these customers have not yet developed or deployed initial applications based on Vignette’s products. If these customers do not successfully develop and deploy such initial applications, they may choose not to purchase deployment licenses or additional development licenses. Vignette’s business model depends on the expanded use of its products within its customers’ organizations.

In addition, as Vignette introduces new versions of its products or new products, Vignette’s current customers may not require the functionality of its new products and may not ultimately license these products. Because the total amount of maintenance and support fees Vignette receives in any period depends in large part on the size and number of licenses that it has previously sold, any downturn in Vignette’s software license revenue would negatively impact its future services revenue. In addition, if customers elect not to renew their maintenance agreements, Vignette’s services revenue could be significantly adversely affected.

Vignette’s Future Revenue is Dependent Upon Its Ability to Successfully Market Its Existing and Future Products and Solutions.

Vignette expects that its future financial performance will depend significantly on revenue from existing and future software products and the related tools that Vignette plans to develop. There are significant risks inherent in a product introduction. Market acceptance of Vignette’s products will depend on continued market development for Web applications and services and the continued commercial adoption of its existing and future products. Vignette cannot be certain this will occur. Vignette cannot be certain that its existing or future products will meet customer performance needs or expectations when released or that they will be free of significant software defects or bugs. If Vignette’s products do not meet customer needs or expectations, for whatever reason, upgrading or enhancing the product could be costly and time-consuming.

Vignette’s Operating Results May Be Adversely Affected by Small Delays in Customer Orders or Product Implementations.

Small delays in customer orders or product implementations can cause significant variability in Vignette’s license revenues and operating results for any particular period. Vignette derives a substantial portion of its revenue from the sale of products with related services. In certain cases, Vignette’s revenue recognition policy requires it to substantially complete the implementation of Vignette’s product before it can recognize all revenues in a contract and any end-of-quarter delays in product implementation could materially adversely affect operating results for that quarter.

To Increase Market Awareness of Vignette’s Products and Generate Increased Revenue, Vignette Needs to Continue to Strengthen Its Sales and Distribution Capabilities.

Vignette’s direct and indirect sales operations must increase market awareness of Vignette’s products to generate increased revenue. In 2009, Vignette plans to implement, among other things, new territory assignments, an enhanced reseller model, a new sales force automation system, a new lead management system, and a shift in marketing spend towards more online marketing. It is Vignette’s intention that these changes will lead to more effective distribution, but there are many changes being implemented at the same time and they may not be successful or could be successful in the long term but lead to weaker performance in the short term.

Vignette’s products and services require a sophisticated sales effort targeted at the senior management of Vignette’s prospective customers. The market for talented sales resources is very competitive. Vignette has experienced attrition in its sales force. To continue to strengthen sales and distribution, Vignette must continue to hire a significant number of sales personnel. All new hires will require training and will take time to achieve full productivity. Vignette cannot be certain that its new hires will become as productive as necessary or that it will be able to hire enough qualified individuals or retain existing employees in the future. Vignette plans to expand its relationships with systems integrators and certain third-party resellers to build an indirect influence and sales channel. In addition, Vignette will need to manage potential conflicts between its direct sales force and any third-party reselling efforts.

Failure to Maintain the Support of Third-Party Systems Integrators May Limit Vignette’s Ability to Penetrate Its Markets.

A significant portion of Vignette’s sales are influenced by the recommendations of its products made by systems integrators, consulting firms and other third parties that help develop and deploy Web-based applications for Vignette’s customers. Losing the support of these third parties may limit Vignette’s ability to penetrate Vignette’s markets. These third parties are under no obligation to recommend or support Vignette’s products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect Vignette’s license and services revenue. Additionally, these organizations may acquire or distribute software products that compete with Vignette’s products in future periods. If they become Vignette’s competitors, this could negatively affect Vignette’s license and services revenue.

Vignette’s Lengthy Sales Cycle and Product Implementation Makes It Difficult to Predict Vignette’s Quarterly Results.

Vignette has a long sales cycle because it generally needs to educate potential customers regarding the use and benefits of Web-based applications. Vignette’s long sales cycle makes it difficult to predict the quarter in which sales may fall. In addition, since Vignette recognizes some of its revenue from product sales upon implementation of its product, the timing of product implementation could cause significant variability in Vignette’s license revenues and operating results for any particular period. The implementation of Vignette’s products requires a significant commitment of resources by Vignette’s customers, third-party professional services organizations or Vignette’s professional services organization, which makes it difficult to predict the quarter when implementation will be completed.

Vignette May Be Unable to Adequately Sustain a Profitable Professional Services Organization, Which Could Affect Both Vignette’s Operating Results and Vignette’s Ability to Assist Its Customers with the Implementation of Its Products.

Customers that license Vignette’s software often engage Vignette’s professional services organization to assist with support, training, consulting and implementation of their Web solutions. Vignette believes that growth in its product sales depends in part on its continuing ability to provide its customers with these services and to educate third-party resellers on how to use its products.

Historically, services costs related to professional services have frequently exceeded, or had been substantially equal to, professional services-related revenue. In this current economic climate, Vignette makes periodic capacity decisions based on estimates of future sales, anticipated existing customer needs and general market conditions. Although Vignette expects that its professional services-related revenue will continue to exceed professional services-related costs in future periods, it cannot be certain that this will occur.

Vignette’s services organization depends on highly skilled technical resources and managers. Vignette’s ability to maintain its revenue and margins for this organization could be adversely impacted if it is unable to retain such resources or if it experiences difficulties in hiring such resources in the future.

Vignette generally bills its customers for its services on a time-and-materials basis. However, from time to time Vignette enters into fixed-price contracts for services, which may include terms and conditions that may extend the recognition of revenue for work performed into subsequent quarters. On occasion, the costs of providing the services have exceeded Vignette’s fixed price from these contracts and such contracts have negatively impacted Vignette’s operating results.

Vignette May Be Unable to Attract or Retain Necessary Third-Party Service Providers, Which Could Affect Vignette’s Ability to Provide Sufficient Support, Consulting and Implementation Services for Its Products.

Vignette is actively supplementing the capabilities of its services organization by contracting with and educating third-party service providers and consultants to also provide these services to Vignette’s customers. Vignette may not be successful in attracting additional third-party providers or in educating or maintaining the interest of current third-party providers. In addition, these third parties may not devote sufficient resources to these activities to meet customers’ demands to adequately supplement Vignette’s services. Additionally, these organizations may acquire or distribute software products that compete with Vignette’s products in future periods. If they become Vignette’s competitors, this could negatively affect Vignette’s revenue.

To Properly Manage Future Growth, Vignette Needs to Continue to Improve Its Operational Systems on a Timely Basis.

Vignette has experienced periods of rapid expansion and contraction. It has multiple locations in dispersed geographies around the world. Rapid fluctuations and distributed operations place a significant demand on management and operational resources. To manage such fluctuations effectively, Vignette must continue to improve its operational systems, procedures and controls on a timely basis. If Vignette fails to continue to improve these systems, its business, operating results and financial condition will be materially adversely affected.

Vignette May Be Adversely Affected if It Loses Key Personnel.

Vignette’s success depends largely on the skills, experience and performance of some key technical, sales, managerial and executive personnel throughout all areas of Vignette’s business. If Vignette loses one or more of its key employees, Vignette’s business, operating results and financial condition could be materially adversely affected. As Vignette continues to manage with an offshore research and development operations model, it is particularly important that Vignette’s intellectual property is protected and retained during this transfer. In addition, Vignette’s future success will depend largely on its ability to continue to attract and retain highly skilled personnel. In particular, hiring and retaining qualified engineers, skilled solutions providers and qualified sales representatives are critical to Vignette’s future. Like other software companies, Vignette faces competition for qualified personnel. If Vignette is unable to continue to attract and retain skilled and experienced personnel, Vignette’s growth may be limited.

If Vignette Is Unable to Meet the Rapid Changes in Software Technology, Vignette’s Existing Products Could Become Obsolete.

The market for Vignette’s products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands, changes in packaging and combinations of existing products and evolving industry standards. Vignette cannot be certain that it will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies, new industry standards or new combinations of existing products as bundled products can render existing products obsolete and unmarketable. To succeed, Vignette will need to enhance its current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of its customers. Internet commerce technology, particularly Web-based applications technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on Vignette’s business, operating results and financial condition.

Vignette Develops Complex Software Products Susceptible to Software Errors or Defects that Could Result in Lost Revenues, or Delayed or Limited Market Acceptance.

Complex software products such as Vignette’s often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, Vignette’s current and future products may contain serious defects. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would have a material adverse effect on Vignette’s business, operating results and financial condition.

Vignette Is Subject to Risks Associated with the Availability and Coverage of Insurance.

Although Vignette maintains insurance for certain risks, such coverage does not cover all risks and is limited in coverage amounts and is subject to various policy terms. Because of these limits and because Vignette does not maintain insurance coverage for certain risks, unforeseen or catastrophic losses in excess of insured limits may have a material adverse effect on Vignette’s results of operations and financial position.

Vignette’s Business Is Based on Its Intellectual Property and Vignette Could Incur Substantial Costs Defending Its Intellectual Property from Infringement or a Claim of Infringement.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Vignette could incur substantial costs to prosecute or defend any such litigation.

Future litigation to either protects Vignette’s intellectual property or as a result of an alleged infringement of other’s intellectual property may require Vignette to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms;

•	redesign those products or services that incorporate such technology; and

•	refund a pro-rata portion of the original license consideration paid by the customer.

Vignette relies on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect its technology. These legal protections provide only limited protection. If Vignette litigated to enforce its rights, it would be expensive, divert management resources and may not be adequate to protect Vignette’s business.

Vignette Product Shipments Could Be Delayed if Third-Party Software Incorporated in Vignette’s Products Is No Longer Available.

Vignette integrates third-party software as a component of Vignette’s software. The third-party software may not continue to be available to Vignette on commercially reasonable terms. If Vignette cannot maintain positive relationships and licenses to key third-party software, shipments of Vignette’s products could be delayed or disrupted until equivalent software could be developed or licensed and integrated into Vignette’s products, which could materially adversely affect Vignette’s business, operating results and financial condition.

Terrorist Activities and Resulting Military and Other Actions Could Adversely Affect Vignette’s Business.

The continued threat of terrorism within the United States and abroad, military action in other countries and heightened security measures may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in delays or cancellations of customer orders, a general decrease in corporate spending on information technology, or Vignette’s inability to effectively market, sell and deploy Vignette’s software and services, Vignette’s business and results of operations could be materially and adversely affected. Vignette is unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term material adverse effect on Vignette’s business, results of operations or financial condition.

Changes in Accounting Rules Could Affect Vignette’s Future Operating Results.

Vignette’s financial statements are prepared in accordance with U.S. generally accepted accounting principles. A change from current accounting standards could have a significant effect on Vignette’s results of operations. For example, in December 2007, the Financial Accounting Standards Board issued Statement 141 (revised 2007), Business Combinations (Statement 141R) to change how an entity accounts for the acquisition of a business. That statement, which became effective for Vignette in January 2009, changes how an entity accounts for the acquisition of a business.

Through fiscal year December 2008, Vignette recorded all changes to a valuation allowance for acquired deferred tax assets or the effect of changes in an acquired tax position that occur after the acquisition date by initially reducing the related goodwill to zero, next by reducing other noncurrent intangible assets related to the acquisition to zero and lastly by reducing income tax expense. However, Statement 141R amends Statement 109 and Interpretation 48 to require Vignette to recognize changes to the valuation allowance for an acquired deferred tax asset or the effect of changes to an acquired tax position as adjustments to income tax expense or contributed capital, as appropriate, and not as adjustments to goodwill. This change in accounting applies to valuation allowances and tax positions related to acquisitions accounted for originally under Statement 141 as well as those accounted for under Statement 141R. Vignette had a $21.0 million valuation allowance at December 31, 2008 related to deferred tax assets acquired in business combinations. Any change in the valuation allowance subsequent to December 31, 2008 will be recorded as an adjustment to income tax expense rather than as an adjustment to goodwill or other noncurrent intangible assets.

Statement 141R also amends the goodwill impairment test requirements in Statement 142. For a goodwill impairment test as of a date after the effective date of Statement 141R, the value of the reporting unit and the amount of implied goodwill, calculated in the second step of the test, will be determined in accordance with the measurement and recognition guidance on accounting for business combinations under Statement 141R. This change could affect the determination of what amount, if any, should be recognized as an impairment loss for goodwill recorded before the effective date of Statement 141R.

Finally, Statement 141R also amends the accounting of transaction costs associated with acquisitions, requiring immediate expensing rather than capitalizing as part of the purchase accounting adjustments. This could result in an adverse impact on Vignette’s future operating results.

Vignette’s Financial Statements Could be Impacted by Unauthorized and Improper Actions of Vignette’s Personnel.

Vignette’s financial statements could be adversely impacted by its employees’ errant or improper actions. For instance, revenue recognition depends on, among other criteria, the terms negotiated in Vignette’s contracts with its customers. Vignette’s personnel may act outside of their authority and negotiate additional terms without Vignette’s knowledge. Vignette has implemented policies to prevent and discourage such conduct, but there can be no assurance that such policies will be followed. For instance, in the event that Vignette’s sales personnel have negotiated terms that do not appear in the contract and of which Vignette is unaware, whether the additional terms are written or oral, Vignette could be prevented from recognizing revenue in accordance with its plans.

Furthermore, depending on when Vignette learns of unauthorized actions and the size of transactions involved, Vignette may have to restate its financial statements for a previously reported period, which would seriously harm Vignette’s business, operating results and financial condition.

Vignette Has Incurred Significant Costs in Response to Ongoing Laws and Regulations.

Laws and regulations affecting public companies, including but not limited to the Sarbanes-Oxley Act of 2002, have caused Vignette to incur costs as it evaluates and respond to the resulting requirements. The rules could make it more difficult for Vignette to obtain certain types of insurance and it may incur higher costs to obtain coverage similar to its existing policies. Additionally, Vignette has incurred and expects to incur on an ongoing basis increased accounting, audit and legal fees to assist Vignette assess, implement and comply with such rules. The ongoing and proposed rules could also make it more difficult for Vignette to attract and retain qualified persons to serve on its board of directors.

Charges to Earnings Resulting from Asset Impairments May Adversely Affect the Market Value of Vignette’s Common Stock.

In accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), Vignette assesses its goodwill for impairment on October 1 of each year or more frequently if events or changes in circumstances indicate that goodwill might be impaired. As required by SFAS 142, the impairment test is accomplished using a two-stepped approach. The first step screens for impairment by comparing the fair value of Vignette with its carrying amount, including goodwill. To determine Vignette’s fair value, Vignette employs a market capitalization approach, comparing the net book value of Vignette to its market capitalization, adjusted to reflect market observed control premiums. If, under the first step, an, impairment is indicated, a second step is performed which applies additional valuation techniques to determine if there is an impairment and how much the impairment would be. This second step compares the implied fair value of the goodwill with the carrying amount of the goodwill. The implied fair value of goodwill is determined based on a variety of valuation techniques including discounted cash flows and earnings or revenue multiples. As of October 1, 2008, Vignette determined the market capitalization, after considering market observed control premiums, exceeded net book value and that the remaining net goodwill balance of $121.1 million at October 1, 2008 was not considered to be impaired.

In accordance with SFAS 142, goodwill of a reporting unit shall be tested for impairment on an annual basis and between annual tests in certain circumstances. Driven by the significant decline in the market capitalization of public companies in its peer group in the fourth quarter of 2008, Vignette concluded that it should again test its goodwill for impairment on December 31, 2008. In accordance with paragraph 25 of SFAS 142, Vignette considered a variety of industry standard revenue multiples, probability weighted, and its available cash balances and market capitalization, after considering market observed control premiums. Using these reference points, Vignette has determined that the remaining net goodwill balance of $121.1 million at December 31, 2008 was not considered to be impaired. The market value of the merger consideration to be paid by Open Text in connection with its acquisition of Vignette tends to support this position as well.

In addition, Vignette periodically reviews the estimated useful lives of Vignette’s identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. The events and circumstances include significant changes in the business climate, legal factors, operating performance indicators and competition. Any impairment or revised useful life could have a material impact on Vignette’s consolidated operating results and financial position, and could harm the trading price of Vignette’s common stock. Based on this assessment, no such impairment charges were recorded in 2008, 2007 or 2006.

Vignette’s Business Is Sensitive to the Overall Economic Environment; a Slowdown in Information Technology Spending Could Harm Vignette’s Operating Results

The primary customers for Vignette’s products are enterprises seeking to launch or expand Web-based initiatives. Due to the current economic environment, a significant downturn in Vignette’s customers’ markets and in general economic conditions has resulted in reduced information technology spending budgets, thus resulting in a decreased demand for Vignette’s products and services and harm to Vignette’s business. This significant downturn could continue or even get worse in 2009 or beyond. Industry downturns like these have been, and may continue to be, characterized by diminished product demand, erosion of average selling prices, lower than expected revenues and difficulty making collections from existing customers.

Vignette’s Performance Will Depend on the Market for Web-Based Application Software

The market for Web-based applications software is rapidly evolving. Vignette expects that it will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of Vignette’s products and services. Accordingly, Vignette cannot be certain that a viable market for its products will emerge or be sustainable or that market campaigns will result in increased demand for Vignette’s products and services. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support Vignette’s existing and potential product uses. Any of these factors could inhibit the growth of online business generally and the market’s acceptance of Vignette’s products and services in particular.

There is Substantial Risk that Future Regulations Could Be Enacted that Either Directly Restrict Vignette’s Business or Indirectly Impact Vignette’s Business by Limiting the Growth of Internet Commerce.

As Internet commerce evolves, Vignette expects that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, such laws, rules or regulations could limit the market for Vignette’s products and services, which could materially adversely affect Vignette’s business, financial condition and operating results. Although many of these regulations may not apply to Vignette’s business directly, Vignette expects that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect Vignette’s business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition’s scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, Vignette cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a communications and commercial medium.

The United States government also regulates the export of encryption technology, which Vignette’s products incorporate. If Vignette’s export authority is revoked or modified, if Vignette’s software is unlawfully exported or if the United States government adopts new legislation or regulation restricting export of software and encryption technology, Vignette’s business, operating results and financial condition could be materially adversely affected. Current or future export regulations may limit Vignette’s ability to distribute Vignette’s software outside the United States. Although Vignette takes precautions against unlawful export of its software, Vignette cannot effectively control the unauthorized distribution of software across the Internet.

VIGNETTE SPECIAL MEETING

This proxy statement/prospectus is being sent to you as a Vignette stockholder in order to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by Vignette’s board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

Vignette will hold a special meeting of its stockholders on July 21, 2009, at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas 78701.

Matters for Consideration

At the special meeting, you will be asked to vote on a proposal to adopt and approve the merger agreement and the transactions contemplated thereby. You will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Vignette stockholders may also be asked to consider and vote upon such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting. Vignette is not aware of any business to be acted upon at the special meeting, other than the proposals set forth in this proxy statement/prospectus. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. If you vote “AGAINST” both proposals, the proxies are not authorized to vote for any adjournment, postponement, continuation or rescheduling of the meeting, including for the purpose of soliciting additional proxies, unless you so indicate on the proxy card.

Board of Directors’ Recommendation

After careful consideration, the Vignette board of directors has unanimously approved and declared advisable the merger agreement and the merger. The Vignette board of directors believes that the merger agreement and the merger are fair to and in the best interests of Vignette and its stockholders. THE VIGNETTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VIGNETTE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Record Date

The record date for determining the Vignette stockholders entitled to vote at the special meeting is June 17, 2009. Only holders of record of Vignette common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were 23,864,730 shares of Vignette common stock issued and outstanding, held by approximately 445 stockholders of record. Each share of Vignette common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

Shares Beneficially Owned by Directors and Executive Officers

As of the record date, the directors and executive officers of Vignette beneficially owned approximately 2.35% of the total outstanding shares of Vignette common stock. Concurrently with the execution and delivery of the merger agreement, on May 5, 2009, Open Text entered into voting agreements with each of Thomas P. Kelly, Bryce Johnson, Somesh Singh, Gayle Wiley, each an executive officer of Vignette, and the members of the

Vignette board of directors, including Michael A. Aviles, with respect to approximately 560,712 shares of Vignette common stock or approximately 2.35% of the shares of Vignette common stock outstanding on the record date, and stock options to purchase an aggregate of 894,190 shares of common stock of Vignette. For more information, see “Voting Agreements” on page 97 of this proxy statement/prospectus.

Quorum and Vote Required

In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the shares of common stock outstanding on the record date for the special meeting present in person or represented by proxy at the special meeting constitute a quorum under Vignette’s by-laws. Vignette will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, Vignette currently expects that it will adjourn or postpone the special meeting to solicit additional proxies.

The affirmative vote of the holders of a majority of the shares of Vignette’s common stock outstanding on the record date in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby is required in order for this proposal to pass. If a Vignette stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption and approval of the merger agreement.

The approval of a proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby would require the affirmative vote of the holders of a majority of the outstanding shares of Vignette common stock represented in person or by proxy at the special meeting of the stockholders, as further described under “ — Adjournment and Postponement” below.

Adjournment and Postponement

Vignette is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Vignette may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Vignette would determine to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby would require the affirmative vote of the holders of a majority of the outstanding shares of Vignette common stock represented in person or by proxy at the special meeting of the stockholders. If a Vignette stockholder fails to vote his, her or its shares, either in person or by proxy, it will not affect the outcome of the proposal to adjourn the special meeting, if necessary, but will reduce the number of votes required to approve such proposal. If a Vignette stockholder abstains from voting for this proposal, either in person or by proxy, it will count as a vote against any such proposal to adjourn the special meeting. Broker non-votes will also count as votes against any such proposal to adjourn the special meeting.

The Vignette board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, Vignette is not required to give notice of the time and place of the adjourned meeting unless its board of directors fixes a new record date for the special meeting or the special meeting is adjourned for more than thirty (30) days.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. If a quorum is not present or represented at the meeting, Vignette’s by-laws permit a majority of the outstanding shares of Vignette common stock represented in person or by proxy at the special meeting to adjourn the meeting without notice, other than announcement at the meeting, until a quorum is present or represented.

Voting of Proxies

The Vignette proxy accompanying this proxy statement/prospectus is solicited on behalf of the Vignette board of directors for use at the Vignette special meeting.

Proxies Generally

Shares represented by a properly signed and dated proxy that are returned prior to the special meeting or properly voted by Internet or telephone will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the Vignette special meeting.

Abstentions

Vignette will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of the holders of a majority of the outstanding shares of Vignette common stock is required to adopt and approve the merger agreement and the transactions contemplated thereby, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of shares represented at the special meeting in person or by proxy, so if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Broker Non-Votes

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Vignette common stock without specific instructions from you. Because the affirmative vote of the holders of a majority of the outstanding shares of Vignette common stock is required to adopt and approve the merger agreement and the transactions contemplated thereby, if you do not instruct your broker how to vote and your broker submits a proxy but does not vote your shares, it will have the effect of a vote against the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of the majority of shares represented at the special meeting in person or by proxy, so if you do not instruct your broker how to vote and your broker submits a proxy but does not vote your shares, it will have the effect of a vote against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Voting by Attending the Special Meeting

A stockholder may also vote his, her or its shares in person at the special meeting. If a stockholder attends the special meeting, he or she may submit his, her or its vote in person, and any previous votes that were submitted by such stockholder will be superseded by the vote that such stockholder casts at the special meeting.

If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your Vignette common stock a properly executed legal proxy identifying you as a Vignette stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before the special meeting by:

•	delivering to the corporate secretary of Vignette a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the corporate secretary of Vignette a new, signed proxy with a date later than the proxy you wish to revoke;

•	re-voting electronically by telephone or the Internet; or

•	attending the special meeting and voting in person.

Notices to the corporate secretary of Vignette should be addressed to Corporate Secretary, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746.

If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

Solicitation of Proxies and Expenses

Vignette is soliciting proxies for the special meeting from the Vignette stockholders and will bear the related expenses in connection with the solicitation of proxies. Vignette expects that the expenses of this special solicitation will be nominal. Following the mailing of this proxy statement/prospectus, Vignette will request brokers, custodians, nominees and other record holders to forward copies of this proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Vignette, upon the request of the record holder, will reimburse such holder for their reasonable expenses. D. F. King & Co., Inc. has been retained by Vignette to assist it in soliciting proxies, using the means described above, and will receive fees of $12,000, plus customary fees for services requested by Vignette to be performed, in addition to reimbursement of any out-of-pocket expenses. In addition, certain directors, officers and employees of Vignette may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.

Vignette Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Vignette common stock certificates will be mailed to Vignette stockholders shortly after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Vignette’s proxy solicitor, D. F. King & Co., Inc. toll-free at 1-800-967-4617.

THE MERGER

Background of the Merger

Vignette’s management and board of directors routinely assess strategic opportunities, at times with the assistance of legal and financial advisers, as part of their evaluation of changes in the industry in which Vignette operates and review opportunities to strengthen Vignette’s business and maximize stockholder value. In addition, because Vignette and Open Text operate in the software industry, management of both companies have become aware of the other. Prior to 2009, Open Text and Vignette as well as Vignette and other companies have held discussions with each other which did not result in meaningful negotiations regarding a business combination.

In early 2009, Vignette received various unsolicited offers for strategic transactions involving Vignette. In February 2009, Vignette’s management requested that representatives of J.P. Morgan prepare materials to assist Vignette’s management and board of directors in the evaluation of these offers and potentially other offers. Representatives of J.P. Morgan prepared and delivered materials to Vignette’s management which were subsequently distributed to the Vignette board of directors for its review and included an overview of current mergers and acquisitions trends, Vignette’s valuation (including market conditions and valuations of comparable companies), and a discussion of a potential sale of Vignette. The Vignette board of directors expressed an interest in having discussions with potential strategic partners to explore these and other opportunities and authorized J.P. Morgan to have discussions with potential interested parties. J.P. Morgan’s engagement was documented in an April 30, 2009 engagement letter.

On February 25, 2009, Mr. Aviles and Mr. Kelly met with representatives of a strategic industry participant, referred to herein as Party A, to discuss Party A’s potential interest in an acquisition of Vignette.

On March 3, 2009, Mr. Aviles, Jeff Hawn, a non-employee member of the Vignette board of directors, and representatives from J.P. Morgan met with Thomas Jenkins, Executive Chairman and Chief Strategy Officer of Open Text, and Stephen Sadler, a non-employee member of the Open Text board of directors, and discussed a potential combination of Vignette and Open Text. At that meeting Messrs. Jenkins and Sadler indicated that Open Text would respond with a proposal following a board of directors meeting scheduled two weeks later.

On March 12, 2009, the Vignette board of directors met and discussed recent meetings between Vignette’s management and representatives of each of Open Text and Party A regarding their potential interests in acquiring Vignette, neither of which had resulted in discussion of any specific transaction terms. Additionally, the Vignette board of directors considered the potential benefits and risks of an acquisition by Vignette of another strategic industry participant and other strategic transactions generally.

On March 24, 2009, Messrs. Aviles, Kelly and Singh met with representatives of Party A to discuss further Party A’s potential interest in an acquisition of Vignette. Following this discussion, representatives of Party A gave a verbal indication of a specific price range at which Party A may be willing to acquire Vignette to Mr. Aviles.

On March 30, 2009, the Vignette board of directors met and discussed Party A’s recent verbal indication of interest to acquire Vignette and the terms on which Party A would be willing to proceed toward finalizing a letter of intent. Additionally, the Vignette board of directors further considered a potential transaction with Open Text as well as the potential benefits and risks of other strategic transactions generally.

On March 31, 2009, Party A submitted a letter of intent to acquire Vignette for a specified all cash price.

On April 1, 2009, Mr. Aviles met with Party A’s chairman of the board at which time Party A’s chairman indicated that Party A would be interested in acquiring Vignette in a price range higher than the price indicated in its recent letter of intent.

On the morning of April 3, 2009, the Vignette board of directors met to review the letter of intent recently received from Party A and Mr. Aviles’s subsequent meeting with Party A’s chairman of the board as well as the current status of the auction process.

Later in the day on April 3, 2009, Open Text submitted to Vignette the material pricing terms on which a transaction might be structured, which included consideration consisting of cash and shares of Open Text common stock.

On April 6, 2009, representatives of J.P. Morgan reviewed and compared the two indications of interest from Open Text and Party A with the Vignette board of directors. In their review, representatives of J.P. Morgan discussed various valuations and methods for evaluating such indications of interest. The Vignette board of directors authorized J.P. Morgan to invite both Party A and Open Text to perform further due diligence of Vignette, but such invitation was extended with the condition of an expected significant increase in any offer price for a proposed strategic transaction as had been expressed by the Vignette board of directors. The Vignette board of directors also discussed with representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Vignette’s legal counsel, referred to herein as WSGR, the practical and legal implications of negotiating with two potential purchasers, including its fiduciary duties in this context. The Vignette board of directors discussed its desire to contact other potential acquirers or targets and tentatively determined that it could be appropriate to engage in such communications.

From April 8 to April 30, 2009, Vignette set up an electronic data room to facilitate the due diligence process, to which the bidders and potential bidders were given access. Due diligence information was uploaded to the data room throughout the course of the process.

On April 13, 2009, at the request of the Vignette board of directors, representatives of J.P. Morgan prepared a prospective bidder list and reviewed such list with a small group of members of the Vignette board of directors at a telephonic meeting and such directors authorized representatives of J.P. Morgan to contact eight strategic parties from such list to inquire about their potential interest in a strategic transaction with Vignette. Subsequently on April 15, 2009, the Vignette board of directors authorized representatives of J.P. Morgan to contact two private equity firms to inquire about their potential interest in a strategic transaction with Vignette.

From April 13 to April 30, 2009, representatives of J.P. Morgan contacted ten potential bidders (other than Open Text and Party A) to gauge interest in a potential acquisition of Vignette. In addition to these ten potential bidders, three potential bidders contacted Vignette directly expressing interest in a potential acquisition of Vignette. Two of these thirteen companies, referred to herein as Party B and Party C, ultimately signed confidentiality agreements and subsequently received confidential information via the electronic data room.

On April 14, 2009, representatives of each of Vignette and Open Text held management meetings and due diligence sessions. The topics discussed at such meetings included a company overview, sales and marketing, engineering and product development, customer support, services, finance and accounting, and legal. During that week, Vignette management and representatives of J.P. Morgan also spoke by telephone and corresponded by email with representatives of Open Text on numerous occasions to discuss business issues, due diligence status, and the timetable of the process, and these communications continued throughout the remainder of the month.

On April 15, 2009, representatives of J.P. Morgan reviewed with a small group of members of the Vignette board of directors an update of the auction process including the status of Open Text and Party A due diligence, the status of outbound calls to other potential bidders and the expectation regarding the next steps in the process.

From April 15 to April 16, 2009, representatives of Vignette and Party A held management meetings and due diligence sessions. The topics discussed at such meetings included sales and marketing, engineering and product development, customer support, services, finance and accounting, and legal. During the week, Vignette management and representatives of J.P. Morgan also spoke by telephone and corresponded by email with representatives of Party A on numerous occasions to discuss business issues, due diligence status and the timetable of the process, and these communications continued throughout the remainder of the month.

On April 15, 2009, representatives of J.P. Morgan sent each of Open Text and Party A a proposed draft of a definitive merger agreement for review and comment.

On April 16, 2009, Mr. Jenkins and Mr. McFeeters, Chief Financial Officer of Open Text, spoke with representatives of J.P. Morgan indicating that Open Text was challenged to improve its most recent offer since

Open Text had been unable to glean any potential material valuation upside benefit as a result of their due diligence. Mr. Jenkins and Mr. McFeeters requested that representatives of Vignette provide more detail around selected remaining diligence items (revenue concentration, renewal rate and license revenue trends) to more fully inform the Open Text team.

On April 17, 2009, at a meeting of the Vignette board of directors, representatives of J.P. Morgan reviewed with the Vignette board of directors the current status of the auction process including discussions with potential buyers that representatives of J.P. Morgan had contacted on behalf of Vignette and noted that most of the potential buyers were still in the process of evaluating a potential transaction with Vignette. At the meeting, the Vignette board of directors also discussed with representatives of J.P. Morgan various considerations with regard to a potential combination with another strategic industry participant, referred to herein as Party D. Representatives of J.P. Morgan presented an extensive public market overview of Party D and Vignette, including a comparison of various valuation metrics. The Vignette board of directors instructed representatives of J.P. Morgan to communicate a willingness to enter into discussions regarding a transaction with Party D only at implied valuations within a specific range and authorized a smaller group of the members of the board of directors to further evaluate proposed bids and valuation with Vignette’s management and advisers and to report back to the full board.

On the evening of April 17, 2009, Party A’s legal advisers sent a draft of a definitive agreement to acquire Vignette to WSGR as a counterproposal to the definitive draft merger agreement provided by representatives of J.P. Morgan to representatives of Party A on April 15, 2009.

On April 20, 2009, representatives of J.P. Morgan called representatives of Party D and communicated that Party D would be invited to participate in a due diligence process if Party D could construct a proposal to acquire Vignette within a specific price range.

Later in the day on April 20, 2009, representatives of the financial advisers to another strategic industry participant, referred to herein as Party E, called representatives of J.P. Morgan and indicated Party E’s interest in an acquisition of Vignette with the financial assistance of financial sponsors. Representatives of Party E’s financial advisers indicated that Party E was in active dialogue with financial sponsors and would expect to be in a position to give Vignette a more definitive indication in three to four weeks.

On April 21, 2009, representatives of Party B held telephonic meetings with Vignette management. The topics discussed included a company overview, sales and marketing, products, customer support, and finance and accounting.

Also on April 21, 2009, representatives of Party A contacted Mr. Aviles and representatives of J.P. Morgan indicating an interest in acquiring Vignette at a price higher than Party A’s most recent proposal.

On April 22, 2009, representatives of Party E’s financial advisors called representatives of J.P. Morgan and inquired about the current status of the process and representatives of J.P. Morgan communicated to representatives of Party E’s financial advisers that Party E would need to provide an indication of price, financing capability and certainty and proposed timing before further process or diligence information would be provided.

Also on April 22, 2009, Party D’s chief executive officer contacted Mr. Aviles to communicate that it would not provide a proposal to acquire Vignette at that time.

On April 23, 2009, representatives of J.P. Morgan reviewed with a small group of members of the Vignette board of directors an update on the current status of the auction process and presented and discussed various valuation materials provided to such group.

Later in the day on April 23, 2009, representatives of Party A contacted Mr. Aviles and verbally indicated an increased all cash bid.

On April 24, 2009 representatives of J.P. Morgan communicated to representatives of Party B that there was a likely bid deadline of early to mid week of the following week. Later that day, representatives of Party B held a telephonic meeting with Vignette management to discuss technical product information and product development.

On April 24, 2009, after representatives of J.P. Morgan communicated with representatives of Party B, representatives of J.P. Morgan reviewed with the Vignette board of directors an update on the current status of the process including Party A’s revised proposal and the status of discussions with several other potential acquirers. Representatives of J.P. Morgan gave a detailed presentation on Vignette’s valuation, including valuations based on public trading multiples, comparable transaction multiples, and discounted cash flow analysis. The Vignette board of directors and representatives of J.P. Morgan discussed the adequacy of the revised bid from Party A and the various valuation materials prepared by J.P. Morgan.

Later in the day of April 24, 2009, after representatives of J.P. Morgan reviewed the status of the process with the Vignette board of directors, representatives of J.P. Morgan communicated to representatives of Party A a deadline of April 30, 2009 for a final binding offer and comments to the draft of the definitive merger agreement provided on April 15, 2009.

On the evening of April 24, 2009, representatives of Party A notified Mr. Aviles that Party A was exiting the formal auction process citing its opposition to participating in an auction process.

On April 27, Open Text submitted to Mr. Aviles and representatives of J.P. Morgan a proposed letter of intent with a request for exclusivity and a mark-up of the merger agreement.

On April 27, 2009, representatives of J.P. Morgan reviewed with a small group of the members of the Vignette board of directors an update on the current status of the process and various valuation materials prepared by J.P. Morgan.

On April 27, 2009, after representatives of J.P. Morgan met with a small group of the members of the Vignette board of directors, representatives of J.P. Morgan communicated to representatives of Party B and Open Text a deadline of April 30, 2009 for a final binding offer. Additionally, Mr. Lindelow, a non-employee member of Vignette’s board of directors, contacted the Chief Executive Officer of Party B in an effort to determine whether Party B would be interested in submitting a proposal.

On April 27, 2009, after both Party B and Open Text had responded to Vignette, representatives of J.P. Morgan reviewed with the Vignette board of directors an update on the current status of the process including Open Text’s revised proposal and Party A’s announced exit from the formal process. Representatives of J.P. Morgan presented a detailed analysis of the current Open Text and Party A offers, including the implied price and premium represented by each offer. The Vignette board of directors discussed with representatives of J.P. Morgan various strategies Vignette could use to obtain a higher bid from Open Text. Representatives of J.P. Morgan also presented valuation materials to the Vignette board of directors including analysis of public trading multiples, analysis of comparable transaction multiples, and discounted cash flow analysis. Also included in the presentation were two case studies of comparable transactions that focused on key deal terms such as offer price, premium, and enterprise value multiples with revenue and EBITDA. The Vignette board of directors and representatives of J.P. Morgan then discussed alternative responses and the board of directors authorized Mr. Hawn to contact representatives of Open Text and suggest that in order for the Vignette board of directors to consider accepting an acquisition proposal from Open Text that Open Text would need to propose an offer with a value in excess of a specified price per share and authorized Mr. Aviles to contact Party A to encourage Party A to reengage in the formal auction process. Mr. Hawn communicated this specific request for a revised offer from Open Text to Mr. Sadler. Mr. Aviles contacted representatives of Party A and encouraged Party A to continue its participation in the process.

On the morning of April 28, 2009, a small group of the members of the Vignette board of directors, and later in the day the Vignette board of directors, reviewed and discussed the current status of the process and various valuation materials prepared by J.P. Morgan and Vignette’s management.

On April 28, 2009, representatives of Party C informed representatives of J.P. Morgan that Party C declined to move forward in the bidding process at the current valuation levels.

Later in the day on April 28, 2009, Party B’s Chief Executive Officer contacted Mr. Lindelow and indicated that Party B was likely not interested in proceeding further in the process.

On April 29, 2009, representatives of Open Text contacted representatives of J.P. Morgan and Mr. Hawn and communicated that Open Text had raised its bid and submitted a letter of intent with request for exclusivity and a revised markup to the merger agreement.

Later in the day on April 29, 2009, Party B’s Chief Executive Officer contacted Mr. Lindelow and indicated that Party B may in fact still be interested in proceeding further in the bidding process.

Also on April 29, 2009, Mr. Aviles had conversations with representatives of Party A and reiterated that the Vignette board of directors expected a proposed acquisition of Vignette to occur at the higher end of a price range that was specified to Party A.

On April 30, 2009, representatives of J.P. Morgan gave an update on the current status of the auction process and discussed with the Vignette board of directors that Open Text had submitted a revised written offer that represented a higher value to Vignette. The Vignette board of directors discussed valuation considerations with representatives of J.P. Morgan and decided on a price range and negotiation strategy that the Vignette board of directors could use in an effort to receive another offer from Party A.

Later in the day on April 30, 2009, representatives of J.P. Morgan had discussions with representatives of Party B to discuss process and timing and subsequently sent a proposed draft of a definitive merger agreement for review and comment.

Also on April 30, 2009, representatives of Party A contacted representatives of J.P. Morgan and verbally indicated a revised increased bid valued as of the date of this revised bid consisting of cash and shares of Party A common stock, but did not submit a written offer or any comments to the originally proposed draft of the definitive merger agreement although such representatives did verbally convey revisions to Party A’s draft of a definitive agreement that it had previously sent as a counterproposal. Representatives of Party B indicated to representatives of J.P. Morgan Party B’s interest in conducting further due diligence but declined to submit any proposal or provide any indication as to timing of a written proposal, if any.

On the evening of April 30, 2009, representatives of J.P. Morgan reviewed with the Vignette board of directors an update on the current status of the process including Party A’s revised proposal. The Vignette board of directors and representatives of J.P. Morgan discussed the adequacy of the preliminary bids from both bidders and alternative responses to the bids. Representatives of J.P. Morgan presented a side-by-side analysis of the current Open Text and Party A offers comparing the cash and stock portions of each offer, the premium of each offer, the exclusivity provisions, and the break-up fee. As part of this analysis, the Vignette board of directors reviewed with representatives of WSGR the initial legal provisions proposed by each party in their respective drafts of the merger agreement. The Vignette board of directors noted that the legal provisions proposed by Party A contained more contingencies than Open Text’s draft, and as a result Open Text’s draft was more favorable to Vignette. The Vignette board of directors authorized representatives of J.P. Morgan to contact representatives of Party A and suggest to them that Party A revise its bid to at least a specified increased price per share and to request a written proposal and a full markup of the proposed definitive merger agreement by the morning of May 1, 2009.

On the morning of May 1, 2009, representatives of Party A responded to representatives of J.P. Morgan with an increased verbal offer valued as of May 1, 2009 consisting of cash and shares of Party A common stock. Representatives of Party A did not provide a revised written proposal or a markup to the proposed definitive merger agreement, but did communicate additional detail on a few limited material transaction terms. Party A’s representatives indicated that this bid was their best and final offer and asked for a response by 12 p.m. Pacific time.

On May 1, 2009 around midday, the Vignette board of directors discussed Party A’s verbal proposal and noted that there was no written proposal or markup to the merger document submitted. Representatives of J.P. Morgan presented an updated side-by-side comparison of the current Open Text and Party A offers, including among other things, a comparison of the total offer amounts, premium of each offer, target announcement dates, exclusivity periods, exclusivity damages and break-up fees. Representatives of J.P. Morgan and WSGR also presented an analysis of Open Text’s and Party A’s respective markups of the merger agreement including conditions to closing. Following this discussion, the Vignette board of directors authorized representatives of J.P. Morgan to contact representatives of Open Text and suggest that Open Text revise its bid to at least a specified increased price per share comprising cash and shares of Open Text common stock. During the telephonic meeting of the Vignette board of directors, representatives of Party B contacted representatives of J.P. Morgan and formally declined to move forward in the process.

Later in the day on May 1, 2009, representatives of J.P. Morgan called representatives of Open Text and suggested that Open Text revise its bid to at least a specified increased price per share. Representatives of Open Text subsequently called representatives of J.P. Morgan and verbally accepted the revised pricing terms.

In the early afternoon of May 1, 2009, the Vignette board of directors discussed Open Text’s proposal to acquire Vignette at the price proposed by the Vignette board of directors. Representatives of J.P. Morgan reviewed with the Vignette board of directors the merits of Open Text’s offer. The Vignette board of directors discussed with themselves and representatives of J.P. Morgan their respective view on the offers. The Vignette board of directors determined that it was in the best interest of Vignette and its stockholders for Vignette to proceed with the negotiations of the proposed sale of Vignette with Open Text and to enter into a letter of intent with Open Text.

Later in the evening of May 1, 2009, Vignette and Open Text executed a letter of intent evidencing an offer to acquire Vignette at a price of approximately $12.75 per share comprising $8.00 in cash and $4.75 in Open Text common stock based on the previous day’s closing stock price of Open Text common stock and included an exclusivity agreement with an expiration date of May 7, 2009.

From May 1 to May 5, 2009, representatives of Vignette and Open Text completed their reciprocal due diligence.

On May 2, 2009, Vignette’s legal counsel, WSGR, submitted to Open Text’s legal counsel, McKenna Long & Aldridge, a revised merger agreement.

From May 2 to May 5, 2009, representatives of Vignette and Open Text negotiated the merger agreement and ancillary documents, and held meetings and conference calls to resolve open items. These items primarily related to conditions to closing, termination fees/expense reimbursement, and Vignette’s right to pursue superior proposals.

On May 5, 2009, Open Text’s board of directors held a meeting and approved the transaction.

On the evening of May 5, 2009, the Vignette board of directors held a board meeting to evaluate the potential merger. Prior to the meeting, each director was provided with various materials including a draft of the merger agreement. In addition to the Vignette directors, present at the meeting were representatives of J.P. Morgan and representatives of WSGR. At the meeting, the board was apprised of the interests of Vignette’s executive officers and directors in the merger. Representatives of WSGR then reviewed with the Vignette board of directors the proposed transaction and reviewed the material terms and conditions contained in the merger agreement including the deal structure, consideration, potential tax treatment, termination triggers and fees, and closing conditions. Representatives of J.P. Morgan then presented a review and analysis of the key financial terms of the proposed merger including the consideration mix of cash and stock, the equity and enterprise value of the transaction, deal protections including break-up fees and fiduciary outs, conditions based on regulatory approval, and exclusivity provisions. Also included was a comparison of Open Text’s proposed purchase price with estimates of Vignette’s valuation using various calculation methods. Representatives of J.P. Morgan then delivered an oral opinion (subsequently confirmed in writing in an opinion dated May 5, 2009) to the Vignette board of directors that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by J.P. Morgan, the consideration to be received for each share of Vignette common stock was fair, from a financial point of view, to the holders of Vignette common stock. After further review and discussion, the Vignette board of directors unanimously determined that the merger transaction was fair to, and in the best interests of, Vignette and its stockholders and voted unanimously to approve and adopt the merger agreement and related agreements and approve the merger and other transactions contemplated by the merger agreement and resolved to recommend that Vignette stockholders adopt the merger agreement and approve the merger and related matters.

On the evening of May 5, 2009, the parties executed the merger agreement. Before the opening of trading on the NASDAQ Stock Market on May 6, 2009, Open Text and Vignette issued a joint press release announcing the execution of the merger agreement.

Vignette’s Reasons for the Merger

In evaluating the merger, the Vignette board of directors consulted with Vignette’s management, as well as with Vignette’s legal and financial advisors, and, in reaching its decision to approve the merger and enter into the merger agreement, considered a number of factors, including the following factors that the Vignette board of directors viewed as generally supporting its decision to approve the merger and enter into the merger agreement.

Financial Considerations. The Vignette board of directors considered a number of financial factors pertaining to the merger as support for its decision to enter into the merger agreement, including the following:

•	the financial performance and condition, business operations and prospects of each of Vignette, Open Text and the combined company, and Open Text’s historical financial and stock performance;

•

that Vignette stockholders will own approximately 6.3% of Open Text’s outstanding shares immediately after the effective time of the merger, which will allow Vignette stockholders to participate in all of the benefits of Open Text, including future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares for cash into a very liquid market at any time;

•

the financial terms of the transaction, including the fixed exchange rate of 0.1447 shares of Open Text common stock for each share of Vignette common stock and the payment of $8.00 in cash without interest per share of Vignette common stock to be paid in connection with the merger;

•

based upon the 30-day trailing average closing price of Open Text common stock as of May 5, 2009 (the last trading day before the merger agreement was announced), the transaction represented a purchase price of $12.70 per share of Vignette common stock, or an approximate 74% premium to the Vignette common stock closing price on May 5, 2009; and

•	the opportunity for Vignette stockholders to benefit from any increase in the trading of Open Text common stock between signing and closing of the transaction.

Strategic Alternatives. The Vignette board of directors considered the strategic alternatives to the merger available to Vignette, including remaining a standalone entity and pursuing acquisitions of complementary products, assets, technologies or businesses. The Vignette board of directors also considered the efforts and advice of J.P. Morgan, as well as its own experience, regarding the availability of other potential acquirers willing and able to acquire the company on terms more favorable to Vignette’s stockholders than the transaction with Open Text. After consideration of these alternatives, the Vignette board of directors determined that a combination with Open Text is expected to yield greater value to stockholders than other reasonably likely alternatives.

Opinion of Financial Advisor. The Vignette board of directors considered J.P. Morgan’s opinion, dated May 5, 2009, to the Vignette board of directors as to the fairness, from a financial point of view, as of the date of the opinion and based upon and subject to various factors, assumptions, limitations and qualifications described in the opinion, of the merger consideration to be received by the Vignette stockholders (other than Open Text and its affiliates) pursuant to the merger agreement, as more fully described in “The Merger—Opinion of Vignette’s Financial Advisor” beginning on page 68.

Terms of the Merger Agreement. The Vignette board of directors considered the terms of the merger agreement, including:

•	that Open Text’s obligations to close the merger are not subject to a financing condition;

•

that under certain circumstances, the merger agreement permits Vignette to provide material non-public information to, and engage in negotiations with, a third party that makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described in “Terms of the Merger Agreement—Acquisition Proposals By Third Parties” beginning on page 89), on the terms and subject to the conditions of the merger agreement;

•

the merger agreement permits the Vignette board of directors, under certain circumstances, to change its recommendation with respect to the merger in response to an alternative transaction or to terminate the merger agreement with Open Text and enter into a new agreement with respect to an alternative transaction;

•

in the view of the Vignette board of directors, the circumstances under which termination fees are payable by Vignette to Open Text under the merger agreement should not preclude a bona fide alternative proposal involving Vignette;

•	the termination fee provisions are the product of negotiations;

•	the size of the termination fee is reasonable in light of the size and benefits of the merger; and

•	the representations, warranties and covenants and closing conditions of Vignette and Open Text are generally reciprocal.

Regulatory Approvals. The Vignette board of directors considered the regulatory approvals required to complete the merger, including expiration or termination of any waiting period or extension thereof under the HSR Act and review by CFIUS, and the belief of Vignette’s management that the merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude or materially diminish the benefits expected from the merger, and would otherwise be completed in accordance with the terms of the merger agreement.

Due Diligence. The Vignette board of directors considered the results of Vignette’s financial, legal, tax and accounting due diligence review of Open Text.

The Vignette board of directors weighed the aforementioned material factors against a number of other factors identified in its deliberations that weighted negatively against the merger, including, without limitation, the following material factors:

•	the challenges inherent in the combination of two businesses of the size and scope of Vignette and Open Text and the possible diversion of management’s attention for an extended period of time;

•	the risk of not capturing all of the anticipated synergies between Vignette and Open Text and the risk that other anticipated benefits of the merger might not be realized;

•

because the exchange ratio is fixed, in the event of a decrease in the price of Open Text common stock between the date of execution of the merger agreement and the closing of the merger, the risk that Vignette stockholders may receive less value for their shares upon the closing of the merger than calculated pursuant to the exchange ratio on the date of execution of the merger agreement and on the date of the Vignette special meeting;

•	certain provisions of the merger agreement that could have the effect of discouraging proposals for alternative transactions involving Vignette, including:

•	the restrictions on Vignette’s ability to solicit proposals for alternative transactions involving Vignette; and

•	that under certain circumstances, Vignette may be required to pay to Open Text a termination fee of approximately $10.9 million;

•	the requirement that certain directors and executive officers of Vignette enter into voting agreements for the purposes of adopting the merger agreement and approving the merger;

•	current financial market conditions and historical market price, volatility and trading information with respect to Vignette’s and Open Text’s stock;

•	the fees and expenses associated with completing the merger;

•

the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Vignette as a standalone company because of such failure or delay; and

•	the other risks described in “Risk Factors” beginning on page 28.

After consideration of these factors, the Vignette board of directors determined that these risks could be mitigated or managed by Vignette or Open Text or by the combined company following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, were unlikely to have a materially adverse impact on the merger or on the combined company following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

Although this discussion of the information and factors considered by the Vignette board of directors is believed to include the material factors considered by the Vignette board of directors, it is not intended to be exhaustive and may not include all of the factors considered by the Vignette board of directors. In reaching its determination to approve and recommend the merger and the merger agreement, the Vignette board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in best interests of Vignette and its stockholders. Rather, the Vignette board of directors based its position and recommendation on the totality of the information presented to and factors considered by it. In addition, individual members of the Vignette board of directors may have given differing weights to different factors.

Recommendation of the Vignette Board of Directors

The Vignette board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Vignette and the Vignette stockholders and recommends that the Vignette stockholders vote “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, and “FOR” the proposal to adjourn the Vignette special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Opinion of Vignette’s Financial Advisor

Pursuant to an engagement letter dated April 30, 2009, Vignette retained J.P. Morgan as its financial advisor in connection with any potential sale or other change of control of Vignette.

At the meeting of the Vignette board of directors on May 5, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing that day, to the Vignette board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Vignette’s common stockholders in the merger was fair, from a financial point of view, to Vignette’s common stockholders. No limitations were imposed by Vignette’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated May 5, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. Vignette’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Vignette board of directors, is directed only to the consideration to be paid in the merger to holders of Vignette common stock and does not constitute a recommendation to any stockholder of Vignette as to how such stockholder should vote at the Vignette special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated May 5, 2009, of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Vignette and Open Text and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Vignette with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Vignette common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Vignette relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Vignette with respect to certain aspects of the merger, and the past and current business operations of Vignette, the financial condition and future prospects and operations of Vignette, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In rendering its opinion, J.P. Morgan relied upon and assumed, without independently verifying or assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Vignette and Open Text or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Vignette or Open Text under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Vignette to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Vignette and Open Text in the merger agreement and the related agreements were, are and will be true and correct in all ways material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied as to all legal, regulatory or tax matters relevant to the rendering of its opinion upon the assessments of advisors to Vignette with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Vignette or Open Text or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan by Vignette were prepared by the management of Vignette. Vignette does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect or may have affected J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to Vignette common stockholders in the merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Vignette or the underlying decision by Vignette to engage in the merger. J.P. Morgan expressed no opinion as to the price at which Vignette’s common stock or Open Text’s common stock will trade at any future time, whether before or after the closing of the merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Vignette with similar data for 12 publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Vignette.

•	Art Technology Group, Inc.;

•	Borland Software Corporation;

•	EPIQ Systems, Inc.;

•	IDS Scheer AG;

•	Informatica Corporation;

•	iPass Inc.;

•	i2 Technologies, Inc.;

•	Keynote Systems, Inc.;

•	Open Text Corporation;

•	QAD Inc.;

•	Software AG;

•	TIBCO Software Inc.

These companies were selected, among other reasons, because they have a business model or certain operating characteristics, including size, revenue growth or earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins, similar to that of Vignette.

In all instances, multiples were based on closing stock prices on May 1, 2009. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies other than Vignette were based on the selected companies’ filings with the Securities and Exchange Commission and publicly available Wall Street research analysts’ estimates and estimated financial data for Vignette were based on (1) a street case (based on Wall Street consensus) and (2) a management case (based on management guidance).

In conducting its analysis, publicly available estimates of financial performance, including revenue growth and EBITDA margin, through the twelve months ended December 31, 2009 were reviewed. J.P. Morgan reviewed the selected companies’ trading multiples based on enterprise value (calculated as diluted market value, plus total debt, less cash and cash equivalents) to estimated revenues for calendar year 2009 and enterprise value to estimated EBITDA for calendar years 2009. J.P. Morgan applied a reference range of selected multiples of estimated revenue and estimated EBITDA for calendar year 2009 derived from the selected companies to Vignette’s corresponding financial data. Specifically, the reference range was 0.2x to 0.7x for calendar year 2009 estimated revenues and 5.5x to 13.0x for calendar year 2009 estimated EBITDA.

A summary of the range of the implied valuations of Vignette’s common stock that J.P. Morgan derived is set forth below:

Trading Multiple	Implied Valuation Range for Vignette Common Stock (1)
Street Case
CY2009 Estimated Revenue	$7.20 – $10.10
CY2009 Estimated EBITDA	$8.30 – $11.30

Management Case
CY2009 Estimated Revenue	$7.30 – $10.30
CY2009 Estimated EBITDA	$7.40 – $9.40

(1)	All values presented on per share basis, rounded to nearest $0.10

J.P. Morgan also reviewed the selected companies’ trading multiples based on adjusted stock price to estimated adjusted earnings per share (“EPS”), as defined below, referred to herein as the adjusted price earnings multiple for calendar year 2009. Adjusted stock price is defined as stock price less cash per share. Adjusted EPS is defined as EPS less assumed interest income per share which is calculated by applying a 35.0% tax rate and 1.0% interest income rate to existing cash balance. J.P. Morgan applied a reference range of selected multiples of estimated adjusted EPS for calendar year 2009 derived from the selected companies to Vignette’s corresponding financial data and added cash per share. Specifically, the reference range was 10.0x to 21.0x for calendar year 2009 estimated adjusted earnings per share.

A summary of the implied valuation ranges of Vignette’s common stock that J.P. Morgan derived is set forth below:

Trading Multiple	Implied Valuation Range for Vignette Common Stock (1)
Street Case
CY2009 Estimated Adjusted EPS	$8.60 – $11.50

Management Case
CY2009 Estimated Adjusted EPS	$6.80 – $7.80

(1)	All values presented on per share basis, rounded to nearest $0.10

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Vignette’s common stock. J.P. Morgan calculated the unlevered free cash flows that Vignette is expected to generate during fiscal years 2009 (second half) through 2018 based upon management’s estimates for a base case, upside case and downside case. J.P. Morgan also calculated a range of terminal asset values of Vignette at the end of the 10-year period ending 2018 by applying a perpetual growth rate of 1.5% to 2.5% to the unlevered free cash flow of Vignette during the final year of the 10-year period. J.P. Morgan then calculated Vignette’s future net operating loss benefits at the end of the 10-year period ending 2018 by applying a perpetual growth rate of 1.5% to 2.5% and assuming expiration of net operating loss benefits between 2009 and 2027. The unlevered free cash flows, the range of terminal asset values, and the future net operating loss benefits were then discounted to present values using a range of discount rates from 14.0% to 16.0%, which were chosen by J.P. Morgan based upon an analysis of Vignette’s weighted average cost of capital. The present value of the unlevered free cash flows, the range of terminal asset values and the future net operating loss benefits were then adjusted for Vignette’s cash and cash equivalents as of March 31, 2009. The discounted cash flow analysis indicated a range of equity values between $7.70 and $8.20 for the base case, $10.90 and $12.20 for the upside case and $6.00 and $6.10 for the downside case, each per share of Vignette’s common stock, rounded to the nearest $0.10.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan performed a selected transaction analysis, which provides an implied range of per share values for Vignette derived from an analysis of a range of selected transactions deemed by J.P. Morgan to be comparable to the merger. Specifically, J.P. Morgan reviewed the following transactions:

Date announced	Target	Acquirer
01/22/09	Interwoven, Inc.	Autonomy Corporation plc
09/04/08	Captaris, Inc.	Open Text Corporation
07/28/08	ILOG S.A.	International Business Machines Corporation
06/25/08	IONA Technologies plc	Progress Software Corporation
07/16/07	DataMirror Corporation	International Business Machines Corporation
04/12/07	Mobius Management Systems, Inc.	Allen Systems Group, Inc.
04/06/07	Embarcadero Technologies, Inc.	Thoma Cressey Bravo, Inc.
04/05/07	webMethods, Inc.	Software AG
12/06/06	Docucorp International, Inc.	Skywire Software, LLC
11/02/06	Stellent, Inc.	Oracle Systems Corporation
08/10/06	FileNet Corporation	International Business Machines Corporation
07/05/06	Hummingbird Ltd.	Open Text Corporation
11/04/05	Verity, Inc.	Autonomy Corporation plc
08/22/05	Plumtree Software, Inc.	BEA Systems, Inc.

For each of the selected transactions, J.P. Morgan calculated and, to the extent information was publicly available, compared the target’s enterprise value to the target’s one-year forward revenue, one-year forward EBITDA and one-year forward adjusted EPS as estimated in published Wall Street equity research.

J.P. Morgan applied a reference range of one-year forward revenue and one-year forward EBITDA multiples derived from the selected transactions to Vignette’s corresponding financial data (CY2009 estimated revenue, CY2009 estimated EBITDA, CY2009 estimated adjusted EPS) based on published Wall Street equity research. Specifically, the reference range was 0.8x to 2.5x one-year forward revenue, 7.0x to 30.0x one-year forward EBITDA and 12.5x to 24.0x one-year forward adjusted EPS.

A summary of the implied valuation ranges of Vignette’s common stock that J.P. Morgan derived is set forth below:

Transaction Multiple	Implied Valuation Range for Vignette Common Stock
CY2009 Estimated Revenue	$10.70 – $20.00
CY2009 Estimated EBITDA	$ 8.90 – $17.90
CY2009 Estimated Adjusted EPS	$ 9.30 – $12.30

Historical Stock Price Analysis. J.P. Morgan also referenced a 90-day trading range and a 52-week trading range of Vignette’s stock price. Specifically, the reference range was $5.70 to $9.41 per share for the 90-day trading range and $5.70 to $13.89 per share for the 52-week trading range. J.P. Morgan noted that historical stock trading is not a valuation methodology but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Vignette, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Vignette. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Vignette and the transactions compared to the merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the Vignette board of directors in making its determination to approve the merger. The analyses as summarized above should not be viewed as determinative of the opinion of the Vignette board of directors with respect to Vignette’s value, or of whether the Vignette board of directors would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Vignette with respect to the merger on the basis of such experience and its familiarity with Vignette.

For services rendered in connection with the merger and the delivery of its opinion, Vignette paid J.P. Morgan $1.5 million upon delivery of its opinion. Additionally, Vignette has agreed to pay J.P Morgan 1.375% of the aggregate merger consideration, less the previously paid $1.5 million, valued at the time of consummation of the proposed merger, but only if the proposed merger is consummated. Based upon the closing price of Open Text common stock on June 16, 2009, Vignette would pay J.P. Morgan approximately $2.9 million upon consummation of the proposed merger, which when combined with the previously paid $1.5 million, would provide J.P. Morgan with a total fee of approximately $4.4 million. In addition, Vignette has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date on which J.P. Morgan delivered its opinion letter, neither J.P. Morgan nor its affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with Vignette. J.P. Morgan and its affiliates have performed in the past certain treasury services for Open Text and its affiliates. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Vignette or Open Text for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Open Text’s Reasons for the Merger

The Open Text board of directors unanimously approved the merger agreement, and has determined that the merger agreement and the merger are in the best interests of Open Text and its stockholders. In reaching this decision, the Open Text board considered, among other matters, the financial performance and condition, business operations and prospects of each of Open Text and Vignette, the terms and conditions of the merger agreement and the ancillary documents, the results of the due diligence investigation conducted by Open Text’s personnel and management, and Open Text’s legal advisors.

The Open Text board of directors considered a number of potential benefits of the merger, including the following:

•	the merger will extend Open Text’s breadth of offerings and further Open Text’s positioning as the leading independent ECM vendor in the market place;

•

the merger is a preferable growth option in comparison to alternatives available at this time to further Open Text’s strategy to seek out opportunities to expand or complement Open Text’s current business;

•	the merger may strengthen Open Text’s position against larger companies with which Open Text competes;

•	the merger is expected to be accretive to Open Text stockholders;

•	the merger will provide Open Text with high-end Web Content Management (WCM) capabilities, as well as solutions targeted at selected verticals;

•	the merger will provide Open Text with a relationship with some of the world’s most well-known online brands to whom there may be the opportunity to sell additional products and services;

•	the merger will provide Open Text with the opportunity to enhance its relationship with companies that are customers of both Open Text and Vignette; and

•	the merger is expected to increase operational efficiency and provide opportunities for cost reduction through the elimination of redundant overhead expenses and public company costs.

The Open Text board of directors also considered a number of potentially negative factors, including the following:

•

the risk that, notwithstanding Open Text’s positive history in successfully integrating prior acquisitions, the potential benefits of the merger would not be realized fully as a result of challenges the companies might face in integrating their customers, technology, personnel and operations, as well as general industry-wide or economic conditions or other factors;

•

the risk that, if the merger is not consummated, Open Text’s management would have devoted substantial time and resources to the combination at the expense of attending to and growing Open Text’s business or other business opportunities; and

•	the risk associated with the additional demands that the acquisition of Vignette would place on management.

The foregoing list comprises the material factors considered by the Open Text board of directors in its consideration of the merger and does not include all of the factors considered by the Open Text board of directors. In view of the variety of factors and information considered, the Open Text board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Rather, the decision was made after consideration of all of the factors as a whole. In addition, individual members of the Open Text board of directors may have given different weight to different factors.

Interests of Vignette’s Executive Officers and Directors in the Merger

In considering the recommendation of the Vignette board of directors in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, you should be aware that some directors and officers of Vignette have interests in the merger that may be different from, or in addition to, your interest as a Vignette stockholder. The Vignette board of directors was aware of these potential interests and considered them. These potential interests, to the extent material, include the following:

Indemnification and Insurance. From and after the effective time of the merger, Open Text has agreed to honor Vignette’s obligations with respect to indemnification or exculpation provisions in favor of any person who is or was a director or officer of Vignette as provided in Vignette’s organizational documents, indemnification agreements of Vignette with such person or otherwise in effect as of the date the merger agreement, with respect to claims related to matters occurring prior to the effective time of the merger.

Vignette has also agreed to purchase a “tail” directors’ and officers’ liability insurance at or prior to the effective time of the merger which has an effective term of six years from the effective time of the merger, covers those persons who are covered by Vignette’s directors’ and officers’ insurance policy in effect immediately prior to the effective time of the merger, and contains terms and conditions, including coverage amounts, which are no less advantageous than those contained in the terms and conditions of Vignette’s directors’ and officers’ insurance policies in effect immediately prior to the effective time of the merger.

Certain Employment Agreements. Each of Mr. Aviles and Mr. Kelly is party to an employment agreement that provides that following a change in control of Vignette, in the event his employment is terminated without cause, or upon a voluntary resignation for good reason (which includes a change in control itself), he would be entitled to receive continued cash severance payments equal to his base salary for a period of twenty-seven months and eighteen months, respectively, plus an amount equal to his executive performance bonus paid to him in the prior twelve months.

In addition, each of Mr. Dutch, Mr. Johnson, Mr. Singh and Ms. Wiley are party to an employment agreement that provides that, in the event that their employment is terminated without cause, or upon a voluntary resignation for good reason, within eighteen months following a change in control of Vignette, they would be entitled to receive continued cash severance payments equal to their base salary for a period of eighteen months, plus an amount equal to their Executive Performance Bonus paid to them in the prior twelve months. In the event that their employment is terminated without cause, or upon a voluntary resignation for good reason, not within eighteen months following a change in control of Vignette, they would be entitled to receive continued cash severance payments equal to their base salary for a period of twelve months, plus an amount equal to their Executive Performance Bonus paid to them in the prior twelve months.

Stock Ownership and Voting Power. As of June 17, 2009, directors and executive officers of Vignette beneficially owned approximately 2.35% of the outstanding shares of common stock of Vignette entitled to vote at the special meeting.

In connection with the execution of the merger agreement Mr. Kelly, Mr. Johnson, Mr. Singh, Ms. Wiley, and the members of the Vignette board of directors, including Mr. Aviles, who collectively beneficially own approximately 2.35% of the voting power of Vignette common stock as of the record date, entered into voting agreements agreeing to vote for the merger.

Acceleration of Executive Officer and Director Options and Restricted Stock. All optionholders, including the directors and officers of Vignette that are optionholders, will be entitled to acceleration of all of their stock options immediately prior to the closing of the merger. Additionally, the non-employee directors of Vignette will also be entitled to acceleration of all of their restricted stock immediately prior to the closing of the merger. The following table identifies for each Vignette executive officer and director as of May 22, 2009, the aggregate number of shares of his or her vested and unvested Vignette stock options, the aggregate number of shares subject to his or her outstanding unvested Vignette stock options that will become fully vested and exercisable immediately prior to the closing of the merger, the weighted average exercise price of his or her Vignette stock options that will be accelerated immediately prior to the closing of the merger and the value of such accelerated stock options based on the difference between the exercise price and the market price of Vignette shares on May 22, 2009, the weighted average exercise price of his or her collective vested and unvested Vignette stock options, and the value of all such stock options. The following table also identifies for each Vignette executive officer and director as of May 22, 2009, the number of shares of unvested Vignette restricted stock that will become fully vested immediately prior to the closing of the merger and the value of all such restricted stock.

Name And Title	Aggregate Shares Subject to Outstanding Stock Options(1)	Aggregate Shares Subject to Unvested Stock Options to be Accelerated	Weighted Average Exercise Price of Unvested Stock Options to be Accelerated	Value of Unvested Stock Options to be Accelerated(2)	Weighted Average Exercise Price of All Stock Options	Value of All Stock Options(3)	Aggregate Number of Unvested Restricted Stock	Value of Unvested Restricted Stock to be Accelerated(4)
Michael A. Aviles, Chief Executive Officer	904,067	514,092	$11.63	$329,019	$13.38	$-0-	110,420	$1,354,853
Patrick T. Kelly, Chief Financial Officer	253,797	169,974	$10.94	$226,065	$11.76	$129,436	53,804	$660,175
David Dutch, SVP, Products and Marketing	126,667	114,167	$8.37	$445,251	$8.70	$452,201	27,833	$341,511
Bryce M. Johnson, SVP, General Counsel	243,283	83,775	$10.96	$109,745	$16.18	$-0-	26,714	$327,781
Somesh Singh, SVP, R&D & Technical Operations	274,367	202,442	$10.93	$271,272	$12.10	$46,642	63,487	$778,985
Gayle Wiley, SVP, Worldwide Human Resources	102,267	59,930	$10.85	$85,101	$12.84	$-0-	23,580	$289,327
Henry DeNero, Director	21,384	5,031	$12.27	$-0-	$13.63	$-0-	4,075	$50,000
Kathleen Earley, Director	26,121	5,031	$12.27	$-0-	$13.77	$-0-	4,075	$50,000
Joseph Grant, Director	30,621	5,031	$12.27	$-0-	$16.13	$-0-	4,075	$50,000
Jeffrey Hawn, Director	40,671	5,031	$12.27	$-0-	$17.98	$-0-	4,075	$50,000
Michael Lambert, Director	59,261	5,031	$12.27	$-0-	$15.33	$-0-	4,075	$50,000
Jan Lindelow, Director	47,846	5,031	$12.27	$-0-	$13.48	$-0-	4,075	$50,000

(1)	Number does not include stock options that have already been exercised.
(2)	Calculated by multiplying the shares subject to unvested stock options by the difference between the fair market value of shares of Vignette common stock on May 22, 2009 and the weighted average exercise price of such unvested stock options, including stock options with exercise prices that may be higher than the merger consideration.
(3)	Calculated by multiplying the shares subject to all stock options by the difference between the fair market value of shares of Vignette common stock on May 22, 2009 and the weighted average exercise price of such stock options, including stock options with exercise prices that may be higher than the merger consideration.
(4)	Calculated by multiplying the unvested restricted shares by the fair market value of shares of Vignette common stock on May 22, 2009.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to a holder of shares of Vignette common stock that receives merger consideration, pursuant to the terms of the merger agreement. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to herein as the Internal Revenue Code, Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service, referred to herein as the IRS, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion is not a complete description of the U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and the tax consequences of the merger can vary depending on each Vignette stockholder’s individual circumstances and tax status. This discussion is limited to Vignette stockholders that hold their shares of Vignette common stock and will hold their shares of Open Text common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a particular holder of Vignette common stock or to holders of Vignette common stock that are subject to special treatment under U.S. federal income tax laws, such as certain former citizens or residents of the United States, entities treated as partnerships, S corporations or other flow-through entities for U.S. federal income tax purposes, dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who acquired their shares of Vignette common stock pursuant to the exercise of stock options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation, U.S. persons (as defined below) whose functional currency is not the United States dollar, persons deemed to sell their Vignette common stock under the constructive sale provisions of the Internal Revenue Code and persons who acquired Vignette common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction.

In addition, this summary does not address the tax consequences of the merger to holders of stock options or warrants to acquire Vignette common stock. Furthermore, this discussion does not address the tax consequences of the merger under any state, local, foreign or other tax laws or any U.S. federal estate, gift, or alternative minimum tax considerations. Neither Vignette nor Open Text has requested, and do not plan to request, any rulings from the IRS concerning the merger, and the statements in this registration statement are not binding on the IRS or any court.

This discussion is also limited to holders of Vignette common stock who are U.S. persons. For purposes of this discussion, the term “U.S. person” means:

•	an individual citizen or resident of the United States;

•

a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (x) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

EACH HOLDER OF VIGNETTE COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, IN LIGHT OF THE PARTICULAR CIRCUMSTANCES OF SUCH HOLDER.

Tax Consequences of the Merger, Generally. The merger is structured as a taxable transaction. Each Vignette stockholder will generally recognize gain or loss measured by the difference between (i) the amount of cash and fair market value of shares of Open Text stock received and (ii) such stockholder’s tax basis in Vignette common stock exchanged therefor. Any gain or loss that such stockholder recognizes generally will be treated as capital gain or loss. If such stockholder’s holding period in its shares of Vignette common stock is greater than one year as of the consummation of the merger, then such stockholder’s capital gain or loss with respect to such shares of stock will constitute long-term capital gain or loss. Currently, long-term capital gains are generally subject to U.S. federal income tax at a maximum rate of 15% in the hands of certain U.S. holders such as individuals. Short-term capital gains are taxed at ordinary income rates. The use of capital losses to offset ordinary income from other sources is subject to limitations.

Dissenting Stockholders and Appraisal Rights. A Vignette stockholder who perfects dissenters’ or appraisal rights with respect to such stockholder’s shares of Vignette common stock generally will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in those shares and the amount of cash received in exchange for those shares. The tax consequences of cash received may vary depending upon the individual circumstances of the stockholder and other factors. Each holder of Vignette common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights may be treated as dividend income.

Backup Withholding and Information Reporting. A Vignette stockholder may be subject to backup withholding at a rate of 28% on the consideration received in connection with the merger, unless an exception applies or the Vignette stockholder furnishes its taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) and certifies under penalty of perjury that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with all applicable requirements of the backup withholding rules. Amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Treatment of Vignette and Open Text. No gain or loss will be recognized by Vignette or Open Text solely as a result of the merger.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. VIGNETTE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

Accounting Treatment

Open Text intends to treat the merger as an acquisition by Open Text of Vignette under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the assets and liabilities of Vignette will be recorded, as of the completion of the merger, at the respective fair values, in the financial statements of Open Text. Financial statements and reported results of operations of Open Text issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Vignette.

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division of the Department of Justice, referred to herein as the DOJ, and the Federal Trade Commission Bureau of Competition, referred to herein as the FTC, under the HSR Act that requires Open Text and Vignette to make pre-merger notification filings and to await the expiration or earlier termination of statutory waiting periods prior to completing the merger. On May 18, 2009, Open Text and Vignette each made the required filings under the HSR Act and requested early termination of the required waiting period.

Either the DOJ or FTC could open an investigation of the merger that could extend the statutory waiting period, and could also challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest, before or after the statutory waiting period, and even after completion of the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after they are completed. Open Text and Vignette cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Open Text and Vignette will prevail.

In addition, the merger is contingent upon review by CFIUS and issuance of a letter, from CFIUS or the President of the United States, indicating that there are no unresolved issues in connection with the merger that will affect the national security of the United States.

On June 4, 2009, Open Text and Vignette made a joint voluntary filing with CFIUS. The CFIUS process will take a minimum of thirty-days, but may take up to ninety-days to complete. Parties are not required to consummate the merger until CFIUS, or the President of the United States, issues the above described letter. As a condition of receiving such a letter the parties may enter into a Mitigation Agreement to exclude certain assets from the merger and/or assume certain obligations requested by the government to protect national security. In the absence of receiving such a letter or entering into a Mitigation Agreement the Parties may withdraw the CFIUS Notification and/or the merger may be delayed or blocked.

Additionally, to be able to participate in classified U.S. Government programs, Vignette sought and obtained a security clearance from the U.S. Department of Defense as required under the national security laws and regulations of the United States. If this security clearance is not maintained, the U.S. Government would have the right to terminate any Vignette contracts that require access to classified information.

Delisting and Deregistration

If the merger is completed, Vignette common stock will be delisted from the Nasdaq Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended. Following the completion of the merger, Vignette will no longer be a publicly-traded company.

Quotation on the NASDAQ Global Select Market

The merger agreement provides that Open Text will cause the shares of Open Text common stock to be issued in the merger to be approved for trading on the Nasdaq Global Select Market and Toronto Stock Exchange.

Appraisal Rights

Under Section 262 of the DGCL, any holder of Vignette common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Vignette common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Appendix D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Appendix D. Any holder of Vignette common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix D carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal, abstain or not vote its shares;

•	the stockholder must deliver to Vignette a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement and the transactions contemplated thereby will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Vignette common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Vignette of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

VIGNETTE CORPORATION

1301 SOUTH MOPAC EXPRESSWAY

AUSTIN, TEXAS 78746

ATTENTION: CORPORATE SECRETARY

If the merger is completed, Vignette will give written notice of the effective time of the merger within 10 days after such effective time to each former Vignette stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Vignette common stock held by all dissenting stockholders. The surviving company is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Vignette has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with such direction may be dismissed from such proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Vignette common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. A fairness opinion of an investment banking firm does not in any manner address fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the demand for appraisal, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A VIGNETTE STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

TERMS OF THE MERGER AGREEMENT

This section contains a summary of the material terms of the merger agreement. The following summary is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is incorporated herein by reference and attached as Appendix A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information that is important to you. WE URGE YOU TO READ CAREFULLY THE FULL TEXT OF THE MERGER AGREEMENT.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, Scenic Merger Corp., an indirect wholly-owned subsidiary of Open Text, will merge with and into Vignette. The separate corporate existence of Scenic Merger will terminate and Vignette will continue as the surviving corporation of the merger and as an indirect wholly-owned subsidiary of Open Text.

Completion of the Merger

The merger will be completed when all of the conditions to closing of the merger are satisfied or waived, including the adoption and approval of the merger agreement and the transactions contemplated thereby by the stockholders of Vignette. The merger will become effective when a duly executed and delivered certificate of merger is filed with the Secretary of State of the State of Delaware.

Open Text and Vignette are working to complete the merger as quickly as practicable and currently expect that the merger could be completed promptly after the special meeting of Vignette stockholders. However, Open Text and Vignette cannot predict the exact timing of the completion of the merger because it is subject to various conditions.

Merger Consideration

Form of Consideration. Upon completion of the merger, each outstanding share of Vignette common stock, excluding any shares held by Vignette, Open Text, its subsidiaries, or any dissenting stockholder, will be converted into the merger consideration of $8.00 in cash without interest per share and 0.1447 shares of Open Text common stock. The total amount of merger consideration you will receive will be the product of the merger consideration per share multiplied by the number of your shares of Vignette common stock.

Treatment of Vignette Stock Options. Persons who exercise their stock options prior to the effective time of the merger will be entitled to receive the merger consideration on the same basis as the other Vignette stockholders. All outstanding and unexercised stock options of Vignette will be cancelled at the effective time of the merger and converted into the right to receive a payment, if any, in cash and/or shares of Open Text common stock, as discussed below.

If the per share exercise price of an unexercised Vignette stock option is less than $8.00, the stock option will be converted into the right to receive (i) cash consideration equal to the product of (A) $8.00 less the applicable per share exercise price of the Vignette stock option and (B) the number of shares subject to the unexercised Vignette stock option; and (ii) stock consideration of a number of shares of Open Text common stock equal to the product of (A) 0.1447, and (B) the number of shares subject to the unexercised Vignette stock option. An amount necessary to satisfy the applicable minimum withholding tax obligation will be withheld from the cash consideration to be received pursuant to (i) above and then, if necessary, from the number of shares of Open Text common stock issued pursuant to (ii) above. For this purpose, the value of the stock consideration will be based on the most recent closing price of Open Text common stock prior to the date of the closing of the merger.

If the per share exercise price of a Vignette stock option is less than the value of the per share merger consideration (consisting of the cash consideration and the stock consideration) but greater than or equal to $8.00, such outstanding and unexercised Vignette stock option will be converted into the right to receive in shares of Open Text common stock, an amount equal to the product of (i) the value of the merger consideration less the applicable per share exercise price of the Vignette stock option, and (ii) the number of shares subject to the unexercised Vignette stock option. The number of shares of Open Text common stock to be issued will be reduced by the amount necessary to satisfy the applicable minimum withholding tax obligation. For purposes of calculating the value of the merger consideration, the value of the stock consideration will be based on the most recent closing price of Open Text common stock prior to the date of the closing of the merger.

If the per share exercise price of a Vignette stock option is greater than the value of the per share merger consideration, such options will be cancelled at the closing of the merger and the holders of such options will not receive any merger consideration.

Treatment of Vignette Restricted Stock. All outstanding shares of Vignette common stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition (e.g., transferability restrictions) under any restricted stock purchase agreement or other agreement or arrangement with Vignette that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon the consummation of the merger (referred to herein as restricted stock) will be converted automatically into the right to receive the merger consideration with respect to such shares. The merger consideration will be payable or distributable in accordance with the original vesting schedule of the restricted stock and will be subject to the same repurchase option and other conditions and/or terms relating to the restricted stock, including any requirement of continued employment through each vesting date.

Merger Sub Stock. Each share of Merger Sub common stock issued and outstanding at the time of the merger will be converted into 1,000 fully paid and nonassessable shares of Series A Preferred Stock of the surviving corporation. The surviving corporation will issue to Open Text Inc., an indirect wholly-owned subsidiary of Open Text and direct stockholder of Merger Sub, at the effective time of the merger 1,000 (or such other number agreed upon) shares of common stock of the surviving corporation.

Procedures for Exchanging Vignette Common Stock Certificates. Open Text has established an exchange fund with Mellon Investor Services, LLC, as the exchange agent for the merger, to hold the merger consideration to be paid to Vignette stockholders in connection with the merger. The exchange fund consists of shares of Open Text common stock and cash in an amount necessary to pay (i) the cash portion of the merger consideration, (ii) cash to be paid in lieu of fractional shares of Open Text common stock, and (iii) cash to be paid for dividends or other distributions, if any.

As promptly as practicable following the effective time of the merger, the exchange agent will mail to each record holder of Vignette common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates or book-entry shares in exchange for the cash consideration and shares of Open Text common stock. Upon proper surrender of Vignette stock certificates or book-entry shares in accordance with the exchange agent’s instructions, the holder of such Vignette stock certificates or book-entry shares will be entitled to receive book-entry shares representing the number of whole shares of Open Text common stock issuable to such holder pursuant to the merger, the cash portion of the merger consideration issuable to such holder pursuant to the merger, cash in lieu of any fractional share of Open Text common stock issuable to such holder and any dividends or other distribution to which such holder may be entitled. The surrendered certificates representing Vignette common stock will be canceled.

After the effective time of the merger, each certificate and book-entry share representing shares of Vignette common stock that has not been surrendered will represent only the right to receive shares of Open Text common stock issuable pursuant to the merger, the cash portion of the merger consideration, cash in lieu of any fractional share of Open Text common stock to which the holder of any such certificate is entitled, and any unpaid dividends and distributions. No interest will be paid or accrued on any cash constituting the merger consideration

(including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Vignette stock certificates or book-entry shares that have not yet surrendered their stock. Holders of certificates previously representing Vignette common stock will not be paid any dividends or distributions of Open Text with a record date after the consummation of the merger until their Vignette stock certificates are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by Open Text will be paid without interest.

Any holder or former holder of Vignette common stock may be subject to withholding under the Internal Revenue Code, or under another provision of state, local or foreign tax law. To the extent such amounts are withheld, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.

HOLDERS OF VIGNETTE COMMON STOCK SHOULD NOT SEND VIGNETTE STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF VIGNETTE STOCK CERTIFICATES.

Adjustment to Merger Consideration

Subject to certain exceptions, the stock consideration will be adjusted appropriately to reflect the effect of any stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Open Text common stock and a record date prior to the closing of the merger.

Fractional Shares

No fractional shares of Open Text common stock will be issued in connection with the merger. Instead, each holder of shares of Vignette common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Open Text common stock will receive an amount of cash (without interest) determined by multiplying the fractional share interest to which such stockholder would otherwise be entitled by the average of the last sale prices of Open Text common stock, as reported on the Nasdaq Global Select Market, for the five trading days immediately preceding the closing date, rounded to the nearest whole cent.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the parties relating to their respective businesses, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger or termination of the merger agreement, as further described below. The representations and warranties of each of Open Text, Merger Sub and Vignette have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, the representations and warranties may not be intended as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Vignette made a number of representations and warranties to Open Text and Merger Sub in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capitalization and ownership of subsidiaries;

•	corporate power and authority to enter into the merger agreement and the transactions contemplated thereby;

•

absence of any conflicts with organizational documents, notices or consents of governmental authorities required, violation or breach of any obligations, or applicable laws as a result of entering into the merger agreement and the transactions contemplated thereby;

•	broker’s fees;

•	SEC filings and the financial statements contained in those filings and sufficiency of internal controls;

•	absence of certain changes or events since December 31, 2008 through the date of the merger agreement;

•	legal proceedings;

•	absence of undisclosed liabilities;

•	compliance with applicable laws and reporting requirements;

•	permits;

•	taxes and tax returns;

•	employee benefit programs;

•	labor and employment matters;

•	material contracts and the absence of breaches of material contracts;

•	real property;

•	personal property and assets;

•	insurance;

•	environmental liability;

•	state takeover laws;

•	customers;

•	intellectual property;

•	warranty and related matters;

•	related party transactions;

•	receipt of opinion of financial advisor; and

•	information relating to Vignette included in this proxy statement/prospectus and the registration statement on Form S-4.

Open Text and Merger Sub made a number of representations and warranties to Vignette in the merger agreement, including representations and warranties relating to the following subject matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capitalization;

•	corporate power and authority to enter into the merger agreement and the transactions contemplated thereby;

•

absence of any conflicts with organizational documents, notices or consents of governmental authorities required, violation or breach of any obligations, or applicable laws as a result of entering into the merger agreement and the transactions contemplated thereby;

•	broker’s fees;

•	SEC filings and the financial statements contained in those filings and sufficiency of internal controls;

•	legal proceedings;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2008 through the date of the merger agreement;

•	operations of Merger Sub;

•	ownership of Vignette stock;

•	sufficient funds; and

•	information relating to Open Text and Merger Sub included in this proxy statement/prospectus and the registration statement on Form S-4.

As noted above, significant portions of the representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means any fact, change, event, condition, circumstance development or effect that individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of Open Text or Vignette, as applicable, and their respective subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect:

•

general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the party or any of its subsidiaries operate or conduct business, the industries therein or conditions in the global economy generally (in any case only to the extent such effect has not had a disproportionate impact on the party relative to other companies in the industries in which the party and its subsidiaries operate or conduct business);

•

conditions (or changes in such conditions) in the industries in which the party or any of its subsidiaries operate or conduct business, including conditions (or changes in such conditions) in the software industry generally (in any case only to the extent such effect has not had a disproportionate impact on the party relative to other companies in the industries in which the party and its subsidiaries operate or conduct business);

•

any failure of the party to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, the underlying cause(s) of any such failure, as well as the business and financial performance of the party, may be taken into consideration when determining whether a material adverse effect has occurred or may, would or could occur);

•

acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the party or any of its subsidiaries operate or conduct business, and any other force majeure events in the United States or any other country or region in which the party or any of its subsidiaries operate or conduct business;

•	the public announcement or pendency of the transactions contemplated by the merger agreement;

•	compliance with the terms of, or the taking of any action expressly required or contemplated by the merger agreement, or the failure to take any action expressly prohibited by the merger agreement;

•	changes in law applicable to the party or any of its subsidiaries;

•	changes in GAAP (or the interpretation thereof);

•

in and of itself, any decrease in the market price or change in the trading volume of the party’s publicly traded stock (it being understood that the factors and circumstances giving rise to such decrease or change may be deemed to constitute, and may be taken into consideration when determining whether a material adverse effect has occurred or may, would or could occur);

•

any legal proceedings made or brought by any of the current or former stockholders of the party (on its own behalf or on behalf of the party) against the party arising out of the merger or in connection with any other transactions contemplated thereby; and

•

any facts expressly set forth in the schedules to the merger agreement relating to matters as of or prior to the date of the merger agreement, but only to the extent any such fact is readily apparent from the text setting forth such fact in the disclosure schedules to the merger agreement.

Covenants Under the Merger Agreement

Conduct of Vignette’s Business Pending the Merger. Vignette has agreed in the merger agreement that prior to the effective time of the merger, unless contemplated by the merger agreement, required by law or order, or unless Open Text otherwise consents in writing, Vignette will, and will cause its subsidiaries to:

•	carry on its business in the ordinary and usual course of business in all material respects consistent with past practices; and

•

use all commercially reasonable efforts to (i) preserve intact its current business organization and current assets, (ii) preserve its current relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, and (iii) preserve its goodwill.

In addition, Vignette agreed that prior to the effective time of the merger, unless contemplated by the merger agreement, required by law or order, or unless Open Text otherwise consents in writing, Vignette will, and will cause its subsidiaries to, conduct its business in compliance with specific restrictions relating, among other things, to the following:

•	the amendment of its organizational documents or change of its authorized capital stock or equity interests;

•

the issuance, delivery, transfer, sale, disposal of, pledge or other encumbrance of, or authorization or proposal of the issuance, transfer, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of Vignette or any of its subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Vignette or any of its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of Vignette or any of its subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of Vignette or any of its subsidiaries, or (ii) any other securities of Vignette or any of its subsidiaries in respect of, in lieu of, or in substitution for, Vignette common stock outstanding on the date of the merger agreement, except for the issuance and sale of shares of Vignette common stock pursuant to Vignette options outstanding prior to the date of the merger agreement);

•

the acquisition, repurchase, redemption or proposal to redeem, purchase or otherwise acquire any Vignette common stock or preferred stock or subsidiary common stock or preferred stock (other than repurchases of Vignette common stock or preferred stock pursuant to the terms and conditions of the Vignette stock-based awards outstanding as of the date of the merger agreement or subsequently granted pursuant to the merger agreement);

•

the (i) split, combination, subdivision, recapitalization, exchange, readjustment, reclassification or otherwise alteration of any shares of capital stock, or (ii) declaration, set aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or the making of any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of Vignette to Vignette or one of its subsidiaries;

•

the (i) incurrence or assumption of any long-term or short-term debt or issuance of any debt securities, except for (A) trade payables incurred in the ordinary course of business, and (B) loans or advances to direct or indirect wholly owned subsidiaries made in the ordinary course of business, (ii) the assumption, guarantee, endorsement or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of Vignette, (iii) the making of any loans, advances or capital contributions to or investments in any other person, except for travel advances in the ordinary course of business consistent with past practice to employees of Vignette or any of its subsidiaries, or (iv) the mortgaging, pledging or otherwise encumbering any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens);

•

the (i) adoption, entry into, amendment (including acceleration of vesting), modification or termination of any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, or consultant in any manner, other than the Vignette stockholders, adoption of the 2009 Stock Option Plan (but not any grants or issuances thereunder), and except in any such case (A) as may be required by applicable law or order, (B) in the ordinary course of business and consistent with past practice, or (ii) the increase of the compensation (salary, bonus or otherwise) of any director, officer, employee, or consultant, pay any special bonus or special remuneration to any director, officer, employee, or consultant, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable law or order, or (B) in the ordinary course of business and consistent with past practice;

•	the waiver, release, grant or transfer of any rights or claims of material value pursuant to any material contract;

•

the adoption of a plan of complete or partial liquidation, dissolution, merger, acquisition, consolidation, restructuring, recapitalization or other reorganization of Vignette or any of its subsidiaries, other than the merger;

•	other than in the ordinary course of business consistent with past practice, the acquisition, sale, lease, license, disposal of, pledge or encumbrance of any material assets;

•	settlement of any pending or threatened legal proceeding, including, without limitation, as may be brought by Vignette stockholders and legal proceedings initiated after the date hereof;

•	except as required by applicable law or order or GAAP, revaluation of any of its properties or assets, including writing-off notes or accounts receivable;

•	except as may be required as a result of a change in applicable law or order or in GAAP, making any change in any of the accounting principles or practices used by it;

•

the (i) making or changing of any material tax election, the changing of any method of tax accounting, amendment any tax return, or filing of any tax return inconsistent with past practice, (ii) settlement or compromise of any material federal, state, local or foreign audit, investigation, claim, or income tax liability, or (iii) consenting to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	the making of or commitment to make any capital expenditures that are, in the aggregate among Vignette and its subsidiaries, in excess of $600,000;

•	the entrance, termination, violation, or modification of any material contract outside the ordinary course of business consistent with past practice;

•

the hiring of any employee or consultant, except for the replacement of any current employee whose employment is terminated or resigns for any reason (with such replacement employee not receiving greater than $50,000 in salary and bonuses);

•	the acquisition of (including by merger, consolidation or acquisition of stock or assets) any other business, person or any material equity interest therein;

•	the entrance into, termination, or modification of any material lease for real property or acquire any real property;

•	the entrance into any hedge, swap or other derivative transaction; or

•	the entrance into a contract or binding obligation to take any of the actions prohibited the merger agreement.

Acquisition Proposals By Third Parties

The merger agreement contains provisions prohibiting Vignette from seeking a competing transaction, subject to certain exceptions described below. Under these “no solicitation” provisions, Vignette has agreed that neither it nor its subsidiaries, nor any of its or its subsidiaries’ officers and directors, will, and that it will not permit or authorize its representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage the submission of an acquisition proposal or acquisition transaction;

•

furnish to any person (other than Open Text or Merger Sub or any designees of Open Text or Merger Sub) any materials or information relating to Vignette or any of its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other materials or information, or to the personnel of Vignette any or any of its subsidiaries (other than Open Text, Merger Sub or any designees of Open Text or Merger Sub);

•	participate or engage in discussions or negotiations with one or more persons with respect to an acquisition proposal or an acquisition transaction;

•	approve, endorse or recommend an acquisition proposal;

•

enter into any letter of intent, memorandum of understanding or other contract contemplating an acquisition transaction (other than an acceptable confidentiality agreement as provided in the merger agreement); or

•	take any other action that would reasonably be expected to lead to any inquiries or the making of an acquisition proposal.

However, prior to the adoption and approval of the merger agreement and the transactions contemplated thereby at the special meeting, Vignette may, after providing written notice to Open Text, furnish information to and enter into discussions or negotiations with any person that enters into an acceptable confidentiality agreement with Vignette and makes an unsolicited bona fide acquisition proposal that the Vignette board of directors in good faith, after consultation with its outside counsel and financial advisor, concludes is likely to lead to, or constitutes, a superior proposal if, and only to the extent that, the Vignette board of directors determines in good faith, after consultation with outside counsel, that failing to take such action would be a breach of its fiduciary duties under applicable law. Vignette has agreed to provide Open Text with notice of any superior proposal it receives.

An acquisition proposal is any offer or proposal made by any person or persons (other than an offer or proposal by Open Text or Merger Sub) contemplating or otherwise relating to an acquisition transaction.

An acquisition transaction is any of the following transactions or series of related transactions (other than the merger):

•

any direct or indirect purchase or other acquisition by any person or “group”, whether from Vignette and/or any other person(s), of (i) shares of Vignette common stock representing more than 20% of Vignette common stock outstanding prior to giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than twenty percent (20%) of the Vignette common stock outstanding prior to giving effect to the consummation of such tender or exchange offer or (ii) any class of capital stock of, or other equity or voting interest in, any Vignette subsidiary holding, directly or indirectly, individually or taken together, the business or assets referred to immediately below;

•

any direct or indirect purchase, lease, license, transfer, exchange or other acquisition by any person or “group” of the assets or business that constitute or represent more than more than 20% of the total revenue, operating income, EBITDA, or consolidated assets (measured by fair market value as of the date of such sale, lease, license, transfer, exchange, acquisition or disposition) of Vignette and its subsidiaries, taken as a whole; or

•

any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving Vignette pursuant to which any person or “group” would acquire shares of Vignette common stock representing 20% or more of the common stock outstanding prior to giving effect to the consummation of such transaction.

A superior proposal is any unsolicited, bona fide written acquisition proposal (with all references to 20% in the definition of acquisition proposal being treated as references to 50% for these purposes) made by a third party that the board of directors of Vignette determines in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to Vignette stockholders than the merger, taking into account all financial, regulatory, legal and other aspects of the acquisition proposal including, without limitation, the likelihood of consummation and certainty of financing.

Open Text may terminate the merger agreement if the board of directors of Vignette has withdrawn or modified in a manner adverse to Open Text its approval and recommendation to adopt and approve the merger agreement and the transactions contemplated thereby or if the board of directors of Vignette approves or recommends another acquisition proposal. Likewise, Vignette may terminate the merger agreement if Vignette’s board of directors has authorized Vignette to enter into a definitive agreement to effect a superior proposal. If either Open Text or Vignette terminates the merger agreement in connection with these provisions, or in the additional circumstances described in “ — Termination of the Merger Agreement and Termination Fee” beginning on page 94, Vignette has agreed to promptly pay Open Text a fee of approximately $10.9 million.

Other Agreements

The merger agreement contains other mutual agreements of the parties, in addition to the covenants relating to the conduct of business described above, including the following mutual agreements:

•	to use reasonable best efforts to cause the conditions to the merger set forth in the merger agreement to be satisfied or fulfilled;

•

to use reasonable best efforts to obtain all necessary consents, waivers and approvals, and to provide all necessary notices, under any material contracts in connection with the merger agreement and the consummation of the transactions contemplated thereby so as to maintain and preserve the benefits under such contracts;

•

to make all necessary registrations, declarations and filings with governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated thereby, and use its reasonable best efforts to obtain all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated thereby, including without limitation, all filings required under the Exchange Act and the HSR Act;

•	to execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

•

to avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the closing of the merger, including defending any lawsuits or other legal proceedings, whether judicial or administrative challenging the merger agreement or the consummation of the transactions contemplated thereby, provided nothing shall require Open Text or Merger Sub to consent to a settlement of a legal proceeding;

•

to assist the other parties in (i) making all necessary registrations, declarations and filings with governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated thereby, including by providing such information regarding itself, its affiliates and their respective operations as may be requested in connection with a filing by it or any of its subsidiaries, (ii) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from governmental authorities in connection with the merger agreement and the consummation of the transactions contemplated thereby, and (iii) executing and delivering any additional instruments required to be made, obtained or delivered to consummate the transactions contemplated thereby and to fully carry out the purposes of the merger agreement;

•

to jointly file a voluntary notification with CFIUS if Vignette and Open Text agree within fourteen days following the execution of the merger agreement to make such filing and to cooperate in the making any filings with CFIUS or supplying any required information to CFIUS;

•

to prepare and cause to be filed as promptly as practicable this proxy statement/prospectus and to use reasonable best efforts to cause the registration statement or proxy statement/prospectus to comply with SEC rules and regulations and to respond promptly to any comments of the SEC or its staff;

•	to provide each other with all information concerning themselves and their subsidiaries as the other party may reasonably request in connection with the preparation of this document;

•

not to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by the merger agreement without the prior written consent of the other party;

•	to notify the other of:

•

any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other transactions contemplated by the merger agreement,

•	any notice or other communication from any governmental authority in connection with the merger or any of the other transactions contemplated by the merger agreement, or

•

any litigation relating to, involving or otherwise affecting any of the parties or any of their respective subsidiaries that relates to the merger or any of the other transactions contemplated by the merger agreement;

•

to give prompt written notice to the other party if any representation or warranty made by the party contained in the merger agreement becomes untrue or inaccurate in any material respect, or any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement if and only to the extent that such untruth or inaccuracy or such failure could reasonably be expected to cause any of the party’s closing conditions to fail to be satisfied at the closing of the merger;

•

if any state anti-takeover or other similar statute or regulation is or may become applicable to the merger or the other transactions contemplated by the merger agreement, each of Open Text and Vignette and their respective boards of directors will use its reasonable best efforts to ensure that the merger may be consummated;

•

to approve any disposition of equity securities of Vignette (including derivative securities), in the case of Vignette, and any acquisition of equity securities of Open Text (including derivative securities), in the case of Open Text, resulting from the transactions contemplated by the merger agreement by each officer and director of Vignette who is subject to the reporting requirements of Section 16(a) of the Exchange Act;

•

at the request of the other party, to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the merger agreement, the merger and the transactions contemplated thereby; and

•	acknowledge that the nondisclosure agreement between Vignette and Open Text, dated May 1, 2009, will continue in full force and effect.

Open Text has also agreed:

•

to cause the shares of Open Text common stock issued in the merger to be approved for listing on the Nasdaq Global Select Market and to seek conditional approval for the listing on the Toronto Stock Exchange;

•	to address certain employee matters;

•	to address certain indemnification and insurance matters (see “The Merger — Interests of Vignette’s Directors and Officers in the Merger” on page 74);

•

to use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Open Text common stock in the merger; and

•	to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement and to consummate the transactions contemplated thereby.

Vignette has also agreed:

•	to cooperate with Open Text to develop an organizational and asset ownership structure that may be proposed by Open Text and implement any such structure;

•

if so requested, to cooperate in good faith with Open Text to implement an integrated plan whereby, immediately following the merger, Vignette would be merged with and into a newly-formed, wholly-owned subsidiary of Open Text;

•

to, at the written request of Open Text at least two days prior to the effective time of the merger, extend a loan to Merger Sub in an amount equal to $90 million in cash, which will be guaranteed by Open Text and which will be repaid within two days in the event the merger agreement is terminated;

•

to take all action necessary in accordance with applicable law to call, give notice of, convene, and hold a meeting of its stockholders to consider and vote on a proposal to adopt and approve the merger agreement and the transactions contemplated thereby;

•	to use its reasonable best efforts to obtain the resignations of all directors of Vignette and its subsidiaries;

•	to comply with certain covenants in connection with any acquisition proposals by third parties (see “ — Acquisition Proposals by Third Parties” on page 89);

•

upon reasonable prior notice and subject to applicable laws, to provide Open Text with reasonable access to all of its properties, books, contracts, commitments, and records and to its executive officers, customers, suppliers or key employees;

•	to take any further action necessary or desirable to carry out the purposes of the merger agreement as may be reasonably requested by, and at the sole expense of, Open Text;

•

to cooperate with Open Text and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable the delisting of the Vignette common stock from the Nasdaq Global Select Market and deregister the Vignette common stock under the Exchange Act as promptly as practicable after the closing of the merger and no more than ten days after such closing; and

•

to promptly deliver to Open Text or its tax advisors such documents and other materials relating to tax matters which are reasonably requested by such persons in connection with the transactions contemplated thereby.

Conditions to Completion of the Merger

The respective obligations of Open Text, Merger Sub and Vignette to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the merger agreement must be adopted and approved by the requisite affirmative vote of the holders of outstanding shares of Vignette common stock;

•	the waiting period applicable to the merger under the HSR Act shall have expired or terminated;

•	no governmental authority shall have enacted a law that renders the merger illegal or formally issued an injunction that is in effect and prohibits the merger;

•

the SEC shall have declared the registration statement of which this document is a part effective under the Securities Act and no stop order suspending the effectiveness of the registration agreement or this proxy statement/prospectus shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and no similar proceeding in respect of this proxy statement/prospectus shall have been initiated or threatened by the SEC;

•

the shares of Open Text common stock to be issued at the effective time of the merger must have been authorized for listing on the Nasdaq Global Select Market and conditionally approved for listing on the Toronto Stock Exchange;

•	any applicable notification from CFIUS that is required or sought by Open Text must have been obtained;

•

the representations and warranties of the other party set forth in the merger agreement must be true and correct, except where a failure to be true and correct would not have a material adverse effect on the party making the representations and warranties; and

•	the other party to the merger agreement must have performed in all material respects all of its obligations, agreements and covenants required by the merger agreement.

The obligations of Open Text and Merger Sub to complete the merger are also subject to the following conditions:

•	Vignette’s delivery to Open Text of a certificate regarding the performance of Vignette’s obligations;

•	the amendment to Vignette’s stockholder rights agreement shall be in full force and effect; and

•	there must not have occurred, since the date of the merger agreement, any material adverse effect on Vignette and its subsidiaries that is continuing.

The obligation of Vignette to complete the merger is also subject to the following conditions:

•	Open Text’s and Merger Sub’s delivery to Vignette of a certificate regarding the performance of their obligations; and

•	there must not have occurred, since the date of the merger agreement, any material adverse effect on Open Text and its subsidiaries that is continuing.

Employee Benefit Plans

After the effective time of the merger, Open Text has agreed to honor the existing employment and severance agreements between Vignette (or its subsidiaries) and any of its directors, officers or other employees of Vignette (or its subsidiaries) in accordance with their terms.

After the effective time of the merger and to the extent permitted by applicable law, with respect to each employee of Vignette immediately prior to the merger who continues to be an employee following the merger, referred to as a continuing employee, Open Text will recognize the prior service of the continuing employees with Vignette (or its subsidiaries) for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent such recognition of service would result in a duplication of benefits) under the employee benefit plans, programs or policies of Open Text or its affiliates in which such continuing employees are eligible to participate. After the effective time of the merger, with respect to each such continuing employee, Open Text will also (i) waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Open Text or its affiliates to the extent such continuing employee and their eligible dependents were not subject to pre-existing conditions and limitations and eligibility waiting periods under the comparable Vignette employee benefit plans as of immediately preceding the closing of the merger, and (ii) provide each continuing employee with credit for any deductibles paid under any Vignette employee benefit plan that provides medical, dental or vision benefits in the plan year in effect as of the closing of the merger in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Open Text or its subsidiaries that such employees are eligible to participate in after the effective time of the merger to the same extent that such expenses were recognized under the comparable Vignette employee benefit plan.

Vignette’s Stock Plans

All outstanding and unexercised stock options and all outstanding shares of restricted stock of Vignette will be converted at the effective time of the merger into the right to receive the merger consideration as set forth in “Terms of the Merger Agreement — Merger Consideration” on page 82. After the effective time of the merger, unless otherwise provided herein, all option plans, stock purchase plans and restricted stock plans and agreements of Vignette will be cancelled and/or terminated.

Termination of the Merger Agreement and Termination Fee

The merger agreement may be terminated at any time before the effective time of the merger in the following manner:

•	by mutual written consent;

•	by either Open Text or Vignette, if Vignette’s stockholder approval has not been obtained at the special meeting;

•	by either Open Text or Vignette, if the merger has not been consummated by December 31, 2009;

•

by either Open Text or Vignette if any governmental authority enacts a law that renders the merger illegal or formally issues a permanent, final and non-appealable injunction or order that prohibits the merger;

•

by either Open Text or Vignette, if the terminating party has not materially breached any material covenants and the other party breaches its respective agreements and material covenants, and such breach is not cured within 30 days; or

•

by Open Text, if Vignette’s board of directors makes a change of recommendation with respect to the merger agreement, fails to issue a public statement reaffirming Vignette’s board recommendation of the merger agreement within ten days following the commencement of a tender offer or exchange that constitutes or would constitute an acquisition proposal or within ten days following an acquisition proposal becoming public, or if Vignette has intentionally breached its obligations not to solicit an acquisition proposal.

Vignette shall pay to Open Text a termination fee of approximately $10.9 million if the merger agreement is terminated in the following manner:

•

by Open Text, if Vignette’s board of directors makes a change of recommendation, fails to issue a public statement reaffirming Vignette’s board recommendation of the merger agreement within ten days following the commencement of a tender offer or exchange that constitutes or would constitute an acquisition proposal or within ten days following an acquisition proposal becoming public, or Vignette shall have intentionally breached its obligations not to solicit an acquisition proposal;

•

by Vignette, if Vignette (i) receives a superior proposal, (ii) Vignette’s board authorizes entry into a definitive agreement with respect to such superior proposal, and (iii) Vignette pays a termination fee of approximately $10.9 million; or

•

by either Open Text or Vignette, if the merger has not been consummated by December 31, 2009, or, if Vignette’s stockholder approval has not been obtained at the special meeting, prior to such termination a competing transaction shall have been publicly announced and within 12 months of such termination Vignette consummates a competing transaction or enters into a definitive agreement to effect a competing transaction.

Vignette shall reimburse Open Text for Open Text’s reasonable and documented out-of-pocket fees and expenses, not to exceed $2 million, if the merger agreement is terminated in the following manner:

•	by either Open Text or Vignette, if the merger has not been consummated by December 31, 2009; or

•	by either Open Text or Vignette, if Vignette’s stockholder approval has not been obtained at the special meeting of Vignette’s stockholders.

Amendment, Extension and Waiver

Vignette and Open Text may amend the merger agreement at any time. However, after approval by Vignette’s stockholders, no amendment may be made that by law requires further approval by Vignette stockholders without obtaining such approval. Any amendment to the merger agreement must be in writing and signed on behalf of Vignette, Open Text and Merger Sub.

At any time before the effective time of the merger, Vignette and Open Text may:

•	extend the time for performance of any of the other party’s obligations;

•	waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement to an extension or waiver must be in writing signed on behalf of the party agreeing to the extension or waiver.

Expenses

The merger agreement provides that, except as specifically stated, each party will pay its own costs and expenses in connection with the merger and the other transactions contemplated thereby.

Management and Operations Following the Merger

General. After the merger is completed, it is anticipated that the surviving corporation will remain as Open Text’s indirect wholly-owned subsidiary.

Management After the Merger. The executive officers of the surviving corporation following the merger will be the same as the executive officers of Merger Sub, prior to the merger.

Board of Directors After the Merger. The board of directors of the surviving corporation following the merger will be the same as the Merger Sub board of directors prior to the merger.

VOTING AGREEMENTS

As of June 17, 2009, all directors and executive officers of Vignette, together with their affiliates, beneficially owned approximately 2.35% of Vignette outstanding common stock. Concurrent with the execution of the merger agreement, Vignette directors and executive officers entered into voting agreements (including irrevocable proxies) in which, among other things, each of them agreed to vote in favor of the merger agreement and merger.

The voting agreements prohibit the sale, assignment, transfer or other disposition by these Vignette stockholders of their shares of Vignette common stock, or the entrance into an agreement or commitment to do any of the foregoing, except for in certain instances.

Each stockholder executing a voting agreement has made representations and warranties to Open Text regarding his ownership and unencumbered title to the shares of Vignette stock subject to the voting agreement. Each of these Vignette stockholders has also made representations and warranties to Open Text regarding power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement.

The voting agreements will terminate at the earlier of: (i) the effective time of the merger; (ii) termination of the merger agreement in accordance with its terms; or (iii) upon mutual written consent of such stockholder and Open Text.

INFORMATION ABOUT OPEN TEXT

Open Text Corporation was incorporated on June 26, 1991. Open Text’s current principal office is at 275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L0A1, and Open Text’s telephone number at that location is (519) 888-7111. Open Text is incorporated under the laws of Canada.

Open Text is an independent company providing enterprise content management, or ECM, software solutions. Open Text focuses solely on ECM software solutions and, over the past 5 years, has expanded its product and service offerings through strategic acquisitions. It is Open Text’s mission to be generally recognized as “The Content Experts” in the ECM marketplace.

Open Text ECM software products help Open Text customers manage their critical business content including version revisions and compliance with regulatory requirements. Open Text’s primary ECM solution, Livelink, enables corporations to manage traditional forms of content such as images, office documents, graphics and drawings, as well as to manage electronic content including web pages, email and video. Open Text’s solutions aim to allow users to gain access to view and manage all information related to a transaction or business process, without having to switch from one application to another.

Open Text’s goal as an independent provider of ECM software solutions is to help its customers leverage their existing strategic investments in enterprise applications, whether their applications are from Microsoft Corporation, SAP AG or Oracle Corporation. Open Text helps its customers reduce their risk and infrastructure costs by managing all content object types with common retention and archiving governance and Open Text’s independence, it believes, provides Open Text customers with more choice.

ECM Software Solutions

Open Text provides ECM solutions that bring together people, processes and information. Open Text software combines collaboration with content management, transforming information into knowledge that provides the foundation for innovation, compliance and accelerated growth.

In addition, Open Text “Services” offers a detailed suite of services within its “Solution Value Chain” to help customers achieve implementation goals. From training and consulting, to hosting services and customer support programs, Open Text Services help customers successfully implement and deploy a complete enterprise-wide solution.

Open Text also provides ECM software, solutions and expertise for governments, Global 2000 organizations and mid-market companies. Open Text’s software helps customers to:

•	reduce their risk and infrastructure costs by managing all content object types with common retention and archiving governance;

•	respond to ever-increasing regulatory and operational compliance requirements;

•	gain value from implicit and explicit social networks and relationships between people — regardless if they are employees, customers, partners, or the public;

•	leverage their strategic investments in enterprise applications from Microsoft, SAP and Oracle;

•	enrich existing processes, often rooted in enterprise applications, with contextual content;

•	build independence between their ECM strategy and their storage vendor and device strategies;

•	experience ECM applications from the user interface they are most accustomed and familiar with; and

•	take full advantage of their business content to lower costs, increase productivity, stimulate innovation, enable business agility, increase brand value, and deepen customer loyalty.

Open Text views the ECM market as having reached the status of a strategic IT imperative, where organizations desire a comprehensive approach to organizing, sharing, utilizing and managing content within processes, across departments and into their broader business communities. This desire is driven by the numerous and varying individual department ECM solutions that become cost effective when consolidated and integrated together, by reducing total cost of ownership through shared services.

Open Text believes it has a unique position in the ECM market because it:

•

defines ECM broadly “as the orchestration of people, process and content” — a value proposition that spans the spectrum of benefits; from collaboration and social networking to the necessity of compliance through designed business processes.

•

is a neutral vendor that integrates with an organization’s infrastructure choices of storage, database, operating system, Enterprise Resource Planning (ERP), Customer Relationship Management (CRM), and user experience.

•

offers a unique user interface paradigm designed to empower information workers to access and interact with all their business content, applications, and processes from within their familiar desktop applications, including Microsoft Office (Word, Excel, and PowerPoint), Microsoft Explorer, Microsoft Outlook and Lotus Notes.

•	offers a Web publishing user interface with personalized content delivery into any web or portal environment.

•

offers an architected, broad featured ECM Suite that enables Open Text partners and customers to deploy the most comprehensive set of ECM solutions on the market. This strategy provides Open Text’s customers with lower cost of ownership, improved integration potential, and ability to address current and future business needs.

•

fosters high-impact collaborative sharing relationships between customers and partner organizations. Open Text believes this group is the most committed, active, and diverse ECM user community in the market and a well-defined “up-selling channel”.

•

has over 15 years experience in helping organizations across various industries around the globe to overcome the challenges associated with managing business content. Open Text believes (i) its knowledge of the business-challenges that organizations face today, (ii) its rich array of content management applications, and (iii) its ability to provide organizations with the guidance required to most effectively address these challenges based on collective subject matter and domain expertise, support Open Text’s mission to be generally recognized as “The Content Experts”.

Open Text ECM Suite

Open Text ECM Suite provides comprehensive ECM capabilities including Document Management (DM), Records Management (RM), Search, Knowledge Management (KM), Collaboration, Web Content Management (WCM), Digital Asset Management (DAM), Imaging, Workflow, Business Process Management (BPM), electronic forms, Archive (e-mail, file systems, SAP, SharePoint), e-mail management, and enterprise report management.

Open Text’s ECM Suite architecture exposes Open Text’s capabilities through Web Services, enabling customers to integrate and extend their use of Open Text ECM technology within their organization. Fully integrated through a service oriented architecture, Open Text Content Services is underpinned by 3 major initiatives:

Rich User Experience: Focusing on user adoption and minimal training requirements, Open Text’s vision delivers on the promise of multi-channel delivery with fully customizable personalized business views of all business content, available to information workers from within Lotus Notes, Microsoft Explorer, Microsoft Office, Microsoft Outlook and a Web browser.

Enterprise Process Services: To be an enabler of content-flows within an organization. Open Text strives to provide ways to tie together business content with enterprise application data.

Enterprise Library Services: To have a set of integrated services including search, metadata management, archive, and records management, designed to be deployed enterprise-wide as a content foundation layer.

Open Text Enterprise Connect

Open Text Enterprise Connect is a unique user interface paradigm designed to empower workers to access and interact with all their business content, applications, and processes directly from familiar desktop environments, such as Microsoft Office (Word, Excel, PowerPoint), Windows Explorer, Microsoft Outlook, Lotus Notes, and other browser-based interfaces. With Enterprise Connect, workers can easily interact with content from multiple repositories and business applications, drag and drop objects between repositories, initiate workflows, and apply metadata and records classifications to objects.

Enterprise Library Services

Enterprise Library Services (ELS) enables organizations to maintain a multi-vendor storage strategy, while managing and retaining content from a multitude of enterprise content sources. ELS aims to enable organizations to leverage “Cloud based” storage transparently beneath the archive tier for specific content types at the right phase of lifecycle and thus cut customer dependence, capital expenditure and total cost ownership associated with purchasing enterprise storage platforms for the entire content lifecycle.

The “Switzerland” of ECM:

Through Open Text’s purchase of BlueBird in 2001, Gauss in 2004, IXOS in 2004 and Vista in 2005, Open Text has acquired deep data integrations into PeopleSoft, JD Edwards, SAP, Siebel and Oracle systems. These acquisitions provided Open Text with code integrations required by customers running those systems. By evolving into the latest integration environments from these vendors, Open Text is well-positioned to add value for both the infrastructure-vendor and the customer.

Enterprise 2.0

During its 2008 fiscal year, Open Text announced its Enterprise 2.0 strategy outlining the current and future state of capabilities for inward-facing employee productivity and outward-facing customer and partner collaboration. Open Text’s Enterprise 2.0 strategy is to simply treat content and collaboration artifacts, created in Open Text’s own or other environments, no differently than the treatment of email, documents, and ERP content. Open Text applies the same retention and archiving governance on 2.0 objects as all others.

Digital Media

Open Text is bringing ECM capabilities to digital media applications, while most of Open Text’s competitors are continuing to take a “one-size-fits-all” philosophy and “shoe horn” digital media features into their existing ECM stacks. Open Text is continually striving to be recognized as The Content Experts, as demonstrated with this innovative approach, and Open Text has exclusively dedicated staff for digital media solutions.

Open Text’s Artesia DAM product already relies on the proven and scalable archiving service within ELS. Open Text’s vision is that all content objects, including digital media objects, be managed and controlled with a consistent information governance, retention, and archiving services, and that any content objects, including digital media, be delivered in context as part of collaborative interactions or automated work processes.

Marketing and Sales

Global Distribution Channels

Open Text operates on a global basis and generates over 50% of its revenues from outside North America. Open Text directly markets and sells Open Text’s products and services primarily through Open Text subsidiary sales and service organizations. In North America, Open Text sales and service employees are based in its headquarters and in field offices throughout the United States and Canada. Outside of North America, Open Text’s international subsidiaries license and support Open Text software in their local countries as well as within other foreign countries where Open Text does not operate through a direct sales subsidiary.

Open Text Global Partner Program

Open Text also markets its products worldwide through indirect channels. Open Text partners with prominent organizations in enterprise software and hardware in an effort to enhance the value of Open Text ECM solutions and the investments Open Text customers have made in their existing systems. Open Text creates mutually beneficial relationships with systems integrators, consultants, and software and hardware developers that augment and extend Open Text’s products and services. Through these relationships, Open Text and Open Text partners are able to fulfill key market objectives, drive new business, establish a competitive advantage, and create demonstrable business value. Open Text has two broad categories of partnerships: Global Strategic Alliances and Global Systems Integrators.

Global Strategic Alliances

These alliances are strategic partnerships, cultivated over time and often involve co-development of the partner’s solution and Open Text’s solutions to extend integration between the two companies’ products. This creates a more extended and integrated solution for the customer.

Open Text and SAP

Open Text has a history of partnership and co-development with SAP. Open Text’s solutions help customers improve the way they manage content from SAP systems in order to improve efficiency in key processes, manage compliance and reduce costs. Open Text’s targeted solutions let customers create, access, manage and securely archive all content for SAP systems, including data and documents. In addition, Open Text’s solutions for SAP allow customers to address stringent requirements for risk reduction, operational efficiency and information technology consolidation. Open Text SAP solutions enhance the SAP environment, which includes SAPGUI, Portal and Netweaver.

Using Open Text Livelink ECM solutions, SAP resells applications marketed under the names “SAP Archiving by Open Text” and “SAP Document Access by Open Text.” The archiving and document access applications are targeted toward the financial services industry as well as toward public sector organizations, healthcare companies and other service organizations to help companies efficiently manage the growing amount of data and documents crucial to effective business operations.

Open Text and Microsoft Corporation

Open Text’s strategic alliance with Microsoft offers improved integration between Open Text ECM solutions and Microsoft’s desktop and server products, such as Microsoft Share Point. Open Text solutions increasingly rely on Microsoft desktop as a highly popular user interface for accessing content in context. The integration of Open Text solutions with Microsoft desktop allows Open Text customers to automatically extract information from ERP, CRM, ECM and other enterprise applications when such customer opens any piece of email. This context allows workers to make decisions and take actions, all through the familiar Microsoft Outlook interface. In addition to email, Microsoft SharePoint provides functionality for team collaboration and document sharing. Open Text offers solutions that allow Open Text customers to realize SharePoint’s ease of use, while seamlessly tying into established retention policies for enterprise content in areas such as archiving and records retention. In addition, Open Text has expanded its support for the latest Microsoft database technology to help Open Text’s customers manage and retrieve information stored on their servers.

Open Text and Oracle Corporation

This partnership extends Open Text’s enterprise solutions framework, and builds upon the database integration relationship between it and Oracle. The partnership with Oracle allows Open Text to focus on building content-enabled solutions that solve complex, industry-specific problems. Open Text builds comprehensive solutions directly on the Oracle Content Database infrastructure using new Oracle Fusion technology. Open Text’s alliance with Oracle enables Open Text customers to fortify their existing investments in accounts payable invoice processing, and report and output management solutions from Oracle. Open Text provides a comprehensive portfolio of solutions that enhance Oracle applications such as PeopleSoft Enterprise, JD Edwards EnterpriseOne, JD Edwards World, Oracle E-Business Suite, and Siebel.

Global Systems Integrators

Open Text’s Systems Integrator partners create an extended organization to develop technologies, repeatable service offerings, and turnkey solutions that enhance the way Open Text’s customers leverage Open Text software. Open Text works closely with its Systems Integrator partners to support and implement new and evolving industry standards.

Accenture Ltd (Accenture), a global management consulting, technology services and outsourcing company, is one of Open Text’s Systems Integrator partners. Together Accenture and Open Text provide strategic ECM solutions. Accenture’s extensive experience with enterprise-rollout planning and design, combined with Open Text ECM technology, provides the solution necessary to meet an organization’s ECM requirements. Other Open Text Systems Integrator partners include Deloitte Consulting LLP, Cap Gemini Inc. and Logica Holding Inc.

International Markets

Open Text provides its ECM services worldwide. Open Text’s geographic coverage allows it to draw on business and technical expertise from a worldwide workforce, provides stability to Open Text’s operations and revenue streams by diversifying Open Text’s portfolio to offset negative geographic — specific economic trends, and offers Open Text an opportunity to take advantage of new markets for solutions. There are inherent risks to conducting operations internationally.

Customers

Open Text’s customer base consists of a significant number of Global 2000 organizations, mid-market companies and government agencies. Historically, including the 2008 fiscal year, no single customer has accounted for 10% or more of revenues.

Research and Development of Open Text ECM Solutions

The industry in which Open Text competes is subject to rapid technological developments, evolving industry standards, changes in customer requirements and competitive new products and features. As a result, Open Text’s success, in part, depends on Open Text’s ability to continue to enhance its existing products in a timely and efficient manner and to develop and introduce new products that meet customer needs while reducing total cost of ownership. To achieve these objectives Open Text has made and expects to continue to make substantial investments in research and development, through internal and third-party development activities, third-party licensing agreements and potentially through technology acquisitions. Open Text research and development expenses were $105.9 million for the 2008 fiscal year, $79.1 million for the 2007 fiscal year, and $58.5 million for the 2006 fiscal year. Open Text believes its spending on research and development is in line with its mission to be generally recognized as “The Content Experts” in the ECM marketplace. Open Text expects to continue to invest in research and development.

Competition

The market for Open Text’s products is highly competitive and Open Text expects competition will continue to intensify as the ECM markets consolidate. Open Text competes with a large number of ECM providers, management companies, web content management businesses, as well as management, workflow, document imaging and electronic document management companies. International Business Machines Corporation is the largest company that competes directly with Open Text in the ECM market. In 2006 IBM acquired a direct competitor, FileNet Corporation, and this acquisition has made IBM a significant competitor for Open Text’s business. Another significant competitor is EMC Corporation, a large storage technology company. In 2003, EMC acquired Documentum, Inc., a competitor to Open Text in the content management market. As a result of the Documentum acquisition, EMC became a more significant competitor through its ability to offer both content management and storage management capabilities. In addition to the competition posed by both IBM and EMC, numerous smaller software vendors also compete in each product area. Open Text also faces competition from systems integrators who configure hardware and software into customized systems.

Large infrastructure vendors such as Oracle and Microsoft have developed products, or plan to offer products, in the content management market. Other large infrastructure vendors may follow course. In December, 2006, Oracle completed its acquisition of Stellent Inc., a global provider of ECM software solutions.

Software vendors such as CA Inc. and Symantec Corporation have approached the ECM market from their distinct, individual market segments, and each company may compete more intensely with Open Text in the future. Additionally, new competitors or alliances among existing competitors may emerge and rapidly acquire significant market share. Open Text also expects that competition will increase as a result of ongoing software industry consolidation.

Open Text believes that the principal competitive factors affecting the market for Open Text’s software products and services include: (i) vendor and product reputation; (ii) product quality, performance and price; (iii) the availability of software products on multiple platforms; (iv) product scalability; (v) product integration with other enterprise applications; (vi) software functionality and features; (vii) software ease of use; and (viii) the quality of professional services, customer support services and training. Open Text believes the relative importance of each of these factors depends upon the concerns and needs of each specific customer.

Intellectual Property Rights

Open Text’s success and ability to compete depends on Open Text’s ability to develop and maintain its intellectual property and proprietary technology and to operate without infringing on the proprietary rights of others. Open Text software products are generally licensed to Open Text customers on a non-exclusive basis for internal use in a customer’s organization. Open Text also grants rights in its intellectual property to third parties that allow them to market certain of its products on a non-exclusive or limited-scope exclusive basis for a particular application of the product(s) or to a particular geographic area.

Open Text relies on a combination of copyright, patent, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its proprietary rights. Open Text has obtained or applied for trademark registration for most strategic product names in most major markets. As of June 30, 2008, Open Text owns eight U.S. patents which expire between 2016 and 2023, one Canadian patent which expires in 2017 and nine other foreign patents which expire between 2021 and 2025. In addition, Open Text has eight U.S. patent applications, four Canadian patent applications and seven other foreign patent applications.

Employees

As of March 31, 2009, Open Text employed a total of approximately 3,379 individuals. The composition of this employee base is as follows: (i) 749 employees in sales and marketing, (ii) 857 employees in product development, (iii) 607 employees in professional services, (iv) 595 employees in customer support, and (v) 571 employees in general and administrative roles. Open Text believes that relations with Open Text employees are strong. None of the Open Text employees are represented by a labor union, nor does Open Text have collective bargaining arrangements with any of its employees. However, in certain international jurisdictions in which Open Text operates, a “Workers’ Council” represents Open Text employees.

More information regarding the corporate structure and governance of Open Text is contained in “Comparison of Rights of Holders of Open Text Common Stock and Vignette Common Stock” beginning on page 106.

Additional information concerning Open Text is included in Open Text’s reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 112.

INFORMATION ABOUT VIGNETTE

Vignette develops and sells software for managing and delivering content. Its software products, which fall into various standard industry categories, including Web content management, transactional content management, intranet solutions, social media solutions, web experience optimization and rich media and video solutions, enable organizations to build, manage and deploy information-based applications. Vignette’s software helps organizations improve their interactions with key audiences, including customers, prospects, employees, partners, patients and citizens, by making it possible for them to deliver online experiences that support their larger business goals. Vignette places particular emphasis on supporting online experiences that are personal, social, transactional and ubiquitous. Its early content management and delivery tools laid the groundwork for some of the Web’s most influential and popular sites. Today, Vignette’s award-winning solutions continue to power some of the world’s most prominent online brands and enable organizations to have more meaningful interactions with all of their important constituencies.

Organizations in virtually every industry are undertaking next-generation Web initiatives. In general, a renewed focus on growth has led these organizations to re-examine, among other things, the quality of the online experience they provide to their key audiences. From Vignette’s perspective, improving the online experience demands better management and delivery of business content. Vignette’s best customers derive the greatest value from this content at the point of customer interaction, particularly when that point of interaction is online.

Vignette’s Web Experience Platform helps its customers improve the way they connect with their key audiences online. It gives them tools for building great online experiences that support the organizations larger goals (creating a more social online experience, for example, where visitors spend more time on a site or are encouraged to provide product feedback can serve an organization’s desire to grow online product sales or to shorten product development cycles). Vignette’s platform also provides numerous ways to improve the organization’s management of the content that fuels the online experience (and that online visitors create).

Vignette’s platform helps organizations create online experiences that are more personal. It helps them create large, feature-rich online communities with the interactivity and content contribution that today’s audiences expect and the performance and scalability that global enterprises require. Vignette’s platform also supports the creation of Web experiences that are of consistently high quality regardless of location, time of day, or device (computer, television, mobile phone, PDA, kiosk, etc.).

Some of Vignette’s customers also want to use the online channel to connect customers and other key audiences with internal business processes. In particular, public sector organizations and commercial organizations in the financial services, insurance and healthcare industries are making technology investments that allow them to extend business activities — loan origination, case processing, customer service and similar processes — to the Web. Vignette’s Transactional Content Management solution, a component of the Vignette Web Experience Platform, is expressly designed to provide these capabilities.

Vignette was founded in 1995 and is incorporated under the laws of the State of Delaware. Vignette’s common stock trades on the NASDAQ Global Select Market under the symbol “VIGN.” Vignette’s principal executive offices are located at 1301 South MoPac Expressway, Austin, Texas 78746, and its telephone number is (512) 741-4300.

More information regarding the corporate structure and governance of Vignette is contained in “Comparison of Rights of Holders of Open Text Common Stock and Vignette Common Stock” beginning on page 106.

Additional information concerning Vignette is included in Vignette’s reports filed under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 112.

COMPARISON OF RIGHTS OF HOLDERS OF

OPEN TEXT COMMON STOCK AND VIGNETTE COMMON STOCK

Upon completion of the merger, the stockholders of Vignette will become stockholders of Open Text, and the Open Text articles of incorporation and the Open Text by-laws will govern the rights of former Vignette stockholders. The rights of Open Text stockholders are currently governed by Canadian law, Open Text’s articles of incorporation, and Open Text’s by-laws. The rights of Vignette stockholders are currently governed by Delaware law, Vignette’s amended and restated certificate of incorporation and Vignette’s amended and restated by-laws. The following is a summary of material differences between the rights of Vignette stockholders and the rights of Open Text stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Vignette stockholders and Open Text stockholders. The summary is qualified in its entirety by reference to Delaware law, Canadian law, Open Text’s articles of incorporation, Open Text’s by-laws, Vignette’s certificate of incorporation and Vignette’s by-laws.

Issue	Open Text	Vignette
Authorized Capital Stock	The authorized share capital of Open Text consists of an unlimited number of common shares without par value and an unlimited number of First Preference Shares without par value.	The authorized capital stock of Vignette consists of 500,000,000 shares of Vignette common stock and 10,000,000 shares of preferred stock, each par value of $0.01 per share. Of the 10,000,000 shares of preferred stock, 300,000 are designated as Series A Junior Participating Preferred Stock.

Size of Board of Directors	The number of directors is determined by the board of directors within the minimum of three and the maximum of 15 directors set forth in Open Text’s articles of incorporation.	The number of directors is determined by the board of directors. Vignette currently has an authorized board of directors of 9.

Cumulative Voting	The shareholders of Open Text are not entitled to cumulate votes in connection with the election of directors.	The stockholders of Vignette are not entitled to cumulate votes in connection with the election of directors.

Classes of Directors	Open Text’s articles of incorporation and its by-laws do not provide for any distinction in the classification of directors. Each director shall hold office for the stated term for which he was elected or, if not elected for a stated term, until the close of the first annual meeting of shareholders following such director’s election.	Vignette’s certificate of incorporation and By-laws provide for a classified board of directors consisting of three classes of directors, each serving a staggered three year term.

Filling Vacancies on the Board of Directors	Vacancies may be filled by a quorum of the directors (acting by a majority thereof), except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles of incorporation, and any director so appointed shall hold office for the unexpired term of his predecessor, provided that the total number of directors so appointed do not exceed one third of the number of directors elected at the previous annual meeting of shareholders.	Vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and not by stockholders, and the directors chosen shall hold office until the next annual election and until their successors are duly elected.

Issue	Open Text	Vignette
Removal of Directors	Directors may be removed by resolution passed at a meeting of shareholders specifically called for such purpose.	Directors may be removed only for cause.

Nomination of Directors for Election	Holders of not less than five per cent of the common shares may make any nomination for a director in writing to the corporation not less than 90 days before the first anniversary of the notice of meeting that was sent to shareholders in connection with the previous annual meeting of shareholders. In addition, shareholders may make nominations for directors at any meeting of shareholders at which directors are to be elected.

A stockholder must make any nomination for a director in writing to the secretary of Vignette at least 60 days but not more than 90 days before the first anniversary of the preceding year’s annual meeting.

If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Junior Participating Preferred Stock are in default, Series A stockholders voting as a class shall have the right to elect two directors. Each such additional director shall not be a member of Class I, Class II or Class III of the board of directors, but shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of the Certificate of Designation in the Rights Agreement. Upon payment of the dividend payment default the special voting rights terminate and the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the board of directors shall be reduced by two.

Stockholder Action Without a Meeting	A resolution in writing signed by all the shareholders of Open Text entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of shareholders.	Vignette’s certificate of incorporation prohibits stockholders from taking action by written consent without a meeting.

Calling Special Meetings of Stockholders	Special meetings of Open Text shareholders may be called at any time by the board of directors pursuant to a resolution passed by a quorum of directors present at a meeting or signed by all directors in lieu of a meeting. Written notice of a special meeting of shareholders shall state the time and place of the meeting, the nature of the special business to be transacted at such meeting and the text of any special resolution to be submitted to the meeting. Written notice of a special meeting of shareholders shall be given not less than twenty-one (21) days and not more than sixty (60) days before the date of the meeting, to each shareholder entitled to vote at the meeting, each director and the auditor of Open Text.	Special meetings of the Vignette stockholders may be called at any time by the board of directors pursuant to a resolution approved by a majority of the whole board of directors. Such resolution shall state the purpose or purposes of the proposed meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Issue	Open Text	Vignette
Submission of Stockholder Proposals	A person who is the registered or beneficial holder of shares, or who has the support of persons who are holders of shares, representing not less than one (1%) per cent of the shares entitled to vote at the meeting or the fair market value of such shares is at least $2,000, wishing to raise a matter at the annual meeting must provide written notice to Open Text not less than 90 days before the first anniversary of the notice of meeting that was sent to shareholders in connection with the previous annual meeting of shareholders.	A stockholder wishing to bring business before the annual stockholders’ meeting must provide written notice to Vignette’s secretary at the principal executive officers of Vignette not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

Indemnification

Subject to any limitations imposed under the Canada Business Corporations Act, Open Text’s by-laws provide for the indemnification of its officers and directors against all costs, charges and expenses in respect of any civil, criminal, administrative or investigative or other proceeding in which the officer or director is involved because of that association with Open Text if (i) such individual acted honestly and in good faith with a view to the best interests of Open Text; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the officer or director’s conduct was lawful. In the case of a derivative claim on behalf of and in favor of Open Text, the director or officer must not have been finally adjudged to be liable to Open Text in connection with such claim.

Open Text has also entered into indemnification agreements with its officers and directors containing provisions that may require Open Text, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Vignette’s certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Vignette’s by-laws provide that Vignette shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Vignette has also entered into indemnification agreements with its officers and directors containing provisions that may require Vignette, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Issue	Open Text	Vignette
Charter Amendments	The affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the shareholders who voted in respect of that resolution or signed by all of the shareholders entitled to vote on that resolution is required to amend any provision of the articles of incorporation of Open Text.	In addition to any vote of the stockholders of Vignette required by law or by the certificate of incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of Vignette entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I (Name of Company), Article II (Registered Office Address), Article III (Business Purpose) and Article IV (Authorized Stock) of the certificate of incorporation. Notwithstanding any other provision of the certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of Vignette required by law or by the certificate of incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of Vignette entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any other provision of the certificate of incorporation.

Amendment of By-laws	The by-laws may be adopted, amended, or repealed by a majority vote of the board of directors; thereafter, directors shall submit a by-law or any amendment or repeal of a by-law to the shareholders at the next meeting of shareholders and the shareholders may, by a majority vote of the shareholders, confirm, reject or amend the by-law, amendment or repeal.	The by-laws may be adopted, amended, or repealed by a majority vote of the board of directors; or holders of at least 75% of Vignette’s outstanding capital stock.

Rights Agreement

Open Text is party to an Amended and Restated Shareholder Rights Plan Agreement between Open Text and Computershare Investor Services (as Rights Agent) dated as of December 6, 2007 (amending and restating the Shareholder Rights Plan agreement dated as of November 1, 2004) (the “Open Text Rights Agreement”).

Under the Open Text Rights Agreement, rights were issued in respect of each common share as of the close of business on November 1, 2004 and rights will continue to be issued for each common share issued after such date and prior to the earlier of the separation time and the expiration time (as such terms are defined in the Open Text Rights Agreement).

Vignette is party to a Rights Agreement between Vignette and Mellon Investor Services, LLC (as Rights Agent), dated as of April 25, 2002, as amended on May 5, 2009.

Under the Rights Agreement, stockholders of record as of the close of business on May 6, 2002, received one right to purchase a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par $0.01 per share, at a price of $30.00 per one one-thousandth, subject to adjustment. The rights were issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the Rights Agreement, unless earlier redeemed or exchanged. The rights are not immediately exercisable; however,

Issue	Open Text	Vignette

Each right, which may only be exercised if a person acquires control of 20% or more of the common shares, provides the holder thereof with a right to acquire additional common shares at one-half of the market price at the time of exercise. The rights are not immediately exercisable; however, they will become exercisable upon the earlier to occur of (i) the close of business on the tenth business day after the first date of public announcement of facts indicating that a person has acquired 20% or more of the outstanding common shares; and (ii) the close of business on the tenth business day after the date of commencement of, or first public announcement of the intent of any person to commence, a take-over bid, other than a permitted bid or a competing permitted bid (as such terms are defined in the Open Text Rights Agreement).

The Open Text Rights Agreement will remain in force until the earlier of the Termination Time (the time at which the right to exercise rights shall terminate pursuant to the Open Text Rights Agreement) and the termination of the annual meeting of the Open Text shareholders in the year 2010 unless at or prior to such meeting the Open Text shareholders ratify the continued existence of the Open Text Rights Agreement, in which case the Open Text Rights Agreement would expire at the earlier of the Termination Time and the termination of the 2013 annual meeting of the shareholders of Open Text.

The intended effect of the Open Text Rights Agreement is to give the Open Text Board of Directors more time and control over any sale process and increase the likelihood of a better offer to the shareholders of Open Text.

they will become exercisable upon the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of Vignette’s outstanding common stock or (ii) the close of business on the tenth day (or such later date as may be determined by the board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15 percent or more of the outstanding common stock. If a person or group acquires 15 percent or more of the common stock, then all rights holders except the acquirer will be entitled to acquire the common stock at a significant discount. The intended effect will be to discourage acquisitions of 15 percent or more of Vignette’s common stock without negotiation with the board of directors.

The Rights Agreement was amended to exclude the merger agreement and the merger from its application.

LEGAL MATTERS

The validity of the shares of Open Text common stock offered by this proxy statement/prospectus will be passed upon for Open Text by Gardiner Roberts LLP, Canadian counsel for Open Text.

EXPERTS

Open Text’s consolidated financial statements as of June 30, 2008 and 2007, and for each of the years in the three year period ended June 30, 2008 and the effectiveness of internal control over financial reporting as of June 30, 2008, have been incorporated by reference in this proxy statement/prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of KPMG LLP as experts in accounting and auditing. KPMG LLP’s report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

The financial statements incorporated in this proxy statement/prospectus by reference from Vignette’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Vignette’s internal control over financial reporting have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

As of the date of this document, the Vignette board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

Vignette’s board of directors is soliciting the proxies in the form enclosed. Michael A. Aviles and Bryce M. Johnson, and each or either of them, are named as proxies. Proxies may be solicited by certain of Vignette’s directors, officers and regular employees, without additional compensation. Vignette also may solicit proxies by personal interview, mail, electronic mail or telephone. Vignette will pay all costs associated with the solicitation of proxies. In addition, Vignette has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. D.F. King & Co., Inc. will receive a fee for its services of $12,000 and expense reimbursement. Also, Vignette may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Open Text and Vignette to “incorporate by reference” information into this proxy statement/prospectus. This means that Open Text and Vignette can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither Open Text nor Vignette incorporates the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Open Text and Vignette have previously filed with the SEC, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act. They contain important information about Open Text and Vignette including, among other things, information about their financial condition. You may obtain the information incorporated by reference into this document without charge by following the instructions in “Where You Can Find More Information” on page 114. The following documents, which were filed by Open Text with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Open Text’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

•	Open Text’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2008, filed with the SEC on February 4, 2009;

•	Open Text’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 5, 2008;

•	Open Text’s annual report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on August 26, 2008;

•	Open Text’s current reports on Form 8-K filed with the SEC on August 27, 2008, September 5, 2008, October 31, 2008, November 3, 2008 and May 7, 2009; and

•	The description of Open Text’s securities contained in Open Text’s registration statement on Form 8-A filed with the SEC on January 16, 1996.

The following documents, which were filed by Vignette with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Vignette’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

•

Vignette’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 10, 2009 (including the information incorporated by reference therein from Vignette’s definitive proxy statement);

•	Vignette’s current reports on Form 8-K filed with the SEC on May 6, 2009; and

•	The description of Vignette’s common stock contained in its registration statement on Form S-1 filed with the SEC on November 17, 1999.

In addition, Open Text and Vignette incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting, except for any disclosures furnished pursuant to Item 2.02 or Item 7.01 (and, in each case, the corresponding exhibits filed pursuant to Item 9.01) of any current report on Form 8-K, unless otherwise expressly stated in that current report on Form 8-K. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to the Exchange Act.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Vignette has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Vignette, and Open Text has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Open Text.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Open Text and Vignette from other documents that are not included in or delivered with this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 112.

Open Text will provide you with copies of such documents relating to Open Text (excluding all exhibits unless Open Text has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Open Text, Inc.

Attn: Corporate Secretary

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L0A1

(519) 888-7111

Vignette will provide you with copies of such documents relating to Vignette (excluding all exhibits unless Vignette has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Vignette Corporation

Attn: Corporate Secretary

1301 South MoPac Expressway

Austin, Texas 78746

(512) 741-4300

If you would like to request documents, Open Text or Vignette must receive your request by July 14, 2009 (which is five business days prior to the date of the special meeting) in order to ensure that you receive them prior to the special meeting.

Open Text and Vignette file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information (as well as documents incorporated by reference herein) may be inspected and copied at the Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information about the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding Open Text and Vignette. The address of the SEC web site is www.sec.gov.

Open Text filed a registration statement on Form S-4 to register with the SEC the issuance of Open Text common stock in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Open Text. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS INVOLVING OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT/PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

On May 5, 2009, Open Text Corporation (“Open Text”) entered into an agreement with Vignette Corporation (“Vignette”) pursuant to which Open Text and Vignette will combine their businesses through a merger and Vignette will become an indirect wholly owned subsidiary of Open Text. Pursuant to the terms of the merger agreement and subject to the conditions thereof, each share of common stock of Vignette issued and outstanding immediately prior to the effective date of the merger, will be converted into the right to receive $8.00 in cash and 0.1447 of one share of Open Text common stock (equivalent to a value of $4.98347 as of March 31, 2009). The Board of Directors of Vignette have approved the merger and merger agreement and the completion of the merger is expected to happen within 60 to 90 days of May 5, 2009, and is subject to various closing conditions, including obtaining approval of Vignette’s stockholders and receiving anti-trust approvals. The following unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of Open Text and Vignette after giving effect to Open Text’s proposed acquisition of all of the issued and outstanding shares of Vignette. The acquisition will be accounted as a business combination using the acquisition method with Open Text identified as the acquirer, pursuant to SFAS No. 141(R), Business Combinations. (SFAS 141(R))

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 is presented as if the acquisition of Vignette occurred on March 31, 2009. The unaudited pro forma condensed consolidated statements of income for the nine months ended March 31, 2009 and the fiscal year ended June 30, 2008 are presented as if the acquisition of Vignette had taken place on July 1, 2007 and was carried forward through to March 31, 2009 and June 30, 2008, respectively.

As of the date of this proxy statement/prospectus, Open Text has not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the assets to be acquired and the liabilities to be assumed in connection with the proposed Vignette acquisition. The preliminary allocation of the purchase price of the Vignette acquisition (the preliminary PPA) used in these unaudited pro forma condensed consolidated financial statements is based upon Open Text’s preliminary estimates at the date of preparation of these pro forma financial statements. As a result of the finalization of this allocation after the acquisition’s final completion (the final PPA), Open Text expects to make material adjustments to the preliminary PPA. Differences between the preliminary PPA and the final PPA could have a material impact on Open Text’s pro forma results of operations. Actual allocations will be based on the final appraisals of fair value of, among other things, identifiable tangible and intangible assets and tax-related assets and liabilities, at the acquisition date.

The unaudited pro forma condensed consolidated financial statements do not include the effect of the possible restructuring of certain pre-merger operational activities of Open Text and Vignette.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Open Text that would have been recorded had the acquisition of Vignette been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the company. The unaudited pro forma condensed consolidated financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Open Text may achieve with respect to the combined operations of Open Text and Vignette and do not include any costs directly attributed to the acquisition, which, based upon information available at the date of preparation of the pro forma financial statements, are not expected to be material. Additionally, these pro forma financial statements also do not include any non-recurring charges or credits.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Open Text’s Annual Report on Form 10-K for its fiscal year ended June 30, 2008 and Quarterly Reports on Form 10-Q for its quarters ended September 30, 2008, December 31, 2008, and March 31, 2009 and Vignette’s previously filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Unless otherwise indicated all amounts included herein are in expressed in thousands of U.S. dollars.

Open Text Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2009

(In thousands of U.S. Dollars)

	Historical Open Text	Historical Vignette	Reclassifications		Pro Forma Adjustments		Reclassifications and Pro Forma Combined
			(Note 3)		(Note 3)
ASSETS
Current assets:
Cash and cash equivalents	$237,048	$104,561	$—		$(183,641	)E	$157,968
Short-term investments		38,562	—		—		38,562
Accounts receivable—net of allowance for doubtful accounts	111,731	22,299	—		—		134,030
Inventory	1,939	—	—		—		1,939
Income taxes recoverable	6,895	—	—		—		6,895
Prepaid expenses and other current assets	14,401	5,358	(329	)A	—		19,430
Deferred tax assets	16,838	—	329	A	—		17,167

Total current assets	388,852	170,780	—		(183,641)		375,991
Capital assets	39,202	6,660	—		—		45,862
Goodwill	564,018	121,090	—		(20,052	)F	665,056
Acquired intangible assets	354,743	8,460	—		105,262	G	468,465
Deferred tax assets	61,339	—	9,218	B	—		70,557
Other assets	17,901	16,832	(9,218	)B	(6,656	)H	18,859
Long-term income taxes recoverable	41,073	—					41,073

Total assets	$1,467,128	$323,822	$—		$(105,087)		$1,685,863

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$116,372	$24,640	$(3,395	)C	$—		$137,617
Current portion of long-term debt	3,407	—	—		—		3,407
Deferred revenues	193,676	33,242	—		—		226,918
Income taxes payable	1,705	—	3,395	C	—		5,100
Deferred tax liabilities	3,315	—	—		—		3,315

Total current liabilities	318,475	57,882	—		—		376,357
Long-term liabilities:
Accrued liabilities	19,984	1,804	(1,239	)D	—		20,549
Pension liability	15,790	—	—		—		15,790
Long-term debt	299,174	—	—		—		299,174
Deferred revenues	7,305	—	1,239	D	—		8,544
Long-term income taxes payable	51,472	—	—		—		51,472
Deferred tax liabilities	136,776	—	—		39,803	I	176,579

Total long-term liabilities	530,501	1,804	—		39,803		572,108
Shareholders’ Equity:
Share capital	456,278	238	—		119,008	J	575,524
Additional paid in capital	50,991	2,658,404	—		(2,658,404	)J	50,991
Accumulated other comprehensive income	25,885	1,352	—		922	J	28,159
Retained earnings (accumulated deficit)	84,998	(2,395,858)	—		2,393,584	J	82,724

Total shareholders’ equity	618,152	264,136	—		(144,890	)J	737,398

Total liabilities and shareholders’ equity	$1,467,128	$323,822	$—		$(105,087)		$1,685,863

See accompanying notes to the pro forma condensed consolidated financial statements

Open Text Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Nine-Month Period Ended March 31, 2009

(In thousands of U.S. Dollars, except per share data)

	Historical Open Text	Historical Vignette	Reclassifications		Pro Forma Adjustments		Reclassifications and Pro Forma Combined
			(Note 3)		(Note 3)
Revenues:
License	$166,845	$21,806	$—		$—		$188,651
Customer support	300,816	—	58,594	K	—		359,410
Service and other	114,648	91,145	(58,594	)K	—		147,199

Total revenues	582,309	112,951	—		—		695,260
Cost of revenues:
License	12,670	1,234	117	K	—		14,021
Customer support	50,227	—	9,616	K	—		59,843
Service and other	89,898	37,685	(9,616	)K	—		117,967
Amortization of acquired technology-based intangible assets	34,171	3,930	—		3,943	L	42,044

Total cost of revenues	186,966	42,849	117		3,943		233,875

Gross profit	395,343	70,102	(117)		(3,943)		461,385

Operating expenses:
Research and development	87,335	22,751	(1,466	)K			108,620
Sales and marketing	138,605	37,380	(621	)K			175,364
General and administrative	54,604	13,461	(1,094	)K			66,971
Depreciation	8,847	—	3,064	K	—		11,911
Amortization of acquired customer-based intangible assets	29,529	2,607	—		6,578	L	38,714
Special charges	13,234	4,090	—		—		17,324

Total operating expenses	332,154	80,289	(117)		6,578		418,904

Income (loss) from operations	63,189	(10,187)	—		(10,521)		42,481

Other income (expense)	(148)	4,077	(2,254	)K	—		1,675
Interest income (expense), net	(10,772)	—	2,254	K	—		(8,518)

Income (loss) before income taxes	52,269	(6,110)	—		(10,521)		35,638
Provision for (recovery of) income taxes	14,761	242	—		(3,682	)M	11,321

Income (loss) before minority interest	37,508	(6,352)	—		(6,839)		24,317
Minority interest	51	—	—		—		51

Net income (loss) for the year	$37,457	$(6,352)	$—		$(6,839)		$24,266

Net income per share—basic	$0.72						$0.44

Net income per share—diluted	$0.71						$0.43

Weighted average number of Common Shares outstanding:
Basic	51,825				3,462	N	55,287
Diluted	53,122				3,462	N	56,584

See accompanying notes to the pro forma condensed consolidated financial statements

Open Text Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Year Ended June 30, 2008

(In thousands of U.S. Dollars, except per share data)

	Historical Open Text	Historical Vignette	Reclassifications		Pro Forma Adjustments		Reclassifications and Pro Forma Combined
			(Note 3)		(Note 3)
Revenues:
License	$219,103	$45,764	$—				$264,867
Customer support	363,580	—	84,329	O			447,909
Service	142,849	140,957	(84,329	)O			199,477

Total revenues	725,532	186,721	—		—		912,253
Cost of revenues:
License	15,415	2,058	566	O			18,039
Customer support	58,764	—	13,429	O			72,193
Service	117,037	61,446	(13,640	)O			164,843
Amortization of acquired technology-based intangible assets	41,515	5,054	—		5,443	P	52,012

Total cost of revenues	232,731	68,558	355		5,443		307,087

Gross profit	492,801	118,163	(355)		(5,443)		605,166

Operating expenses:
Research and development	105,894	32,739	(2,619	)O			136,014
Sales and marketing	174,185	63,749	(1,345	)O			236,589
General and administrative	69,985	19,037	(303	)O			88,719
Depreciation	12,017	—	3,912	O			15,929
Amortization of acquired customer-based intangible assets	30,759	3,341	—		8,906	P	43,006
Special charges	(418)	(159)	—				(577)

Total operating expenses	392,422	118,707	(355)		8,906		519,680

Income (loss) from operations	100,379	(544)	(0)		(14,349)		85,486

Other income (expense)	(1,023)	9,731	(7,972	)O			736
Interest income (expense), net	(22,859)	—	7,972	O			(14,887)

Income (loss) before income taxes	76,497	9,187	—		(14,349)		71,335
Provision for (recovery of) income taxes	22,993	(5,112)	—		(5,022	)M	12,859

Income (loss) before minority interest	53,504	14,299	—		(9,327)		58,476
Minority interest	498	—	—		—		498

Net (loss) income for the year	$53,006	$14,299	$—		$(9,327)		$57,978

Net income per share—basic	$1.04						$1.07

Net income per share—diluted	$1.01						$1.03

Weighted average number of Common Shares outstanding:
Basic	50,780				3,462	N	54,242
Diluted	52,604				3,462	N	56,066

See accompanying notes to the pro forma condensed consolidated financial statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(in thousands of U.S. Dollars)

Note 1: Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Open Text and Vignette after giving effect to the cash to be paid and the stock to be issued by Open Text to consummate the Vignette acquisition, as well as certain reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated balance sheet data assumes that the pending acquisition of Vignette occurred on March 31, 2009. As Open Text has a fiscal year ending on June 30 and Vignette has a fiscal year ending on December 31, the pro forma condensed consolidated balance sheet combines the historical balances of Open Text as of March 31, 2009 with the historical balances of Vignette as of March 31, 2009, plus reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated statement of income data assumes that the pending acquisition of Vignette occurred on July 1, 2007. As Open Text has a fiscal year ending on June 30 and Vignette has a fiscal year ending on December 31, the pro forma condensed consolidated statements of income combine the historical results of Open Text for the year ended June 30, 2008 and for the nine months ending March 31, 2009 with the historical results of Vignette for the twelve months ending June 30, 2008 and the nine months ending March 31, 2009, respectively, plus reclassifications and pro forma adjustments. Vignette’s data has been calculated by combining its reported interim data for each quarter within the respective period.

The unaudited pro forma condensed consolidated financial statements assume that the pending acquisition is accounted for using the acquisition method of accounting for business combinations in accordance with SFAS 141(R) and represents the current pro forma information based upon available information of the combining companies’ results of operations during the periods presented. As the final PPA will be based on information at the acquisition date, it will not be determinable before that date. As of the date of this document, Open Text has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Vignette assets to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has it identified all the adjustments necessary to conform Vignette’s data to Open Text’s accounting policies. However, Open Text has made certain adjustments to the historical book values of the assets and liabilities of Vignette, based on currently available information, to reflect certain preliminary estimates of the fair values, in preparing unaudited pro forma condensed consolidated financial data. The preliminary PPA assigns values to certain identifiable intangible assets, including customer relationships, and core technology. Actual results may differ from this unaudited pro forma condensed consolidated data once Open Text has determined the final purchase price for Vignette, completed the detailed valuation studies necessary to finalize the required purchase price allocations, and identified any necessary conforming accounting policy changes for Vignette. Accordingly, the final purchase price allocations, which will or may be determined subsequent to the closing of the merger, and their effects on the results of operations, may differ materially from the preliminary PPA and the unaudited pro forma combined amounts included in this section.

The unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the acquisition described above been consummated as of March 31, 2009 or July 1, 2007.

Note 2: Preliminary Purchase Price and Preliminary Purchase Price Allocation.

Based upon Open Text’s share price as of March 31, 2009 and inclusive of Open Text’s existing ownership of Vignette’s shares, the estimated total preliminary purchase price is approximately $310.0 million (as further detailed below), but will fluctuate based upon the price of Open Text’s stock and the number of outstanding Vignette shares at the actual closing date.

The preliminary purchase price (based upon Open Text’s closing share price of $34.44 as of March 31, 2009) is approximately $310.0 million and is comprised of:

Market value, as of March 31, 2009, of 996,423 Vignette shares already owned by Open Text through open market purchases		$6,656

Cash consideration payable on closing:
22,840,699 Vignette shares at $8.00	$182,726
750,002 Vignette employee options at $8.00 less $6.78 (average exercise price of these options)	915	183,641

Share consideration payable on closing:
22,840,699 Vignette shares at $4.98347	$113,826
2,040,539 Vignette employee options at $12.98347 less the average exercise price of these options, less cash paid, if any.	5,420	119,246

Preliminary purchase price		$309,543

In order to fund the cash portion of the purchase price, Open Text expects to use its own cash resources.

The table below illustrates the potential impact to the preliminary purchase price resulting from a 10% increase or decrease in the price of Open Text’s share price as of March 31, 2009 ($34.44). For the purpose of this calculation, the total number of shares and employee options have been assumed to be the same as in the table above.

	10% increase in Open Text share price	10% decrease in Open Text share price
Vignette shares already owned by Open Text through open market purchases (no change)	$6,656	$6,656
Cash consideration payable on closing (no change)	183,641	183,641
Share consideration payable on closing	131,645	106,897

Preliminary purchase price	$321,942	$297,194

The preliminary purchase price will be allocated to Vignette tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, as of March 31, 2009, the preliminary purchase price was allocated as follows:

Current assets	$170,780
Non-current assets	23,492
Intangible assets	113,722
Goodwill	101,038

Total assets acquired	409,032
Liabilities assumed	(99,489)

Net assets acquired	$309,543

The preliminary allocation of the purchase price is based upon management’s estimates. As noted below, these estimates and assumptions are subject to change upon final valuation.

Deferred Revenues: For the purpose of these pro forma condensed consolidated statements only, the carrying value of deferred revenue has been assumed to approximate its fair value. Therefore, the pro forma condensed consolidated balance sheet and statements of income data do not reflect the adverse impact on deferred revenue and revenue that will occur as a result of any potential reduction in deferred revenue on the opening balance sheet pursuant to final valuation of deferred revenue.

Cash and other net tangible assets/liabilities: Cash and other net tangible assets were recorded at their respective carrying amounts and for the purpose of these unaudited pro forma condensed consolidated statements only, the carrying value of these assets/liabilities has been assumed to approximate their fair values and should be treated as preliminary values.

Goodwill : Goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired.

Identifiable intangible assets: Identifiable intangible assets acquired include developed software, and customer contracts and related relationships. Developed software comprises of products that have reached technological feasibility. Customer contracts and related relationships represent the underlying relationships and agreements with customers of Vignette’s installed base.

The fair value of intangible assets is based on management’s preliminary valuation using Open Text’s historical experience with respect to similar acquisitions. Estimated useful lives for the purposes of these pro forma statements are based on historical experience.

The amounts allocated to the intangible assets in the table above are the arithmetic midpoint of a potential range of values that may be allocated to the intangible assets as set forth below:

Residual amount of purchase consideration after allocation to net tangible assets and before allocation to indentified intangible assets and deferred tax liability impacts thereof.	$174,957	(*)

	allocation range		mid point
Technology Asset	25%	35%	30%
Customer Asset	30%	40%	35%

Allocation for Preliminary PPA
	allocation range		mid point
Technology Asset	$43,739	$61,235	$52,487
Customer Asset	$52,487	$69,983	$61,235
(*)
Total Consideration	$309,543

Allocation of purchase price:
Current assets	170,780
Non-current assets	23,492
Liabilities assumed	(59,686)

Unallocated purchase price	$174,957

Deferred Tax Balances: As of December 31, 2008 Vignette had significant deferred tax assets that were subject to valuation allowances including deferred tax assets relating to domestic federal net operating loss (NOL) carryforwards of $754.0 million. Internal Revenue Code Section 382 imposes substantial restrictions on the utilization of these NOLs in the event of an “ownership change” of the corporation. Open Text has currently not assessed its ability to utilize these tax attributes prior to their expiration. For the purposes of these pro forma statements, the deferred tax liability arising from the acquisition of identifiable intangible assets has been estimated using a statutory tax rate of 35%. The final valuation of the deferred tax assets is expected to have a material impact on the preliminary PPA and may result in a material change in the above indicated amount of goodwill.

Pre-acquisition contingencies: Open Text has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price measurement period, which would indicate that a liability which existed at the acquisition date, is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

Note 3: Reclassifications and Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:

(A)	To reclassify the identified Vignette current deferred tax asset balances from “Prepaids and other current assets” to “Deferred tax assets” (current)

(B)	To reclassify the identified Vignette long-term deferred tax asset balances from “Other assets” to “Deferred tax assets” (long-term)

(C)	To reclassify the identified Vignette current income tax balances from “Accounts payable” to “Income taxes payable” (current)

(D)	To reclassify the identified Vignette deferred revenue balances from “Accrued Liabilities” to “Deferred revenues” (long-term)

These adjustments, (A) - (D), had no impact on the historical net income reported by Open Text or Vignette.

(E)	Represents, as of March 31, 2009 , the total cash consideration payable by Open Text upon the consummation of the acquisition to the shareholders of Vignette. (see Note 2)

(F)	To record the preliminary valuation of goodwill related to the acquisition of Vignette and to eliminate the historical goodwill of Vignette.

Preliminary goodwill from Vignette acquisition	$101,038
Elimination of Vignette historical goodwill	(121,090)

$(20,052)

(G)	To record the preliminary valuation of intangible assets related to the acquisition of Vignette.

Acquired technology-based intangible assets (preliminary)	$52,487
Acquired customer-based intangible assets (preliminary)	61,235

113,722
Elimination of Vignette historical intangible assets	(8,460)

$105,262

(H)	To eliminate the existing investment in Vignette by Open Text of $6.7 million. This amount represents the fair value as of March 31, 2009 of Vignette shares previously acquired through open market purchases, as determined by active market prices on March 31, 2009.

(I)	To record the estimated deferred tax liability on identified intangible assets at a statutory tax rate of 35%

(J)	To record the following adjustments to the respective components of Shareholders’ Equity:

Share capital—elimination of Vignette’s historical Share capital and to record the issuance of 3,462,431 Open Text shares in connection with the acquisition	$119,008
Accumulated paid in capital (APIC)—elimination of Vignette’s historical APIC	(2,658,404)
Accumulated other comprehensive income (AOCI)—elimination of Vignette’s historical AOCI and a mark to market loss on Open Text’s investment in Vignette	922	(*)
Retained Earnings (Accumulated deficit)—elimination of Vignette’s historical Accumulated deficit and the release of the above mark to market loss to income	2,393,584	(*)

Total	$(144,890)

(*)	The mark to market (MTM) loss as of March 31, 2009 has been calculated as the excess of the cost of the investment of $9.0 million over the fair value of the investment (based upon Vignette’s stock price at March 31, 2009) of $6.7 million. The investment had been accounted for as an “Available for sale” security and therefore all of the unrealized loss on this investment, as of March 31, 2009, of $2.3 million, which was recorded within AOCI, has been released to retained earnings.

(K)	To adjust Vignette’s presentation to conform to Open Text’s presentation:

Revenues:
License	$—
Customer support	58,594
Service	(58,594)

Total	$—

Cost of revenues:
License	117
Customer support	9,616
Service	(9,616)
Amortization of acquired technology intangible assets	—

Total	$117

Operating expenses:
Research and development	(1,466)
Sales and marketing	(621)
General and administrative	(1,094)
Depreciation	3,064
Amortization of acquired intangible assets	—
Special Charges	—

Total operating expenses	$(117)

Interest income	2,254
Other income	(2,254)

Total	$—

This adjustment (K) had no impact on the historical net income reported by Open Text or Vignette.

(L)	To record amortization relating to the identifiable intangible assets recognized at the time of the acquisition of Vignette and to eliminate Vignette’s historical amortization of intangible assets:

Amortization of acquired technology-based intangible assets
Elimination of Vignette’s historical intangible asset amortization	$(3,930)
Amortization of acquired intangible assets relating to Vignette acquisition	7,873

$3,943

Amortization of acquired customer-based intangible assets
Elimination of Vignette historical intangible asset amortization	(2,607)
Amortization of acquired intangible assets relating to Vignette acquisition	9,185

$6,578

The Company has estimated the useful lives of the acquired technology-based and acquired customer-based intangible assets to be five years each. These are being amortized on a straight line basis.

(M)	To record the estimated income tax effect of the pro forma adjustments at a statutory tax rate of 35%. The pro forma combined provision for income taxes does not necessarily represent the amounts that would have resulted had Open Text and Vignette filed consolidated income tax returns for the periods presented.

(N)	To record the issuance of Open Text common stock in connection with the acquisition.

(O)	To adjust Vignette’s presentation to conform to Open Text’s presentation:

Revenues:
License	$—
Customer support	84,329
Service	(84,329)

Total	$—

Cost of revenues:
License	566
Customer support	13,429
Service	(13,640)
Amortization of acquired technology intangible assets	—

Total	$355

Operating expenses:
Research and development	(2,619)
Sales and marketing	(1,345)
General and administrative	(303)
Depreciation	3,912
Amortization of acquired intangible assets	—
Special Charges	—

Total operating expenses	$(355)

Interest income	7,972
Other income	(7,972)

Total	$—

This adjustment (O) had no impact on the historical net income reported by Open Text or Vignette.

(P)	To record amortization relating to the identifiable intangible assets recognized at the time of the acquisition of Vignette and to eliminate Vignette’s historical amortization of intangible assets:

Amortization of acquired technology-based intangible assets
Elimination of Vignette’s historical intangible asset amortization	$(5,054)
Amortization of acquired intangible assets relating to Vignette acquisition	10,497

$5,443

Amortization of acquired customer-based intangible assets
Elimination of Vignette historical intangible asset amortization	(3,341)
Amortization of acquired intangible assets relating to Vignette acquisition	12,247

$8,906

The Company has estimated the useful lives of the acquired technology-based and acquired customer-based intangible assets to be five years each. These are being amortized on a straight line basis.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPEN TEXT CORPORATION,

SCENIC MERGER CORP.

AND

VIGNETTE CORPORATION

Dated as of May 5, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 5, 2009 by and among OPEN TEXT CORPORATION, a Canadian corporation (“Parent”), SCENIC MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and VIGNETTE CORPORATION, a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, each of the respective Board of Directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of its respective stockholder(s) to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company will continue as the surviving corporation of the Merger and each share of the Company Common Stock (as defined below) outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company have entered into voting agreements, dated as of the date hereof, in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms of the Voting Agreements, to vote or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Company Common Stock beneficially owned by such stockholders in favor of the adoption and approval of this Agreement.

WHEREAS, in connection with the transactions contemplated herein, the Company is amending the Stockholder Rights Agreement (as defined below) to render the Stockholder Rights Agreement inapplicable to this Agreement and the Merger and to ensure that the rights granted pursuant to the Stockholder Rights Agreement shall not become exercisable by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its (their) Representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) Representatives named therein) than the terms of the Confidentiality Agreement. For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

(b) “Acquisition Proposal” shall mean any offer or proposal made by any Person or Persons (other than an offer or proposal by Parent or Merger Sub) contemplating or otherwise relating to an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of (A) shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding prior to giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding prior to giving effect to the consummation of such tender or exchange offer or (B) any class of capital stock of, or other equity or voting interest in, any Company Subsidiary holding, directly or indirectly, individually or taken together, the business or assets referred to in (ii) immediately below;

(ii) any direct or indirect purchase, lease, license, transfer, exchange or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of the assets or business that constitute or represent more than twenty percent (20%) of the total revenue, operating income, EBITDA, or consolidated assets (such assets to be measured by the fair market value thereof as of the date of such sale, lease, license, transfer, exchange, acquisition or disposition) of the Company and its Subsidiaries taken as a whole; or

(iii) any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would acquire shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding prior to giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2008 included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the year ended December 31, 2008.

(g) “Audited Parent Balance Sheet” shall mean the consolidated balance sheet of Parent and its consolidated Subsidiaries as of June 30, 2008 included in Parent’s Annual Report on Form 10-K filed by Parent with the SEC for the year ended December 31, 2008.

(h) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in the State of Texas are authorized or required by Law or other governmental action to close.

(i) “Certificate” shall mean a certificate representing outstanding shares of Company Common Stock.

(j) “CFIUS” means the Committee on Foreign Investment in the United States.

(k) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(l) “Company Board” shall mean the Board of Directors of the Company.

(m) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(n) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(o) “Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent on the date of this Agreement.

(p) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

(q) “Company Material Adverse Effect” shall mean any fact, change, event, condition, circumstance, development or effect (each, an “Effect”) that individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries operate or conduct business, the industries therein or conditions in the global economy generally (in any case only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries operate or conduct business);

(ii) conditions (or changes in such conditions) in the industries in which the Company or any of its Subsidiaries operate or conduct business, including conditions (or changes in such conditions) in the software industry generally (in any case only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries operate or conduct business);

(iii) any failure of the Company to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, subject to the other exceptions set forth in this definition of a “Company Material Adverse Effect”, the underlying cause(s) of any such failure, as well as the business and financial performance of the Company, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or may, would or could occur);

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries operate or conduct business, and any other force majeure events in the United States or any other country or region in which the Company or any of its Subsidiaries operate or conduct business;

(v) the public announcement or pendency of the transactions contemplated hereby;

(vi) compliance with the terms of, or the taking of any action expressly required or contemplated by, this Agreement, or the failure to take any action expressly prohibited by this Agreement;

(vii) changes in Law applicable to the Company or any of its Subsidiaries;

(viii) changes in GAAP (or the interpretation thereof);

(ix) in and of itself, any decrease in the market price or change in the trading volume of the Company Common Stock (it being understood that the factors and circumstances giving rise to such decrease or change may be deemed to constitute, and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or may, would or could occur);

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xi) any facts expressly set forth in the Company Disclosure Letter relating to matters as of or prior to the date hereof, but only to the extent any such fact is readily apparent from the text setting forth such fact in the Company Disclosure Letter.

(r) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(s) “Company Option Plans” shall mean the Company’s (i) 1995 Stock Option/Stock Issuance Plan; (ii) 1999 Equity Incentive Plan; (iii) 1999 Supplemental Stock Option Plan; (iv) 1999 Non-Employee Directors Option Plan; (v) Employee Stock Purchase Plan; (vi) the International Employee Stock Purchase Plan; (vii) the 2009 Stock Option Plan, and (viii) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(t) “Company Preferred Stock” shall mean the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company.

(u) “Company Stock-Based Awards” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Option Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

(v) “Company Stock Purchase Plans” shall mean the Company’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan.

(w) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(x) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%).”

(y) “Continuing Employee” shall mean each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of the Company, Parent or any Subsidiary of Parent immediately following the Effective Time.

(z) “Contract” shall mean any contract, agreement, subcontract, note, bond, mortgage, indenture, lease, license, or sublicense.

(aa) “Delaware Law” shall mean the DGCL and any other applicable Law or Order of the State of Delaware.

(bb) “DOL” shall mean the United States Department of Labor or any successor thereto.

(cc) “EBITDA” means the Company’s consolidated net income before deductions for interest, taxes, depreciation and amortization, the components of which shall be determined in accordance with GAAP as applied by the Company.

(dd) “Environmental Law” shall mean any and all laws relating to pollution or protection of the environment or exposure of any Person to or release of Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ff) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “FTC” shall mean the U.S. Federal Trade Commission, or any successor thereto.

(hh) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ii) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, whether local or foreign.

(jj) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

(kk) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ll) “Intellectual Property Rights” shall mean all worldwide rights in patents, patent applications, trademarks, service marks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), industrial designs, technology, software, mask works, Trade Secrets, know-how, technical documentation, inventions, devices, methods, processes, specifications, data, designs and other intellectual property and proprietary rights, including those under development, whether or not any of the foregoing are registered or on file with a governmental or quasi-governmental agency or registry.

(mm) “IRS” shall mean the U.S. Internal Revenue Service.

(nn) “Knowledge” means such facts and other information that as of the date of determination are known to, in the case of the Company, Michael Aviles, Patrick Kelly, Bryce Johnson or Somesh Singh, and in the case of Parent or Merger Sub, John Shackleton, Paul McFeeters, John Trent or Kirk Roberts, in each case after reasonable inquiry.

(oo) “Law” means any federal, state, local or foreign law, statute, ordinance or regulation.

(pp) “Legal Proceeding” shall mean any lawsuit, litigation, arbitration or other legal proceeding brought by or pending before any Governmental Authority or any arbitrator or arbitration panel.

(qq) “Maintenance Customer” shall mean each of the twenty-five (25) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for maintenance services for the fiscal year ended December 31, 2008.

(rr) “Major Customer” shall mean each of the twenty-five (25) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for the fiscal year ended December 31, 2008.

(ss) “Merger Consideration” shall mean, with respect to each share of Company Common Stock, the Cash Consideration and the Stock Consideration.

(tt) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(uu) “Open Source License” shall mean any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

(vv) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Law.

(ww) “Parent Board” shall mean the board of directors of Parent.

(xx) “Parent Capital Stock” shall mean the Parent Common Stock and the Parent Preferred Stock.

(yy) “Parent Common Stock” shall mean the common shares without par value of Parent.

(zz) “Parent Material Adverse Effect” shall mean any Effect that individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world in which Parent or any of its Subsidiaries operate or conduct business, the industries therein or conditions in the global economy generally (in any case only to the extent such Effect has not had a disproportionate impact on Parent relative to other companies in the industries in which Parent and its Subsidiaries operate or conduct business);

(ii) conditions (or changes in such conditions) in the industries in which the Parent or any of its Subsidiaries operate or conduct business, including conditions (or changes in such conditions) in the software industry generally (in any case only to the extent such Effect has not had a disproportionate impact on Parent relative to other companies in the industries in which Parent and its Subsidiaries operate or conduct business);

(iii) any failure of Parent to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, subject to the other exceptions set forth in this definition of a “Parent Material Adverse Effect”, the underlying cause(s) of any such failure, as well as the business and financial performance of Parent, may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur);

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which Parent or any of its Subsidiaries operate or conduct business, and any other force majeure events in the United States or any other country or region in which Parent or any of its Subsidiaries operate or conduct business;

(v) the public announcement or pendency of the transactions contemplated hereby;

(vi) compliance with the terms of, or the taking of any action expressly required or contemplated by, this Agreement, or the failure to take any action expressly prohibited by this Agreement;

(vii) changes in Law applicable to Parent;

(viii) changes in GAAP (or the interpretation thereof);

(ix) in and of itself, any decrease in the market price or change in the trading volume of the Parent Common Stock (it being understood that the factors and circumstances giving rise to such decrease or change may be deemed to constitute, and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur); and

(x) any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

(aaa) “Parent Preferred Stock” shall mean the first preference shares without par value of Parent.

(bbb) “Permitted Liens” shall mean any of the following: (i) liens for Taxes, assessments and governmental charges or levies that in any event either are not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are in any event not yet due or that are being contested in good faith and by appropriate proceedings; (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) of real property, and zoning, building and other similar codes or restrictions on real property, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (iv) liens the existence of which are expressly disclosed with particularity in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC; and (v) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(ccc) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(ddd) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered or filed, with or by any Government Authority.

(eee) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(fff) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ggg) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(hhh) “Significant Subsidiaries” shall mean Vignette Europe Limited (UK), Vignette Pty Limited (Australia), Vignette Iberica S.L. (Spain), Vignette do Brasil Ltda (Brazil) and Vignette SARL (France).

(iii) “Source Code” shall mean software code, which may be printed out or displayed in human readable form or from which object or other executable code can be derived by compilation or otherwise.

(jjj) “Stockholder Rights Agreement” means that certain Rights Agreement dated as of April 25, 2002, between the Company and Mellon Investor Services, LLC.

(kkk) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, or the power to direct the policies, management and affairs of such corporation is held, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

(lll) “Superior Proposal” shall mean an unsolicited, bona fide, third party written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel and taking into consideration all financial, regulatory, legal and other aspects of such Acquisition Proposal, including the likelihood of consummation and certainty of financing) would be more favorable to the Company Stockholders than the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).”

(mmm) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, charges, fees, levies, penalties or other assessments, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, service, license, net worth, franchise, withholding, payroll, recapture, social security, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement).

(nnn) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(ooo) “Trade Secrets” shall mean any information belonging to or in Company’s possession (without regard to form) including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, computer software, flow charts, devices, methods, techniques, drawings, processes, product specifications, financial data, financial plans, product plans, market feasibility studies, designs and design concepts, documents and manuals related to product plans, designs and design concepts, or lists (whether in written form or otherwise) of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes any information described in the section obtained from a third party.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Book-Entry Shares	2.9(b)(i)
Cancelled Company Shares	2.7(b)(iv)
Capitalization Date	3.4(a)
Cash Consideration	2.7(b)(i)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Collective Bargaining Agreements	3.16(a)
Company	Preamble
Company Assets	3.19
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	6.9(a)
Company Insiders	6.16
Company Registered Intellectual Property	3.20(a)
Company Restricted Stock	2.7(b)(vi)

Term	Section Reference
Company SEC Reports	3.6
Company Securities	3.4(c)
Company Stockholder Meeting	6.8
Company Termination Fee	8.3(b)(i)
Company Voting Proposal	6.8
Confidentiality Agreement	6.11
Consent	3.3(b)
Delaware Secretary of State	2.3
DGCL	Recitals
Dissenting Company Shares	2.7(b)(v)
Effective Time	2.3
Employee Plans	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Agent	2.9(a)
Exchange Fund	2.9(a)
Final Exercise Date	2.8(e)
Foreign Employees	3.15(j)
Funded International Employee Plan	3.15(c)
Indemnified Persons	6.14(a)
In-Licenses	3.20(i)
International Employee Plans	3.15(a)
IP Licenses	3.20(j)
Leased Real Property	3.17
Leases	3.17
Letter of Transmittal	2.9(b)(i)
Material Contract	3.13(a)
Material Customer Agreements	3.13(a)(iv)
Merger	Recitals
Merger Consideration	2.7(b)(i)
Merger Sub	Preamble
Other Required Company Filing	3.28(a)
Other Required Company Filings	3.28(a)
Other Required Parent Filing	4.10(b)
Other Required Parent Filings	4.10(b)
Out-Licenses	3.20(j)
Parent	Preamble
Parent SEC Reports	4.5
Parent Securities	4.4(b)
Proxy Statement	3.28(a)
Qualifying Amendment	6.7(c)
Registration Statement	6.7(a)
Regulation M-A Filing	6.7(d)
Representatives	6.1(b)
Requisite Company Stockholder Approval	3.2(a)
Stock Consideration	2.7(b)(i)
Subsidiary Securities	3.5(c)
Surviving Corporation	2.1
Termination Date	8.1(c)
Voting Agreements	Recitals
WARN	3.16(d)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or Order, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h) All monetary amounts herein shall be denominated in U.S. Dollars unless otherwise expressly noted.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company in the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing is to take place pursuant hereto is referred to herein as the “Closing Date.”

2.3 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under

Delaware Law by filing a certificate of merger substantially in the form as attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Organizational Documents of the Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.14, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Vignette Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.14, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect of Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(a) Merger Sub Capital Stock. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become 1,000 fully paid and nonassessable shares of Series A Preferred Stock of the Surviving Corporation. In exchange for, and in consideration of, Parent issuing and delivering (on behalf of the Merger Sub) at or promptly following the Effective Time shares of Parent Common Stock for the Merger and paying the Surviving Corporation $10.00 (or such other amount as is agreed by the Surviving Corporation and Parent), the Surviving Corporation will issue to Parent at the Effective Time 1,000 (or such other number as is agreed to by the Surviving Corporation and Parent) fully paid and nonassessable shares of common stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive (1) $8.00 in cash, without interest thereon (such per share cash amount being referred to herein as the “Cash Consideration”) and (2) 0.1447 of one validly issued, fully paid and nonassessable share of Parent Common Stock (such per share amount being referred to herein as the “Stock Consideration”). The Merger Consideration shall be paid thereon upon the surrender of the Certificate representing such share of Company Common Stock (or the receipt of an agent’s message in the case of Book-Entry Shares) in the manner set forth in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 2.11). For all purposes of and under this Agreement, the term “Merger Consideration” shall mean, with respect to a share of Company Common Stock representing the right to receive such consideration, the Cash Consideration and the Stock Consideration.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, (A) the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (i) Parent issues additional shares of Parent Common Stock and receives consideration for such shares, or (ii) Parent issues employee or director stock grants or similar equity awards or stock exercisable pursuant to equity awards; and (B) the Cash Consideration and the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify in any respect the restrictions set forth in Article V). Furthermore, notwithstanding anything to the contrary set forth in this Agreement, the Cash Consideration shall be increased by an amount equal to the product of (x) the Stock Consideration times (y) the per share amount of any cash dividend declared by Parent in respect of the Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(iii) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or pursuant to this Agreement, and in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall be entitled to receive from Parent, upon surrender of such holder’s Certificate(s) in the manner set forth in Section 2.9, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the average of the closing prices of Parent Common Stock on Nasdaq for the five (5) trading days immediately preceding the Closing Date.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, each share of Company Common Stock owned by Parent, any Subsidiary of Parent or the Company (collectively, “Cancelled Company Shares”), in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(v) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, and such holder of Dissenting Company Shares shall receive the Merger Consideration upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 2.9. The Company shall give Parent (x) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (y) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(vi) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger (“Company Restricted Stock”), then notwithstanding any other provision of this Agreement, each holder of shares of Company Restricted Stock shall have the right to receive the Merger Consideration with respect to such shares in accordance with Section 2.7(b), and such shares shall be cancelled and extinguished and automatically converted into the right to receive Merger Consideration in accordance with Section 2.7(b), which Stock Consideration or Cash Consideration shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including restrictions on transferability), and the certificates representing any shares of Parent Common Stock issued in respect thereof may be marked with appropriate legends reflecting the foregoing. To the extent any shares of Company Restricted Stock are converted into the right to receive Cash Consideration, such Cash Consideration shall vest and become payable on the date that the Company Restricted Stock would have otherwise vested pursuant to its original vesting schedule as in effect prior to the Effective Time, and such payment shall be made at the first regularly scheduled payroll date of Parent (or a Subsidiary of Parent) following the vesting date applicable to such payment.

2.8 Company Options.

(a) At the Effective Time, all Company Options outstanding and unexercised, whether or not vested or exercisable, immediately prior to the Effective Time shall be cancelled and no longer outstanding. All Company Options shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the applicable payment, if any, pursuant to this Section 2.8.

(b) Company Options with per share exercise prices less than the value of the Cash Consideration, shall be converted, as of the Effective Time, into the right to receive (A) an amount in cash equal to the product of (i) the Cash Consideration reduced by the applicable per share exercise price of such Company Option, and (ii) the number of shares subject to such Company Option as of the Effective Time; and (B) such number of shares of Parent Common Stock equal to the product of (i) the Stock Consideration, and (ii) the number of shares subject to such Company Option as of the Effective Time. For the purposes of this Section 2.8(b), an amount necessary to satisfy the applicable minimum withholding tax obligation shall first be reduced from the amount of the cash payment to be received pursuant to subsection (A) of this Section 2.8(b) and then, if necessary, from the number of shares of Parent Common Stock issued pursuant to subsection (B) of this Section 2.8(b). For purposes of this Section 2.8(b), the value of the Stock Consideration shall be based on the most recent closing price of the Parent Company Common Stock prior to the date of the Closing.

(c) Company Options with per share exercise prices less than the value of the Merger Consideration, but greater than, or equal to, the Cash Consideration, shall be converted, as of the Effective Time, into the right to receive, in shares of Parent Common Stock, an amount equal to the product of (i) the excess, if any, of the value of the Merger Consideration over the applicable per share exercise price of such Company Option, and (ii) the number of shares subject to such Company Option as of the Effective Time. For the purposes of this Section 2.8(c), the number of shares of Parent Common Stock issued shall be reduced in an amount necessary to satisfy the applicable minimum withholding tax obligation. For purposes of this Section 2.8(c), the value of the Stock Consideration shall be based on the most recent closing price of the Parent Company Common Stock prior to the date of the Closing.

(d) The Company Board (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions or use its reasonable best effort to take such other actions as are required to provide for the cancellation of each Company Stock Option as provided in this Section 2.8. Parent shall pay the applicable payment required by this Section 2.8 as soon as practical after the Closing. Parent and the Company shall work together in good faith to determine the most efficient manner to provide such payments in order to ensure that all applicable payroll taxes which are required to be remitted by the Company are properly paid.

(e) With respect to the Company Stock Purchase Plans, the Company shall take all necessary action to (i) terminate the current Offering Period and Contribution Period (each as defined under the applicable Company Stock Purchase Plan) effective as of the day immediately prior to the Effective Time (the “Final Exercise Date”); (ii) provide that no further Offering Periods shall commence under the Company Stock Purchase Plans on or following the Final Exercise Date; and (iii) terminate the Company Stock Purchase Plans as of the Final Exercise Date. Each outstanding option under the Company Stock Purchase Plans on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the applicable Company Stock Purchase Plan.

2.9 Exchange Fund; Exchange of Shares.

(a) Exchange Fund.

(i) Prior to the date on which Parent and the Company shall disseminate the Proxy Statement, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”).

(ii) As soon as practicable following the Effective Time, Merger Sub (or Parent on behalf of Merger Sub) shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article II, the following:

(A) a number of shares of Parent Common Stock equal to the aggregate Stock Consideration issuable pursuant to Section 2.7(b)(i);

(B) cash in an amount equal to the aggregate Cash Consideration payable pursuant to Section 2.7(b)(i); and

(C) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.7(b)(iii) and any dividends or other distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.9(c).

All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 2.7(b).

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and Merger Sub shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time, and each holder of record of Book-Entry Shares as of immediately prior to the Effective Time (other than any holders of record that have surrendered a Certificate or Book-Entry Shares to the Exchange Agent) with, (A) a letter of transmittal, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) (collectively, the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates (or uncertificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”)) in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 2.7(b)) and any dividends or other distributions to which such holders is entitled to receive pursuant to Section 2.9(c).

(ii) Upon surrender of Certificates for cancellation to the Exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with the Letter of Transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(b) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Law or Order), (B) the cash amounts such holders are entitled to receive pursuant to Section 2.7(b), (C) the cash payable in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.7(b)(iii), and (D) any dividends or distributions to which such holders are entitled pursuant to Section 2.9(c), and any Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 2.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration issuable and payable in respect thereof and any dividends or distributions payable or issuable in respect thereof pursuant to Section 2.9(c). Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) Dividends and Other Distributions. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 2.7(b)(iii), will be paid to the holders of any unsurrendered Certificates or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates or Book-Entry Shares shall surrender such Certificates or Book-Entry Shares in accordance with the terms of Section 2.9(b). Subject to applicable Law or Order, promptly following the surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfers of Ownership. In the event that shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered (including as a result of a transfer of ownership of shares of Company Common Stock that has not been registered in the stock transfer books or ledger of the Company), it will be a condition of the issuance of such shares of Parent Common

Stock that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld and paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation, or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(g) Termination of Exchange Fund. At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is twelve (12) months immediately following the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 2.9 shall thereafter look only to Parent for issuance or payment of the Merger Consideration issuable and payable in respect thereto pursuant to Section 2.7(b) and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.9(c).

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock and holders of Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions issuable or payable in respect thereof pursuant to Section 2.9(c) upon the surrender thereof in accordance with the provisions of Section 2.9. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(b) and Section 2.9(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or distributions issuable or payable in respect thereof pursuant to Section 2.9(c); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in (A) the corresponding section or subsection of the Company Disclosure Letter or (B) any other section or subsection of the Company Disclosure Letter solely to the extent that it is reasonably apparent from the text of the disclosure set forth therein that such disclosure applies to the representations and warranties set forth in another section or subsection of this Article III, or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (excluding disclosures set forth in any risk factor section or forward looking statements contained therein) filed by the Company with the SEC, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company is duly licensed and qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such licensing or qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Certificate of Incorporation or its Bylaws.

3.2 Corporate Approvals.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Merger. The adoption, execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the Company Voting Proposal (the “Requisite Company Stockholder Approval”), the consummation of the Merger. This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

(b) The Company Board (acting upon the unanimous approval of Board members) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by this Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions contained set forth herein, and (iii) resolved to recommend that the Company Stockholders approve this

Agreement and the Merger in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

(c) Assuming that the representations of Parent and Merger Sub set forth in Section 4.12 are accurate, the Requisite Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law or Order, the Company’s Certificate of Incorporation and the Company’s Bylaws to adopt this Agreement and consummate the Merger.

3.3 Non-contravention; Required Consents.

(a) The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3(b)(i), (ii) and (iii) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Company Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not (A) have a Company Material Adverse Effect, (B) prevent or materially delay the consummation of the Merger, or (C) prevent or materially delay the Company’s performance of its material obligations under this Agreement.

(b) No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect, prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) five hundred million (500,000,000) shares of Company Common Stock, $.01 par value, and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business in Austin, Texas on May 4, 2009 (the “Capitalization Date”): (A) 23,825,706 shares of Company Common Stock were issued and outstanding (of which 653,825 were shares of Company Restricted Stock), (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were 7,597,385 shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. All issuances, transfers or purchases by the Company of Company Common Stock have been in compliance with all applicable agreements and all applicable Law or Order, including federal and state securities laws, and all taxes thereon have been paid. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan and pursuant to Company Stock-Based Awards.

(b) There are 3,472,886 shares of Company Common Stock available for future grant under the Company Option Plans. As of the close of business on the Capitalization Date, there were outstanding

(A) Company Options to purchase 3,337,268 shares of Company Common Stock (of which 33,400 were options issued under the Company Stock Purchase Plans) and (B) 653,825 shares of Company Restricted Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, Company Restricted Stock or any other exercise, conversion or equity right, other than as permitted by this Agreement, and no other Company Options, Company Restricted Stock awards, or other exercise, conversion, or equity rights with respect to the capital stock of the Company have been granted or are outstanding. The Company has made available to the Parent accurate and complete copies of the Company Option Plans and the forms of all Company Option or Company Restricted Stock agreements evidencing any such awards granted thereunder.

(c) Except as set forth in Section 3.4(a) and Section 3.4(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, calls, subscriptions or other rights to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, (vi) no voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (vii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

3.5 Company Subsidiaries.

(a) Section 3.5(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Company Subsidiary. Each of the Significant Subsidiaries, and to the Knowledge of the Company each other Subsidiary, is duly organized, validly existing and in good standing under the Laws or Orders of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Significant Subsidiaries, and to the Knowledge of the Company each other Subsidiary, has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Significant Subsidiaries, and to the Knowledge of the Company each other Subsidiary, is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the charters and bylaws or other constituent documents, as amended to date, of each of the Significant Subsidiaries. None of the Significant Subsidiaries, and to the Knowledge of the Company no other Subsidiary, is in violation of its charter, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Company Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the Company Subsidiaries from conducting their respective businesses as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.

(c) There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (ii) options, warrants, calls, subscriptions or other rights obligating the Company or any of its Subsidiaries to acquire from any Subsidiaries of the Company, or that obligate any Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iii) obligations of the Company or any Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiaries of the Company, (iv) contractual obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (v) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (vi) other obligations by any Subsidiaries of the Company to make any payments based on the price or value of any shares of any Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligated any Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.6 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Law or Order prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable Law or Order prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The Company has resolved with the staff of the SEC any comments it may have received prior to the date of this Agreement in comment letters to the Company from the staff of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. All such certifications are accurate and complete, and neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.7 Company Financial Statements.

(a) Each of the consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, have been (or will be with regard to Company SEC Reports to be filed) prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects (or will present in all material respects with regard to Company SEC Reports to be filed) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and, to the Company’s Knowledge, its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and, to the Company’s Knowledge, its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and, to the Company’s Knowledge, its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, any Company Subsidiary or the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and, to the Company’s Knowledge, its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s executive management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and, to the Company’s Knowledge, its Subsidiaries. There are no internal investigations and, to the Company’s Knowledge, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in each case regarding any accounting practices of the Company or, to the Company’s Knowledge, any of its Subsidiaries, any malfeasance by any director or executive officer of the Company in their capacity as a director or executive officer of the Company or, to the Company’s Knowledge, any of its Subsidiaries or any other actions of the Company or, to the Company’s Knowledge, any of its Subsidiaries or their respective Representatives relating to any possible violation of any Law or Order.

(c) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Exchange Act)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Section 3.7(d) of the Company Disclosure Letter lists, and the Company has delivered to Parent, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since December 31, 2005.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, including, without limitation, pursuant to any pension or other employee benefit plan of the Company or its Subsidiaries, of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Audited Company Balance Sheet, (b) liabilities directly arising under this Agreement or incurred directly in connection with the transactions expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice that are not individually or in the aggregate material in amount or significance, and (d) liabilities that would not have a Company Material Adverse Effect. Except as set forth on Section 3.8 of the Company Disclosure Letter, the Company and its Subsidiaries are under no requirement to maintain any level of cash or assets in any jurisdiction.

3.9 Absence of Certain Changes.

(a) Since December 31, 2008 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.

(b) Since December 31, 2008 through the date hereof, the Company has not taken any action, or agreed to take any action, that would be prohibited by Section 5.2 if proposed to be taken after the date hereof.

3.10 Compliance with Laws and Orders. The Company and each of its Subsidiaries is in compliance with all Laws and Orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.10 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.6 and Section 3.7, (b) compliance with applicable Tax laws, which is exclusively addressed by Section 3.14, (c) compliance with ERISA and other applicable Laws and Orders relating to employee benefits, which is exclusively addressed by Section 3.15, (d) compliance with labor law matters, which is exclusively addressed by Section 3.16, or (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.18.

3.11 Permits. The Company and each of its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, Orders, registrations, and approvals of all Governmental Authorities, except for such permits, licenses, variances, authorizations, exemptions, Orders, registrations, and approvals, the failure of which to hold would have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.12 Litigation; Orders; Regulatory Agreements.

(a) As of the date of this Agreement, there are no Legal Proceedings pending (in which notice or service of process has been received by an employee of the Company) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any legal Order.

3.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following in which there is a current obligation, right, or liability of the Company or any of its Subsidiaries:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base salary in excess of $150,000;

(iii) any form commission or sales plan;

(iv) any material Contract with any of the Major Customers (the “Material Customer Agreements”);

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person (including non solicitations of employees) or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any business enterprise, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit by the Company (other than a loan by the Company to any of its Subsidiaries), in each case in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) any Lease set forth in Section 3.17 of the Company Disclosure Letter;

(ix) other than standard customer contracts previously provided to Parent or the Material Customer Agreements, any agreement that provides unlimited liability or unlimited indemnification (other than for claims relating to intellectual property infringement, violation of nondisclosure or non-use provisions, personal injury, death or damage to property) relating to the performance of the Company’s or any Subsidiary’s products or services or extraordinary performance guaranty to any Person;

(x) any agreement of the Company or any of its Subsidiaries relating to capital expenditures, or open purchase orders, involving future payments in excess of $150,000 individually or in the aggregate;

(xi) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement, joint venture, partnership, strategic alliance, or agreement of the Company or any of its Subsidiaries involving the sharing of profits, losses, costs or liabilities, with any Person or any development, original equipment manufacturer, value added reseller, remarketer or other agreement for distribution, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service of the Company or any of its Subsidiaries that involved payments by the Company and its Subsidiaries of $250,000 or more in the twelve (12) month period ended December 31, 2008;

(xii) any material commitment to any customer of the Company or any of its Subsidiaries or other Person to support any customized product or service of the Company or any of its Subsidiaries and compensation to the Company therefor is below market rate;

(xiii) any Material Customer Agreement pursuant to which the Company or any of its Subsidiaries agreed to provide “most favored nation” pricing or other terms and conditions to any Person with respect to the sale, distribution, license or support of any products or services; or

(xiv) any agreement, the termination or loss of which would result in a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.

3.14 Taxes.

(a) All material Tax Returns required by applicable Law or Order to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable Law or Order, and all such Tax Returns are true, correct and complete in all material respects. Except for Tax Returns for the most recent Tax year, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company and each of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable.

(b) The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Governmental Authority all material Taxes due and payable or has established reserves for Taxes in accordance with GAAP. The Company has made available to Parent complete and accurate copies of all material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable years commencing after 2002. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There are no liens on the assets of the Company or any of its Subsidiaries relating or attributable to material Taxes, other than Permitted Liens.

(d) As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any material Taxes. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review related to Tax matters, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment with respect to Taxes of the Company and any of its Subsidiaries. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes of the Company or any of its Subsidiaries has been filed or executed with any Governmental Authority. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(e) The Company and each of its Subsidiaries (i) has not agreed, nor required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, nor required to make an election, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the

Code; (iii) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns for all taxable years for which the applicable statute of limitations has not expired all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Laws or Orders.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements and customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business).

(h) No written claim has been made during the past five (5) years by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no amount of the consideration paid to shareholders will be required to be deducted or withheld pursuant to Section 1445(a) of the Code in connection with the Merger.

(l) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. Except as set forth on Section 3.14(l) of the Company Disclosure Letter, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable guidance issued thereunder.

(m) To the Knowledge of the Company, as of the date of this Agreement, the Company has not experienced an “ownership change” as that term is defined in Section 382(g) of the Code.

(n) Section 3.14(n) of the Company Disclosure Letter sets forth the United States federal income Tax classification of each foreign Subsidiary and, if applicable, the date on which IRS Form 8832 was filed with respect to such foreign Subsidiary.

(o) No foreign Subsidiary of the Company is a “passive foreign investment company,” as defined in Section 1297 of the Code.

(p) Except as set forth in Section 3.14(p) of the Company Disclosure Letter, each foreign Subsidiary is registered for VAT in its jurisdiction of incorporation (except those foreign Subsidiaries of the Company incorporated in jurisdictions where VAT is not imposed) and each has substantially complied with all statutory provisions, rules, regulations, orders and directions in respect thereof, in all material respects, and has never been subject to any material interest, forfeiture, surcharge or penalty and none is a member of a group or consolidation with any other company for the purposes of VAT.

(q) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

3.15 Employee Benefits.

(a) Sections 3.15(a)(i) and 3.15(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) to the extent material, all other employment, independent contractor and consulting agreements, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee, independent contractor, consultant or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material liability (together the “Employee Plans”). With respect to each Employee Plan other than any International Employee Plan, the Company has made available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Plan, including any required schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or Representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (G) all material amendments, modifications or supplements to any such document.

(b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c) Except as would not cause a Company Material Adverse Effect, each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law and Orders. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(d) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability under the terms of any Employee Plan or any applicable Law or Order, including without limitation ERISA or the Code. Except as required by Laws, Orders or the terms of any Employee Plans, neither the Company nor any of its Subsidiaries has announced any intent (whether or not binding) to amend or establish any new Employee Plan or to increase materially any benefits under any Employee Plan.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) To the Knowledge of the Company, no Employee Plan provides post-termination welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws or Orders.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 3.15(i) of the Company Disclosure Letter lists each Company “disqualified individual” (as defined in Section 280G of the Code). No payment or benefit which will be made by the Company or any of its Subsidiaries will result in any amount failing to be deductible by reason of Section 280G of the Code. There is no Contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(j) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by no less than six (6) months’ notice or less given at any time without giving rise to any material claim for damages, severance pay, or compensation (other than a statutory redundancy or other payment applicable by virtue of applicable Law or Order).

(k) The Company has complied in good faith with all requirements of Section  409A of the Code, including all employer tax withholding and reporting obligations.

3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union Contract or material arrangement with any union or labor organization between or applying to, one or more employees and a trade union, works council, or any other employee representative body (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union or representative thereof to organize any employee of the Company or any of its Subsidiaries. There are no currently existing lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any current employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Law and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, fair employment practices, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work. With respect to all current and former employees of the Company and all Company Subsidiaries, each of the Company and its Subsidiaries: (i) has withheld and reported all amounts required by Law, Order or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) There is no material unfair labor practice, employment discrimination or other material grievance, arbitration, claim, suit, action, proceeding or employment-related complaint against the Company or any Company Subsidiary pending, or to the knowledge of the Company or any Company Subsidiary, threatened against or affecting the Company or any Company Subsidiary before any court, governmental department, commission, or agency or, instrumentality or any arbitrator. There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened in respect of which any director, officer, employee or agent of the Company or any Company Subsidiary is or may be entitled to claim indemnification from the Company or any Company Subsidiary pursuant to their respective charters or bylaws or as provided in an indemnification agreement with any such Person.

(d) The Company and each of its Subsidiaries has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”), and any similar state law, and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Effective Time. The Company and each of its Subsidiaries has not given, and has not been required to give, any notice under WARN within ninety (90) days prior to the date hereof.

3.17 Real Property. The Company and its Subsidiaries do not own any real property. Section 3.17(a) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements with annual base rental amounts in excess of $100,000 or with total obligations of the Company or any of its Subsidiaries in excess of $500,000 (collectively, the “Leases”) under which the Company or any of its

Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore made available to Parent complete copies of all Leases (including all material modifications and amendments thereto). To the Knowledge of the Company, the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all liens other than Permitted Liens. Section 3.17(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other Laws or Orders relating to creditors’ rights generally, the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, in any case except for such breaches and defaults that would not have a Company Material Adverse Effect.

3.18 Environmental Matters. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability. To the Knowledge of the Company, the Company and each of its Subsidiaries have not disposed of, emitted, generated, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. The Company and each of its Subsidiaries have delivered to Parent or made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or and of its Subsidiaries under any Environmental Laws.

3.19 Personal Property and Company Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Company Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Company Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all liens other than Permitted Liens.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth as of the date hereof a true, complete and correct list of all material Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). To the Company’s Knowledge, to the extent issued (as opposed to merely applied for), the Company Registered Intellectual Property is valid, enforceable, subsisting and exclusively owned by Company or its Subsidiaries.

(b) All Company Intellectual Property is free and clear of any liens, except for Permitted Liens or liens that would not have a Company Material Adverse Effect. Except as set forth in Section 3.20(b) of the Company Disclosure Letter, since January 1, 2006, neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Company Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to protect both (i) their Trade Secrets and (ii) any Trade Secrets of any third parties provided to the Company or any of its Subsidiaries under a condition of confidentiality.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Letter, there is no pending (and at no time prior to the date of this Agreement has there been any pending) Legal Proceeding before any Governmental Authority in any jurisdiction (i) alleging that any activities, products, services or the conduct of the Company or any of its Subsidiaries infringes, violates or constitutes the unauthorized use or misappropriation of the Intellectual Property Rights of any third party, (ii) challenging the ownership, scope, validity or enforceability of any Company Intellectual Property, or (iii) alleging that the activities, products, services or the conduct of a third party infringes, violates or misappropriates the Company Intellectual Property.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Letter, the Company is not bound by any Orders resulting from Legal Proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use, license or transfer any Company Intellectual Property, (ii) restrict any conduct of the business of the Company or any of its Subsidiaries, or (iii) compel or require the Company or any of its Subsidiaries to license or transfer any Company Intellectual Property. Except as set forth in Section 3.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006 from any third party that the operation of the business of the Company or any of its Subsidiaries, or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices, false designation of origin, “palming off”, or similar torts, under the Laws or Orders of any jurisdiction.

(f) To the Knowledge of the Company, none of the products, services or operations of the Company or its Subsidiaries infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices, false designation of origin, “palming off”, or similar torts under the Laws or Orders of any jurisdiction.

(g) To the Knowledge of the Company, no third party is or has infringed upon, violated or misappropriated any material Company Intellectual Property.

(h) Neither the Company nor any of its Subsidiaries has (i) granted a license to any third party to Source Code of the Company or any of its Subsidiaries without such party being bound by confidentiality restrictions and prohibitions on the distribution of such Source Code, and where such party is only permitted to use the Source Code to internally support and maintain the applicable software or (ii) distributed or is required to distribute any material Source Code of the Company or any of its Subsidiaries, except pursuant to a standard and customary Source Code escrow arrangement, or except pursuant to customer agreements for material customization of products, all of which are subject to the restrictions and limitations set forth above.

(i) Section 3.20(i) of the Company Disclosure Letter lists all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the operation of the business of the Company or any of its Subsidiaries, other than licenses for commercially available “off-the-shelf” software or other technology (“In-Licenses”).

(j) Section 3.20(j) of the Company Disclosure Letter lists all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party any rights or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course to customers, original equipment manufacturing partners and other third parties (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

Except as set forth in Section 3.20(j) of the Company Disclosure Letter, to Company’s Knowledge, all material IP Licenses are valid and in force.

(k) To the Knowledge of the Company and except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have followed a policy to secure assignments from any third party who has developed or created any software or Intellectual Property Rights for the Company or any of its Subsidiaries of all Intellectual Property Rights therein that the Company or its Subsidiaries, as applicable, do not already own by operation of law.

(l) Neither the Company nor any of its Subsidiaries are a party to any Contract that, as a result of this Agreement or the transactions contemplated by this Agreement, in the absence of any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, or any of its Subsidiaries (other than the Surviving Corporation), being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (ii) Parent, or any of its Subsidiaries (other than the Surviving Corporation), being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(m) To the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ use or incorporation of software licensed under an Open Source License (i) requires the licensing, disclosure, or distribution of any source code developed by or for the Company or one of its Subsidiaries other than commercially insignificant modifications to such open source software, (ii) requires the Company or one of its Subsidiaries to license the use of its products or services, or any portion thereof, to third parties without charge, other than commercially insignificant modifications to such open source software or the original, unmodified open source software itself, or (iii) creates restrictions on or immunities to the Company’s or any of its Subsidiaries’ enforcement of its intellectual property rights other than commercially insignificant modifications to such open source software. For the avoidance of doubt, the foregoing representations and warranties are intended to mean that software under an Open Source License was only used by Company and its Subsidiaries, in a way that will not have a significant negative impact on the commercialization of any of the Company’s or its Subsidiaries software products.

(n) Any collection, acquisition, use, storage, transfer, distribution, or dissemination by the Company or any of its Subsidiaries or by third parties having authorized access to the records of the Company or its Subsidiaries, of any personally identifiable information of any third parties are and have been in compliance with (i) all applicable Laws and Orders (including all laws of the U.S., Canada and the E.U.); and (ii) the Company’s and each of its Subsidiary’s privacy policies (including those privacy policies relating to the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or any of its Subsidiaries). To the Knowledge of the Company, no Person had gained unauthorized access to any personally identifiable information of a third party, collected or held by, the Company or its Subsidiaries.

(o) To the Knowledge of Company, neither Company nor any of its Subsidiaries is in material breach of any Contract regarding any material Company Intellectual Property, including any IP Licenses. Since January 1, 2006, neither Company nor any of its Subsidiaries have received a written allegation that Company or any of its Subsidiaries is in material breach of any Contract regarding any material Company Intellectual Property, including any IP Licenses.

(p) The Company or its Subsidiaries own all right, title and interest to the Company Intellectual Property.

3.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and which the Company reasonably believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation or material premium increase (retroactive or otherwise) has been received, and there is no existing default or event which would constitute a default, by any insured thereunder. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. There have been no lapses (whether cured or not) in the coverage provided under such policies during the term of such policies, as extended or renewed. The Company has made available to the Parent true, correct and complete copies of each of such policies.

3.22 Customers.

(a) None of the Major Customers or Maintenance Customer since January 1, 2009, (A) has cancelled, terminated or materially adversely altered its relationship with the Company or its Subsidiaries, or (B) to the Knowledge of the Company, has threatened or indicated its intention to the Company to cancel, terminate or materially adversely alter its relationship with the Company or its Subsidiaries or to reduce materially its purchase from or sale to the Company or any of its Subsidiaries of any products, goods or services.

(b) Except as set forth in Section 3.22 of the Company Disclosure Letter, no Material Customer Agreement would upon the execution of this Agreement or the completion of the transactions contemplated by this Agreement: (A) be violated, contravened or breached by, or under which a default would occur; (B) require any consent or prior approval be obtained from any Person (including consents relating to the change of control of the Company and its Subsidiaries) or notice (prior to or following the Effective Time); or (C)  terminate or have rights thereunder accelerated or limited.

3.23 Warranty and Related Matters. There are no pending material claims or, to the Knowledge of the Company, material claims threatened in writing against the Company or any of its Subsidiaries relating to any work performed by the Company or any of its Subsidiaries, product liability, warranty or other similar claims against the Company or any of its Subsidiaries, in each case alleging that any Company product is materially defective or fails to meet any product or service warranties, in each case which would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.23 of the Company Disclosure Letter and other than ordinary course email from first level implementers, no third party has alleged in writing to the Company, and to the knowledge of the Company, there are no current material liabilities for warranty or returns or other material claims with respect to any Company or Subsidiary product. Except as set forth in Section 3.23 of the Company Disclosure Letter, there is no current Level 1 (i.e. critical and serious) defect logged in the Company’s bug tracking system that has been logged for more than fifteen (15) days.

3.24 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.12 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law or provision of the Certificate of Incorporation or Bylaws of the Company will not be applicable to the Merger. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger. The Company and Company Board have approved all necessary action to render the Stockholder Rights Agreement inapplicable to this Agreement and the Merger. The rights granted pursuant to the Stockholder Rights Agreement shall not become exercisable by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.26 Brokers. Except for JP Morgan Chase, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.27 Opinion of Financial Advisor. The Company Board has received the oral opinion (to be subsequently provided in writing) of its financial advisor JP Morgan Chase dated May 5, 2009 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be paid to holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. A written copy of such opinion will be furnished to Parent promptly following the Company’s receipt thereof, for informational purposes.

3.28 Proxy Statement and Other Required Company Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting, which shall include as an item on which the Company Stockholders will vote, the approval of this Agreement and the Merger, and the solicitation of proxies with respect thereto (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other Representatives for inclusion or incorporation by reference in any of the Other Required Parent Filings will not, at the time the applicable Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2008, excluding disclosures set forth in any risk factor section or forward looking statements contained therein, filed by Parent with the SEC, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent is duly organized, validly existing and in good standing under the laws of Canada, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, complete and correct copies of the charter and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of its charter or bylaws.

4.2 Authorization; Board Approvals. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The adoption, execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b)  is subject to general principles of equity.

4.3 Non-contravention; Required Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the charters or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not (A) have a Parent Material Adverse Effect, (B) prevent or materially delay the consummation of the Merger, and (C) prevent or materially delay Parent’s and Merger Sub’s performance of their respective material obligations under this Agreement.

(b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, or Canadian provincial securities laws, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) an unlimited number of shares of Parent Common Stock, and (ii) an unlimited number of shares of Parent Preferred Stock. As of the close of business on the Capitalization Date: (A) 52,623,018 shares of Parent Common Stock were issued and outstanding (of which none were shares of restricted stock of Parent), (B) 2,963,187 shares of Parent Common Stock were issuable upon exercise of options, (C) no shares of Parent Preferred Stock were issued and outstanding, and (D) there were no shares of Parent Capital Stock held by the Parent as treasury shares. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, Parent has not issued any shares of Parent Capital Stock other than pursuant to the exercise of Parent Options granted under a Parent Stock Plan and pursuant to Parent Stock-Based Awards.

(b) Except as set forth in Section 4.4(a), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, calls, subscriptions or other rights to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (v) no contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent, (vi) no voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (vii) no other obligations by Parent to make any payments based on the price or value of any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any Contract that obligates Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

4.5 Parent SEC Reports. Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Law or Order prior to the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable Law or Order prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Parent has resolved with the staff of the SEC any comments it may have received prior to the date of this Agreement in comment letters to Parent from the staff of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. All such certifications are accurate and complete and neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 4.5, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

4.6 Parent Financial Statements.

(a) Each of the consolidated financial statements of Parent and its Subsidiaries filed with the Parent SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, have been (or will be with regard to Parent SEC Reports to be filed) prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects (or will present in all material respects with regard to Parent SEC Reports to be filed) the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Parent has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and, to Parent’s Knowledge, its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and, to Parent’s Knowledge, its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board and applicable Subsidiary board of directors, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and, to Parent’s Knowledge, its Subsidiaries. Neither Parent nor, to the Knowledge of Parent, Parent’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and, to Parent’s Knowledge, its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and, to Parent’s Knowledge, its Subsidiaries. There are no internal investigations and, to Parent’s Knowledge, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in each case regarding any accounting practices of Parent or, to Parent’s Knowledge, any of its Subsidiaries, any malfeasance by any director or executive officer of Parent or, to Parent’s Knowledge, any of its Subsidiaries or any other actions of Parent or, to Parent’s Knowledge, any of its Subsidiaries or their respective Representatives relating to any possible violation of any Law or Order.

(c) Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Exchange Act)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving Parent or any its Subsidiaries in Parent’s consolidated financial statements.

4.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Audited Parent Balance Sheet, (b) liabilities directly arising under this Agreement or incurred directly in connection with the transactions expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice that are not material in amount or significance, and (d) liabilities that would not have a Parent Material Adverse Effect. Parent and its Subsidiaries are under no requirement to maintain any level of cash or assets in any jurisdiction.

4.8 Absence of Certain Changes. Since December 31, 2008 through the date hereof, except for actions expressly contemplated by this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Parent Material Adverse Effect.

4.9 Legal Proceedings; Orders.

(a) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Neither Parent nor Merger Sub is subject to any legal Order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.10 Proxy Statement; Other Required Filings.

(a) The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Any document that is required to be filed by Parent, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, a “Other Required Parent Filing” and collectively, the “Other Required Parent Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Parent Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Parent Filings.

4.11 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub has not engaged and will not engage in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.12 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.13 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.14 Sufficient Funds. Parent has, and at the Closing will have sufficient funds to pay the full aggregate amount of the Cash Consideration contemplated by this Agreement and to pay all related fees and expenses of Parent and Merger Sub associated with the transactions contemplated by this Agreement.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except (a) as expressly permitted or restricted by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law or Order, or (d) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and each of its Subsidiaries shall carry on its business in the ordinary and usual course of business in all material respects consistent with past practices, and, to the extent consistent therewith, the Company and its Subsidiaries shall use all commercially reasonable efforts to (i) preserve intact their current business organization and current assets, (ii) preserve their current relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, and (iii) preserve their goodwill.

5.2 Negative Obligations of the Company. Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law or Order, or (iv) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit any of the following:

(a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents or change the authorized capital stock or equity interests of the Company or its Subsidiaries;

(b) issue, deliver, transfer, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, transfer, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding prior to the date hereof;

(c) directly or indirectly acquire, repurchase, redeem or propose to redeem, purchase or otherwise acquire any Company Securities or Subsidiary Securities (other than repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement or subsequently granted pursuant to Section 5.2(b)(ii) above);

(d)(i) split, combine, subdivide, recapitalize, exchange, readjust, reclassify or otherwise alter any shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries;

(e)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) trade payables incurred in the ordinary course of business, and (B) loans or advances to direct or indirect wholly owned Subsidiaries made in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) mortgage, pledge or otherwise encumber any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(f)(i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, or consultant in any manner, other than the Company Stockholders’ adoption of the 2009 Stock Option Plan (but not any grants or issuances thereunder), and except in any such case (A) as may be required by applicable Law or Order, (B) in the ordinary course of business and consistent with past practice, or (ii) increase the compensation (salary, bonus or otherwise) of any director, officer, employee, or consultant, pay any special bonus or special remuneration to any director, officer, employee, or consultant, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable Law or Order, or (B) in the ordinary course of business and consistent with past practice.

(g) waive, release, grant or transfer any rights or claims of material value pursuant to any Material Contract;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, acquisition, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(i) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, license, dispose of, pledge or encumber any material assets of the Company and/or its Subsidiaries;

(j) settle any pending or threatened Legal Proceeding, including, without limitation, as may be brought by Company Stockholders and Legal Proceedings initiated after the date hereof;

(k) except as required by applicable Law or Order or GAAP, revalue any of its properties or assets, including writing-off notes or accounts receivable;

(l) except as may be required as a result of a change in applicable Law or Order or in GAAP, make any change in any of the accounting principles or practices used by it;

(m)(i) make or change any material Tax election, change any method of Tax accounting, amend any Tax Return, or file any Tax Return inconsistent with past practice, (ii) settle or compromise any material federal, state, local or foreign audit, investigation, claim, or income Tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(n) make or commit to make any capital expenditures that are, in the aggregate among the Company and its Subsidiaries, in excess of $600,000;

(o) enter into, terminate, violate, or modify any Material Contract outside the ordinary course of business consistent with past practice;

(p) hire any employee or consultant, except for the replacement of any current employee whose employment is terminated or resigns for any reason (with such replacement employee not receiving greater than $50,000 in salary and bonuses);

(q) acquire (including by merger, consolidation or acquisition of stock or assets) any other business, Person or any material equity interest therein;

(r) enter into, terminate, or modify any material lease for real property or acquire any real property;

(s) enter into any hedge, swap or other derivative transaction; or

(t) enter into a Contract or binding obligation to take any of the actions prohibited by this Section 5.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 5.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause each of their officers, directors, agents, representatives and advisors to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time or the valid termination of this Agreement in accordance with Article VIII, the Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall not authorize or permit any of its or its Subsidiaries’ directors, officers or other employees, controlled Affiliates, or any of its or its Subsidiaries’ investment bankers, attorneys or other advisors, representatives or agents (collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, or knowingly encourage the submission of an Acquisition Proposal or an Acquisition Transaction;

(ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any materials or information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other materials or information, or to the personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub);

(iii) participate or engage in discussions or negotiations with one or more Persons with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than an Acceptable Confidentiality Agreement as provided below); or

(vi) take any other action that would reasonably be expected to lead to any inquiries or the making of an Acquisition Proposal.

Notwithstanding the foregoing terms of Sections 6.1(a) and 6.1(b), at any time prior to obtaining the Requisite Company Stockholder Approval, the Company Board may, directly or indirectly through its Representatives, (x) engage or participate in discussions or negotiations with any Person (or such Person’s Representatives) that has entered into an Acceptable Confidentiality Agreement with the Company and has made a bona fide Acquisition Proposal in writing, other than as a result of a breach or violation of the terms of Section 6.1(a) or (b), if but only if the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be a breach of the Company Board’s fiduciary duties under Delaware Law or Order, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries, to any Person (or such Person’s Representatives) that has entered into an Acceptable Confidentiality Agreement with the Company and has made a bona fide Acquisition Proposal in writing, other than as a result of a breach or violation of the terms of this Section 6.1, that the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal and where the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of the Company Board’s fiduciary duties under Delaware Law.

(c) In addition to the obligations of the Company set forth in Section 6.1(b)(vi), the Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent orally and in writing of the receipt of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (and all related agreements, commitment letters and other material documents related thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s receipt thereof, the Company shall keep Parent reasonably and promptly informed of the status and terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. Additionally, Company shall contemporaneously provide to Parent all materials and information provided to any Person in accordance with Section 6.1(b)(vi) that had not been previously provided to Parent.

(d) Any action taken by a Company Subsidiary or Representative of the Company that constitutes a breach of this Section 6.1 shall be considered a breach of this Section 6.1 by the Company.

6.2 Reasonable Best Efforts to Complete.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(i) using its reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled;

(ii) using its reasonable best efforts to obtain all necessary consents, waivers and approvals, and to provide all necessary notices, under any Material Contracts in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iii) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and using its reasonable best efforts to obtain all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby;

(iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement;

(v) avoiding the entry of, or having vacated or terminated, any decree, Order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative challenging this Agreement or the consummation of the transactions contemplated hereby, provided nothing shall require the Parent or Merger Sub to consent to a settlement of a Legal Proceeding; and

(vi) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, Orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) executing and delivering any additional instruments required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) Structural Cooperation. The Company shall cooperate with Parent to develop a Company organizational and asset ownership structure that may be proposed by Parent and implement any such structure reasonably proposed by Parent prior to the Effective Time of the Merger, including executing documents and instruments to effectuate such structure (including amendments to this Agreement); provided, however, that in no event shall the Company be required to approve or effectuate any transaction that (i) may not be reversed should the Merger not be consummated, (ii) would impose greater Taxes, costs or other liabilities on the Company Stockholders than would otherwise apply in the absence of such restructuring transactions, or (iii) adversely affects or alters the Company’s rights and benefits under this Agreement. If the Merger is not consummated, the

Parent shall reimburse the Company for the reasonable out-of-pocket expenses incurred by the Company in reviewing, implementing and reversing (if necessary) any transaction proposed by Parent under this Section 6.2(b).

6.3 Second Merger. The Company shall cooperate in good faith with Parent to implement, if so requested by Parent, an integrated plan, whereunder immediately following the Merger the Company would be merged with and into a newly-formed, wholly-owned subsidiary of Parent.

6.4 Loan Alternative. The Company shall, at the written request of Parent at least two (2) days prior to the Effective Time, extend a loan to Merger Sub in an amount equal to $90 million in cash immediately prior to the Effective Time. Parent shall fully guaranty such loan. In the event that this Agreement is terminated in accordance with its terms, Parent will repay such loan (and all interest thereon) within two Business Days after such termination.

6.5 Regulatory Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines, or assets, including divestiture of any Company assets, or to take or agree to take any other action that would result in a limitation on its business practices.

(c) In the event the parties agree within fourteen (14) calendar days following the execution and delivery of this Agreement to jointly file a Voluntary Notification, then within (14) calendar days of such agreement, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall, as provided for under section 721 of the Defense Production Act of 1950, as amended by section 721 of the Foreign Investment and National Security Act of 2007, and as implemented by Executive Order 11858, as amended, and 31 C.F.R. Part 800, jointly file with the CFIUS a Voluntary Notification relating to this Agreement and the transactions contemplated hereby.

(d) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of any filings to CFIUS, (ii) supply the other with any information that may be required in order to make such filings to CFIUS, (iii) supply, within the required three day timeframe, any additional or supplemental information that may be required or requested by CFIUS, and (iv) take all action necessary to cause CFIUS to issue a letter stating that no further action will be taken by the government, as soon as practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the CFIUS filings, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

6.6 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to eliminate (or if not possible, then minimize) the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.7 Registration Statement; Proxy Statement.

(a) After the execution and delivery of this Agreement, Parent and the Company shall work expeditiously in good faith to prepare and cause to be filed with the SEC the Proxy Statement and Parent shall work expeditiously in good faith to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger, and (ii) the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Proxy Statement to be disseminated to the Company Stockholders.

(b) Unless the Company Board shall have effected a Company Board Recommendation Change in compliance with Section 6.9(b), the Proxy Statement shall include the Company Board Recommendation.

(c) Except as otherwise set forth in this Agreement or as may be required by applicable Law or Order, neither Parent nor the Company shall effect any amendment or supplement (including by incorporation by reference) to the Proxy Statement or the Registration Statement without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided; however, that the Company, in connection with a Company Board Recommendation Change made in compliance with Section 6.9(b) hereof, may amend or supplement the proxy statement for the Company pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 6.7(c) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the Company’s right to have the deliberations and conclusions of the Company Board accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for the Company if and solely to the extent that it contains (i) a Company Board

Recommendation Change, (ii) a statement of the reasons of the Company Board for making such Company Board Recommendation Change, and (iii) additional information reasonably related to the foregoing. For avoidance of doubt, no Qualifying Amendment shall remove the approval of this Agreement and the Merger from the items to be voted upon at the Company Stockholder Meeting.

(d) The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings and provide the other party with a reasonable opportunity to review and respond to such comments or requests. Prior to filing the Registration Statement or mailing the Proxy Statement to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

6.8 Company Stockholder Meeting. Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to Section 6.9(b), the Company’s Board shall recommend that the Company Stockholders vote to approve this Agreement and the Merger, and the Company shall include such statement in the Proxy Statement. The Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of the Company Stockholders on the adoption of this Agreement and the transactions contemplated hereby in accordance with the DGCL (the “Company Voting Proposal”) at a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof on a date mutually agreeable to the Parent and the Company; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting and to enable additional time to solicit proxies from the Company Stockholders, or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), provided, however, that the Company may not postpone or adjourn the Company Stockholder Meeting for a period of more than five (5) Business Days pursuant to this clause (iii)(A), or (B) to enable the additional time to solicit proxies from Company Stockholders in favor of the Company Voting Proposal. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 8.1.

6.9 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall: (i) withhold, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, in a manner adverse to Parent in any material respect or in a manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger, the Company Board Recommendation, or (ii) approve, adopt or recommend, or publicly disclose a proposal to approve, adopt or recommend, an Acquisition Proposal (each such item a “Company Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 6.1), at any time prior to the receipt of the Requisite Company Stockholder Approval, the Company Board and/or any authorized committee thereof may, after the five (5) Business Day period below, effect a Company Board Recommendation Change if the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties under applicable Law. Prior to causing a Company Board Recommendation Change to occur, the Company Board shall have given Parent at least five (5) Business Days prior written notice that the Company Board intends to take such action and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith the Company Board’s rationale for proposing to effect such a Company Board Recommendation Change and/or possible modifications of the terms and conditions of this Agreement in such manner that would obviate the need for the Company Board to effect such Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, provided that any such communication shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger in such communication, (ii) providing a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, provided that any such communication shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger in such communication, or (iii) making any disclosures to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary duties under applicable Law, provided that any such communication shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger in such communication.

6.10 Access; Notice and Consultation.

(a) Subject to any restrictions imposed under applicable Law or Order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other Representatives access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records, substantially complete draft financial statements and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law, Order or regulation (including any Law, Order or regulation relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract. Any investigation conducted pursuant to the access contemplated by this Section 6.10 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to the Parent upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Parent and Merger Sub pursuant to this Section 6.10(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.10(c).

(d) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.10 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. The terms and conditions of the Confidentiality Agreement shall apply to any information acquired or provided pursuant to this Section 6.10.

6.11 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Nondisclosure Agreement, dated May 1, 2009 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms and that the terms of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and Representatives in connection with any investigation conducted pursuant to the access contemplated by Section 6.10.

6.12 Public Disclosure. Except with regard to a disclosure permitted by and effected pursuant to Section 6.9(b), none of Parent, Merger Sub and the Company shall issue any press release or make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law, Order or the rules and regulations of the Nasdaq or the Toronto Stock Exchange if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

6.13 Employee Matters.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to (and from and after the Effective Date, Parent shall cause the Surviving Corporation to) honor in accordance with their terms the existing employment and severance agreements between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand.

(b) From and after the Effective Time, and to the extent permitted by applicable Law or Order, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Continuing Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 6.13(b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section  6.13(b).

6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all material respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charters and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or Order.

(b) Without limiting the generality of the provisions of Section 6.14(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates for such action or omission, or alleged action or omission, that occurred prior to or at the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.14(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto unless it is ultimately determined that such Indemnified Person is not entitled to indemnification under Law or the DGCL), and (ii) each Indemnified Person shall be entitled at his or her sole cost and expense to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry. Notwithstanding anything to the contrary set forth in this Section 6.14(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid directors’ and officers’ liability insurance policy for its directors and officers; provided that the aggregate cost of such policy shall not exceed that amount set forth in

Section 6.14 of the Company Disclosure Letter. Such a “tail” policy shall provide coverage of not less than the existing coverage to the Company’s directors and officers under the Company’s existing directors’ and officers’ liability insurance policy. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect.

(d) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 6.14.

(e) The obligations set forth in this Section 6.14 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives). Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14(e), with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 6.14 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.14 is not prior to or in substitution for any such claims under such policies.

6.15 Resignation of Directors of Company Subsidiaries. At or prior to the Closing, upon the request of Parent, the Company shall use its reasonable best efforts to obtain the resignations of all directors of the Company and its Subsidiaries, in each case to be effective as of the Effective Time.

6.16 Section 16 Resolutions. The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution prior to the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Effective Time providing that the disposition by Company Insiders of Company Common Stock in exchange for cash and shares of Parent Common Stock pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.17 Nasdaq Listing; Toronto Stock Exchange Listing. Prior to the Closing, Parent shall (i) file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of the Parent Common Stock to be issued in the Merger and (ii) seek the conditional approval to the listing on the Toronto Stock Exchange of the shares of the Parent Common Stock to be issued in the Merger.

6.18 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law, Order and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the Deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.19 Obligations of the Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law or Order) prior to the Closing, of each of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement or Registration Statement shall have been initiated or threatened in writing by the SEC.

(b) Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(c) HSR Approval. The waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) Nasdaq Listing; Toronto Stock Exchange Listing. The shares of the Parent Common Stock issuable in the Merger shall have been (i) approved for listing on Nasdaq, subject to official notice of issuance and (ii) conditionally approved for listing on the Toronto Stock Exchange, subject to the filing of required documentation.

(e) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted a Law that is in effect and renders the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

(f) CFIUS. Any applicable notification from CFIUS that is required or otherwise sought by Parent pursuant to Section 6.5(c) shall have been obtained.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct in all respects on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for changes contemplated by this Agreement, and (B) for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date (it being understood and agreed that any update or purported update to the Company Disclosure Letter shall be disregarded); and

(ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (B) for changes contemplated by this Agreement, and (C) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that any update or purported update to the Company Disclosure Letter shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects the obligations, covenants and agreements that are to be performed or complied with by the Company under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.

(e) Stockholder Rights Agreement Amendment. The Stockholder Rights Agreement Amendment shall be in full force and effect.

7.3 Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.

(i) the representations and warranties of Parent set forth in this Agreement that are qualified as to “Parent Material Adverse Effect” shall be true and correct in all respects on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for changes contemplated by this Agreement, and (B) for those representations and warranties that are qualified as to “Parent Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and

(ii) all other representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect, (B) for changes contemplated by this Agreement, and (C) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects the obligations, covenants and agreements that are to be performed or complied with by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate, validly executed for and on behalf of Parent and in its name by the Chief Executive Officer and Chief Financial Officer of Parent, certifying the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated and the transactions contemplated hereby may be abandoned only as follows:

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof or Canada or any province thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction or Order that prohibits the Merger in the United States or any State thereof or Canada or any province thereof; or

(c) by either Parent or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that the Effective Time shall not have occurred by 5:00 p.m. (Texas time) on December 31, 2009, (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto who has materially breached its obligations under this Agreement and such breach shall have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date, or (ii) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Parent or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting of Company Stockholders (including adjournments or postponements thereof) at which a vote is taken on the Merger; or

(e) by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective material covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its agreements or material covenants in this Agreement and shall have failed to cure such material breach within thirty (30) days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) day period, and (B) at any time after such thirty (30) day period if the Company shall have cured such breach during such thirty (30) day period); or

(f) by Parent, if: (i) there shall have occurred a Company Board Recommendation Change; (ii) an Acquisition Proposal has been publicly disclosed or otherwise become publicly known and the Company Board shall have failed to reaffirm the Company Board Recommendation (or taken a neutral position or failed to recommend against such Acquisition Proposal) within ten (10) Business Days after such Acquisition Proposal was first publicly disclosed or otherwise became publicly known; (iii) a tender offer or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Parent) is commenced, the Company shall have failed to issue a public statement reaffirming the Company Board Recommendation and recommending that the Company Stockholders not accept such tender offer or exchange offer within ten (10) Business Days following commencement of such tender offer or exchange offer; or (iv) the Company or any of its Subsidiaries shall have intentionally breached the provisions set forth in Section 6.1, Section 6.8, or Section 6.9 of this Agreement in any material respect; or

(g) by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that (i) the Company has not breached any of its material covenants under this Agreement in any material respect, and (ii) Parent and/or Merger Sub shall have breached any of their respective material covenants in this Agreement and shall have failed to cure such material breach within thirty (30) days after Parent and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) day period, and (B) at any time after such thirty (30) day period if Parent and/or Merger Sub shall have cured such breach during such thirty (30) day period); or

(h) by the Company, at any time prior to receiving the Requisite Company Stockholder Approval, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have given Parent at least five (5) Business Days written notice (A) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith), and (B) that the Company Board intends to terminate this Agreement pursuant to this Section 8.1(h) in response to such Superior Proposal and the opportunity to meet with the Company Board and its financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith such Superior Proposal, this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto; (iii) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel, the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) that, in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to terminate this Agreement pursuant to this Section 8.1(h) in response to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties under applicable Law; (iv) the Company Board shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal; and (v) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee contemplated by Section 8.3(b)(iii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal.

The party hereto terminating this Agreement pursuant to this Section 8.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.12, this Section 8.2, Section 8.3 and ARTICLE IX, each of which shall survive the termination of this Agreement, and (b) that nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of, or fraud in connection with, this Agreement and the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) Generally. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c) or 8.1(d), a Competing Acquisition Transaction shall have been publicly announced, (B) this Agreement is validly terminated pursuant to Section 8.1(c) or Section 8.1(d), (C) at the time of the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), neither Parent nor Merger Sub has breached any of its material obligations under or in connection with this Agreement in any material respect, and (D) within 365 calendar days following the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), either any Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for any Competing Acquisition Transaction (which is subsequently consummated, whether or not within the preceding 365 calendar day period), then the Company shall pay to Parent an amount in cash equal to $10,850,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the consummation of a Competing Acquisition Transaction. Any amount previously paid by the Company pursuant to Section 8.3(b)(iv) or Section 8.3(b)(v) shall be deducted from the Termination Fee otherwise payable pursuant to this Section 8.3(b)(i).

(ii) In the event that this Agreement is validly terminated pursuant to Section 8.1(f), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(iii) In the event that this Agreement is validly terminated pursuant to Section 8.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iv) In the event this Agreement is validly terminated pursuant to Section 8.1(c) the Company shall pay to Parent an amount in cash equal to up to $2,000,000 of the reasonable and documented out-of-pocket fees and expenses actually incurred and paid by Parent and Merger Sub in connection with the negotiation of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent; provided, however, that the cash amounts otherwise payable pursuant to this Section 8.3(b)(iv) shall not be payable by the Company in the event that Parent has breached its material obligations under this Agreement and such breach shall have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VIII prior to the Termination Date, or (ii) the failure of the Effective Time to have occurred prior to the Termination Date.

(v) In the event this Agreement is validly terminated pursuant to Section 8.1(d) the Company shall pay to Parent an amount in cash equal to up to $2,000,000 of the reasonable and documented out-of-pocket fees and expenses actually incurred and paid by Parent and Merger Sub in connection with the negotiation of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(vi) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.3, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.3 or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as reported in the Money Section of the Wall Street Journal (or comparable publication if the Wall Street Journal is not in publication) on the date such payment was required to be made through the date of payment.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. In the event that Parent shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing herein shall release any party from liability for fraud.

8.4 Amendment. Subject to applicable Law or Order and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable; and such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub set forth in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below or such other address as the recipient shall provide in writing to the parties:

(a)	if to Parent or Merger Sub, to:

Open Text Corporation
100 Tri-State International Parkway Third Floor Lincolnshire, IL 60609
Attention: General Counsel Telecopy No.: (847) 267-8049

with copies (which shall not constitute notice) to:

McKenna Long & Aldridge LLP 303 Peachtree Street
Suite 5300 Atlanta, Georgia 30308 Facsimile: (404) 527-4198
Attention: David K. Brown, Esq.

(b)	if to the Company (prior to the Effective Time), to:

Vignette Corporation
1301 South MoPac Expressway Suite 100 Austin, TX 78746
Attention: Bryce Johnson Telecopy No.: (512) 731-4325

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746
Attention: Brian K. Beard and Michael S. Ringler Telecopy No.: (512) 338-5499

9.3 Assignment. No party may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns. Any purported assignment hereof not in compliance with this Section 9.3 shall be null and void.

9.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE RELIEVED FROM ACTIONS OF FRAUD OR INTENTIONAL MISREPRESENTATION.

9.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.14, (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to Company Stockholders) and other relief (including equitable relief) for any material breach of this Agreement by Parent or Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article VIII, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) of this Section 9.5 shall only be enforceable on behalf of Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

9.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction or other authority to be illegal, invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will continue in full force and effect and shall in no way be affected, impaired or invalidated, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts to be made and performed entirely therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of any party to cause the other party to cause the Merger to be consummated. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 9.10 or in such other manner as may be permitted by applicable Law or Order, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable

Law or Order, including the ability to serve legal process on the Secretary of State of the State of Delaware (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Chancery Court in the event any dispute or controversy arises out of this Agreement, or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Chancery Court, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law or Order.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.13 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. For the avoidance of doubt, it is the parties intention that no term contained in or omitted from any prior written draft of this Agreement be used as extrinsic evidence under any state law or judicial interpretation to determine the intent of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT

OPEN TEXT CORPORATION

By:	/s/ Paul McFeeters
Name:	Paul McFeeters
Title:	Chief Financial Officer

MERGER SUB

SCENIC MERGER CORP.

By:	/s/ Paul McFeeters
Name:	Paul McFeeters
Title:	Chief Financial Officer

COMPANY

VIGNETTE CORPORATION

By:	/s/ Michael A. Aviles
Name:	Michael A. Aviles
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

VIGNETTE CORPORATION

VIGNETTE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST. The name of the corporation is Vignette Corporation.

SECOND. The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares of common stock, having a par value of $0.001 per share.

FIFTH. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal by-laws.

SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH. The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

EXHIBIT B

CERTIFICATE OF MERGER

OF

SCENIC MERGER CORP.

(a Delaware corporation)

INTO

VIGNETTE CORPORATION

(a Delaware corporation)

VIGNETTE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The names and states of incorporation of the constituent corporations participating in the merger are:

Name	State of Incorporation

Scenic Merger Corp.	Delaware

Vignette Corporation	Delaware

2. An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

3. The name of the surviving corporation in the merger shall be Vignette Corporation (the “Surviving Corporation”).

4. The certificate of incorporation of Vignette Corporation, as in effect immediately prior to the merger, shall be amended at the effective time of the merger to read in its entirety as set forth on Exhibit A hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 100 Tri-State International Parkway, Third Floor, Lincolnshire, IL 60609.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the constituent corporations.

IN WITNESS WHEREOF, Vignette Corporation has caused this Certificate of Merger to be signed by its duly authorized officer this          day of                         , 2009.

VIGNETTE CORPORATION

By:
Name:
Title:

APPENDIX B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of May 5, 2009, by and among Open Text Corporation, a Canadian corporation (“Open Text”), Scenic Merger Corp., a Delaware corporation and wholly-owned subsidiary of Open Text (“Merger Sub”), and those stockholders of Vignette Corporation, a Delaware corporation (“Vignette”), whose signatures appear on the signature pages to this Agreement (each, a “Stockholder”) (Open Text, Merger Sub, and each Stockholder are individually referred to herein as a “Party” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of Vignette Common Stock (as defined herein) as set forth under such Stockholder’s name on such Stockholder’s signature page hereto.

B. Vignette, Merger Sub and Open Text have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Vignette, with Vignette being the surviving corporation and continuing as a wholly-owned subsidiary of Open Text (the “Merger”).

C. In order to induce Open Text to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 “Subject Securities” shall mean: (i) all shares of Vignette Common Stock Owned by any Stockholder as of the date of this Agreement; and (ii) all additional shares of Vignette Common Stock, Vignette Preferred Stock or any other voting securities of Vignette of which any Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.2 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, grants an option with respect to, transfers or otherwise disposes (including by gift) of such security or any interest in such security to any Person other than Open Text; (ii) enters into an agreement, commitment or understanding contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Open Text; or (iii) reduces such Person’s beneficial ownership of, interest in, control over or risk relating to (within the meaning of Rule 13d-3 under the Exchange Act) such security.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Vignette Common Stock” shall mean the common stock, par value $0.01 per share, of Vignette.

1.5 “Vignette Preferred Stock” shall mean the Series A Junior Participating Preferred Stock, par value $0.01 per share, of Vignette.

1.6 “Voting Covenant Expiration Date” shall mean the date of the termination of this Agreement in accordance with Section 7.3 hereof.

Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Securities Owned by such Stockholder. During the term of this Agreement, each Stockholder agrees to notify, as promptly as is reasonably practicable, Open Text of the number of Subject Securities acquired by such Stockholder, if any, after the date hereof.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities Owned by such Stockholders is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by such Stockholders, other than as contemplated hereby.

2.3 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Section 2.1 shall not prohibit a Transfer of Subject Securities by any Stockholder (i) to any member of his or her immediate family, or to a trust for estate planning purposes, (ii) upon the death of such Stockholder, (iii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder, or (iv) pursuant to the existing terms and conditions of such Stockholder’s current stock trading plan established in accordance with Rule 10b5-1 of the Exchange Act; provided, however, that a transfer referred to in subsection (i), (ii) or (iii) of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Open Text, to be bound by the terms of this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stock-holder hereby agrees that between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Vignette, including the Company Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Vignette is sought, unless otherwise directed in writing by Open Text, each Stockholder shall appear at such meeting or otherwise cause all Subject Securities Owned by such Stockholder to be counted as present thereat for the purpose of establishing a quorum and shall vote (or cause to be voted) the Subject Securities Owned by such Stockholder, as applicable:

(a) in favor of the Merger Agreement, the Merger and such other matters contemplated by the Merger Agreement;

(b) against any action or agreement (other than the Merger Agreement and the actions contemplated by the Merger Agreement) that would result in a breach of any representation, warranty, covenant or obligation of Vignette under the Merger Agreement; and

(c) against the following actions (other than the Merger and the actions contemplated by the Merger Agreement): (i) any Acquisition Proposal or Acquisition Transaction; and (ii) any other action (including amendment to Vignette’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, prevent or materially delay the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.

Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Open Text a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Open Text an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Vignette Common Stock or Vignette Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by such Stockholder.

Section 4. NO SOLICITATION

Each Stockholder hereby acknowledges and confirms that such Stockholder is aware of the covenants of Vignette contained in Section 6.1 of the Merger Agreement and hereby agrees that such Stockholder shall not take any action that the Company is prohibited from taking pursuant to Section 6.1 of the Merger Agreement.

Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, on such Stockholder’s own behalf, hereby severally, and not jointly, represents and warrants to Open Text as follows:

5.1 Authorization, Etc. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy, and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly and validly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and general principles of equity.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not: (i) breach, conflict with or violate any Law or Order applicable to such Stockholder or by which he, she or it or any of his, her or its Subject Securities is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities Owned by such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Title to Securities. As of the date of this Agreement: (a) such Stockholder Owns (free and clear of any claims, liens, encumbrances and security interests whatsoever) the number of outstanding shares of Vignette Common Stock set forth opposite such Stockholder’s name on Schedule I hereto and has sole voting power with respect to all such shares of Vignette Common Stock and the sole power of disposition with respect to all of such shares, with no restrictions (except as provided hereunder), subject to applicable federal securities laws on his, her or its rights of disposition pertaining thereto and (b) such Stockholder does not directly or indirectly Own any shares of Vignette Common Stock and Vignette Preferred Stock or other voting securities of Vignette other than the shares and other rights set forth opposite such Stockholder’s name on Schedule I hereto.

5.4 No Finders Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.5 Reliance By Open Text. The Stockholder understands and acknowledges that Open Text is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

5.6 Receipt of Merger Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF OPEN TEXT AND MERGER SUB

Each of Open Text and Merger Sub hereby represents and warrants, jointly and severally, to each Stockholder that it has all necessary power and authority to execute and deliver this Agreement and it has duly authorized, executed and delivered this Agreement and that this Agreement is legal, valid and binding, and enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and general principles of equity. The execution and delivery of this Agreement by each of Open Text and Merger Sub does not, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, its certificate of incorporation or bylaws, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or law applicable to it or to its property or assets.

Section 7. MISCELLANEOUS

7.1 Lack of Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall terminate upon the termination of this Agreement and shall not survive.

7.2 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at Open Text’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Open Text’s sole expense) take such further actions, as Open Text may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3 Termination. This Agreement (and the irrevocable proxies granted hereunder) shall terminate with respect to each Stockholder, and only with respect to each Stockholder, and all rights and obligations of the

Parties hereto shall terminate (in each case, without any further action on the part of any Party hereto) upon the first to occur of (a) the Effective Time, (b) written notice of termination of this Agreement by Open Text to the Stockholders, or (c) the termination of the Merger Agreement in accordance with the terms thereof. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed in the case of an amendment, by each party to this Agreement, or in the case of waiver, by each party against whom the waiver is to be effective.

7.4 Expenses. Except as otherwise contemplated herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be delivered by hand, by registered, certified or express mail, by reputable overnight courier service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto) and shall be deemed given when so delivered by hand or sent by facsimile (receipt confirmed), or if mailed, four days after mailing (one business day in the case of express mail or overnight courier service):

if to a Stockholder:

at the address set forth on the signature page hereof; and

if to Open Text:

Open Text Corporation

100 Tri-State International Parkway

Third Floor

Lincolnshire, IL 60609

Telecopy No.: (847) 267-8049

Attention: General Counsel

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, GA 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

Attention: David Brown

If to Vignette:

Vignette Corporation

1301 South MoPac Expressway

Suite 100

Austin, TX 78746

Telecopy No.: (512) 731-4325

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

Telephone: (512) 338-5422

Fax: (512) 338-5499

Attention: Brian K. Beard

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.7 Entire Agreement. This Agreement and the Proxy between a Stockholder and Open Text collectively set forth the entire understanding of Open Text and each Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between Open Text and such Stockholder relating to the subject matter hereof and thereof.

7.8 Assignment; Binding Effect. Except as provided herein (including in accordance with the transfer provisions set forth in Section 2 hereof), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Open Text and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities Owned by such Stockholder are transferred. Nothing in this Agreement is intended to confer on any Person (other than Open Text and its successors and assigns) any rights or remedies of any nature.

7.9 Fiduciary Duties. Each Party hereto acknowledges and agrees that no Stockholder is making any agreement or understanding herein in any capacity other than in her, his or its capacity as a stockholder of Vignette. If any Stockholder is or becomes an officer or member of the Board of Directors of Vignette, nothing herein shall in any way limit or affect actions taken by him or her in such capacity, and no action taken in his or her capacity as such as officer or director in furtherance of his or her fiduciary duties as an officer or director of Vignette shall be deemed to be a breach of the provisions of this Agreement.

7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Open Text shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither Open Text nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11 Non-Exclusivity. The rights and remedies of Open Text under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Open Text under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Open Text, under any other agreement between Open Text and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Open Text, under this Agreement.

7.12 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the actions contemplated by the Merger Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

7.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Attorneys’ Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.16 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.18 Stockholders Obligations Individual. The obligations of each Stockholder hereunder shall be individual and not joint or several and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

(Signature pages follow.)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

OPEN TEXT CORPORATION

By:
Name:	Paul McFeeters
Title:	Chief Financial Officer

SCENIC MERGER CORP.

By:
Name:	Paul McFeeters
Title:	Chief Financial Officer

[Signature Page to Voting Agreement]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Vignette Corporation, a Delaware corporation (“Vignette”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Open Text Corporation, a Canadian corporation (“Open Text”), Paul McFeeters and John Trent, and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of Vignette owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of Vignette which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of Vignette referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”.) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares until after the Voting Covenant Expiration Date (as defined in the Voting Agreement).

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Open Text, Merger Corp., a Delaware Corporation and wholly-owned subsidiary of Open Text (“Merger Sub”), the Stockholder and the other stockholders of Vignette appearing as signatories thereto, and is granted in consideration of Open Text entering into the Agreement and Plan of Merger, dated as of the date hereof, among Merger Sub and Open Text (the “Merger Agreement”). This proxy will terminate, and be of no further force and effect, automatically on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Vignette, including the Company Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Vignette is sought, as applicable:

(a) in favor of the Merger Agreement, the Merger and such other matters contemplated by the Merger Agreement;

(b) against any action or agreement (other than the Merger Agreement and the actions contemplated by the Merger Agreement) that would result in a breach of any representation, warranty, covenant or obligation of Vignette under the Merger Agreement; and

(c) against the following actions (other than the Merger and the actions contemplated by the Merger Agreement): (i) any Acquisition Proposal or Acquisition Transaction; and (ii) any other action (including amendment to Vignette’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, prevent or materially delay the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(Signature pages follow.)

APPENDIX C

May 5, 2009

The Board of Directors

Vignette Corporation

1301 South MoPac Expressway

Austin, Texas 78746

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Vignette Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary, Scenic Merger Corp., (the “Merger Sub”) of Open Text Corporation (the “Parent”). Pursuant to the Agreement and Plan of Merger dated as of May 5, 2009, (the “Agreement”), among the Company, the Parent and its subsidiary, the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Parent and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $8.00 in cash (the “Cash Consideration”) and 0.1447 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Parent’s common stock, with no par value (the “Parent Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated May 5, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Parent with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Parent, the financial condition and future prospects and operations of the Company and the Parent, the effects of the Merger on the financial condition and future prospects of the Company and the Parent, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Parent or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive

C-1

Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Parent or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company. We and our affiliates have performed in the past, and may continue to perform, certain treasury services for the Parent and its affiliates, all for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

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APPENDIX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Subject to any limitations imposed under the Canada Business Corporations Act, Open Text’s by-laws provide for the indemnification of its officers and directors against all costs, charges and expenses in respect of any civil, criminal, administrative or investigative or other proceeding in which the officer or director is involved because of that association with Open Text if (i) such individual acted honestly and in good faith with a view to the best interests of Open Text; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the officer or director’s conduct was lawful. In the case of a derivative claim on behalf of and in favor of Open Text, the director or officer must not have been finally adjudged to be liable to Open Text in connection with such claim.

Open Text has also entered into indemnification agreements with its officers and directors containing provisions that may require Open Text, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index, which is incorporated by reference in this item.

(b)	Financial Statement Schedule

No financial statement schedules are required to be filed herewith.

(c)	Reports, Opinions or Appraisals.

The opinion of JP Morgan Inc. is attached as Appendix C to the proxy statement included as part of this registration statement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterloo, Ontario, Canada, on June 17, 2009.

OPEN TEXT CORPORATION

By:	/s/ John Shackleton
John Shackleton
President and Chief Executive Officer

/s/ Paul McFeeters
Paul McFeeters
Chief Financial Officer

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 17, 2009 by the undersigned as the duly authorized representative of Open Text Corporation in the United States.

OPEN TEXT, INC. Authorized U.S. Representative

By:	/s/ Paul McFeeters
Paul McFeeters Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ John Shackleton John Shackleton	Director, President and Chief Executive Officer (Principal Executive Officer)	June 17, 2009

/s/ Paul McFeeters Paul McFeeters	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 17, 2009

* P. Thomas Jenkins	Director, Executive Chairman and Chief Strategy Officer	June 17, 2009

* H. Garfield Emerson	Director	June 17, 2009

* Randy Fowlie	Director	June 17, 2009

* Gail Hamilton	Director	June 17, 2009

* Brian Jackman	Director	June 17, 2009

Signature	Capacity	Date

* Stephen J. Sadler	Director	June 17, 2009

* Michael Slaunwhite	Director	June 17, 2009

* Katharine B. Stevenson	Director	June 17, 2009

*By:	/s/ John Shackleton
John Shackleton Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 5, 2009, by and among Open Text Corporation, a Canadian corporation, Scenic Merger Corp., a Delaware corporation and wholly-owned subsidiary of Open Text, and Vignette Corporation, a Delaware corporation (included as Appendix A to the joint proxy statement/prospectus).

3.1	Articles of Incorporation of Open Text. (1)

3.2	Articles of Amalgamation of Open Text. (1)

3.3	Articles of Amendment of Open Text. (1)

3.4	By-law No. 1 of Open Text. (1)

3.5	Articles of Amendment of Open Text. (1)

3.6	By-law No. 2 of Open Text. (1)

3.7	By-law No. 3 of Open Text. (1)

3.8	Articles of Amalgamation of Open Text. (1)

3.9	Articles of Amalgamation of Open Text, dated July 1, 2001. (2)

3.10	Articles of Amalgamation of Open Text, dated July 1, 2002. (3)

3.11	Articles of Amalgamation of Open Text, dated July 1, 2003. (4)

3.12	Articles of Amalgamation of Open Text, dated July 1, 2004. (5)

3.13	Articles of Amalgamation of Open Text, dated July 1, 2005. (6)

3.14	Open Text Corporation By-law, dated December 15, 2005. (7)

3.15	Articles of Continuance of Open Text, dated December 29, 2005. (7)

4.1	Form of Common Share Certificate of Open Text. (1)

4.2	Amended and Restated Shareholder Rights Plan Agreement between Open Text Corporation and Computershare Investor Services, Inc. dated December 6, 2007 (amending and restating the Shareholder Rights Plan Agreement dated as of November 1, 2004 filed as an exhibit to Open Text’s Current Report on Form 8-K, as filed with the SEC on November 12, 2004) (8)

5.1	Opinion of Gardiner Roberts LLP.

10.1	Form of Voting Agreement (included as Appendix B to the joint proxy statement/prospectus).

21.1	Subsidiaries of Open Text.

23.1	Consent of KPMG LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Gardiner Roberts LLP (included in Exhibit 5.1 hereof).

24.1	Powers of Attorney (included on signature page).

99.1	Form of Proxy for Special Meeting of Vignette Stockholders.

99.2	Opinion of J.P. Morgan Securities Inc. (included as Appendix C to the joint proxy statement/prospectus).

99.3	Consent of J.P. Morgan Securities Inc.

(1)	Filed as an Exhibit to Open Text’s Registration Statement on Form F-1 (Registration Number 33-98858) as filed with the Securities and Exchange Commission (the “SEC”) on November 1, 1995 or Amendments 1, 2 or 3 thereto (filed on December 28, 1995, January 22, 1996 and January 23, 1996 respectively), and incorporated herein by reference.
(2)	Filed as an Exhibit to Open Text’s Annual Report on Form 10-K, as filed with the SEC on September 28, 2001 and incorporated herein by reference.

(3)	Filed as an Exhibit to Open Text’s Annual Report on Form 10-K, as filed with the SEC on September 28, 2002 and incorporated herein by reference.
(4)	Filed as an Exhibit to Open Text’s Annual Report on Form 10-K, as filed with the SEC on September 29, 2003 and incorporated herein by reference.
(5)	Filed as an Exhibit to Open Text’s Annual Report on Form 10-K, as filed with the SEC on September 13, 2004 and incorporated herein by reference.
(6)	Filed as an Exhibit to Open Text’s Annual Report on Form 10-K, as filed with the SEC on September 27, 2005 and incorporated herein by reference.
(7)	Filed as an Exhibit to Open Text’s Quarterly Report on Form 10-Q, as filed with the SEC on February 3, 2006 and incorporated herein by reference.
(8)	Filed as an Exhibit to Open Text’s Registration Statement on Form S-4 (Registration Number 333-159514) as filed with the SEC on May 28, 2009 and incorporated herein by reference.